Exhibit 99.1

Information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the United States Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Preliminary and Subject to Completion, dated [●], 2024

SILVERSUN TECHNOLOGIES, INC.

[●], 2024

Dear SilverSun Technologies, Inc. Stockholder:

In December 2023, we announced that SilverSun Technologies, Inc. (“SilverSun”) intends to separate into two independent, publicly traded companies—one for its business application, technology and consulting businesses (including the business of providing business management applications and technologies and professional consulting services and cyber defense products and security services business) and one for its proposed building products distribution business.

On December 3, 2023, SilverSun entered into an Investment Agreement (as it may be amended or supplemented, the “Investment Agreement”), with Jacobs Private Equity II, LLC, a Delaware limited liability company (“JPE”), and the other investors party thereto (the “Other Investors,” and together with JPE, the “Investors”), providing for an aggregate investment by the Investors of $1,000,000,000 in cash in SilverSun, including $900,000,000 from JPE (the “Equity Investment”). The Investment Agreement has been unanimously approved by the SilverSun board of directors. Following the closing (the “Closing”) of the Equity Investment (together with all of the other transactions contemplated by the Investment Agreement), JPE will become the controlling stockholder of SilverSun, and Brad Jacobs, the Managing Member of JPE, will become Chairman of the SilverSun board of directors and Chief Executive Officer of SilverSun.

Following the Closing, under the leadership of Mr. Jacobs, SilverSun intends to pursue a business strategy of creating a tech-forward leader in the building products distribution industry. After spinning off the existing SilverSun business as described below, the remaining company, which will be renamed QXO, Inc., will be a standalone platform for acquisitions and operations in the building products distribution industry.

Prior to the Closing, SilverSun will amend and restate its certificate of incorporation (the “Charter Amendment”) to, among other things, effect an 8:1 reverse stock split (the “Reverse Stock Split”) with respect to SilverSun’s common stock, par value $0.00001 per share (“SilverSun common stock”). Upon the Closing and giving effect to the Reverse Stock Split, SilverSun will issue to the Investors, in the aggregate: (a) 1,000,000 shares of Convertible Perpetual Preferred Stock of SilverSun (the “Convertible Preferred Stock”) that, in the aggregate, will be convertible into approximately 219 million shares of SilverSun common stock at an initial conversion price of $4.566 per share (equivalent to $0.571 per share pre-Reverse Stock Split), subject to customary anti-dilution adjustments; and (b) warrants to purchase an additional approximately 219 million shares of SilverSun common stock (the “Warrants,” and together with the Convertible Preferred Stock, the “Securities”) at initial exercise prices of $4.566 per share (equivalent to $0.571 per share pre-Reverse Stock Split) with respect to 50% of the Warrants, $6.849 per share (equivalent to $0.856 per share pre-Reverse Stock Split) with respect to 25% of the Warrants, and $13.698 per share (equivalent to $1.712 per share pre-Reverse Stock Split) with respect to the remaining 25% of the Warrants, in each case subject to customary anti-dilution adjustments. Following the Closing, the Investors will own approximately 99.85% of SilverSun common stock on an as-converted, as-exercised basis.

Under the terms of the Investment Agreement, SilverSun will, six days after the Closing (the “Distribution Date”), separate the existing SilverSun business (the “Separation”) into SilverSun Technologies Holdings, Inc., a Nevada corporation and currently a wholly owned subsidiary of the Company (“SilverSun Holdings” or “SpinCo”), and distribute all of the shares of SilverSun Holdings (the “Distribution”) to the stockholders of SilverSun as of the close of business on [   ], 2024, the record date for the Distribution (the “Record Date”) (collectively, the “Spin-Off”) in accordance with a separation and distribution agreement to be executed between SilverSun and SilverSun Holdings on or prior to the Distribution Date (the “Separation Agreement”). Upon completion of the Distribution, each SilverSun stockholder as of the Record Date will receive eight shares of common stock, par value $0.00001 per share, of SilverSun Holdings (“SilverSun Holdings common stock” or “our common stock”), for every share of SilverSun common stock held as of the close of business on the Record Date. SilverSun Holdings common stock will be issued in book-entry form only, which means that no physical share certificates will be issued. No fractional shares of SilverSun Holdings common stock will be issued.

Also pursuant to the Investment Agreement and the Separation Agreement, SilverSun will declare a $2.5 million aggregate cash dividend to its stockholders of record as of the Record Date (the “Dividend”). The Dividend will be paid on the Distribution Date from proceeds received by SilverSun from the Equity Investment.

The Charter Amendment and the transactions contemplated by the Investment Agreement (including the issuance and sale to the Investors of the Securities), among other matters, will be submitted for approval at the Special Meeting of the stockholders of SilverSun to be held at [●] on [●], 2024 (the “Special Meeting”) as discussed in the definitive proxy statement of SilverSun dated [●], 2024. Following the approval of the proposals set forth in such definitive proxy statement, you do not need to take any action to receive your shares of SilverSun Holdings common stock in connection with the Distribution. It is expected that your shares of SilverSun Holdings common stock will trade on the OTCQX tier of OTC Markets under the ticker symbol “[●]” and that your shares of SilverSun common stock will continue to trade on The Nasdaq Capital Market. Shortly after the Closing, SilverSun is expected to change its name to QXO, Inc. Once renamed, SilverSun is expected to change the ticker symbol of its common stock to “QXO.” Until such time, SilverSun will continue to trade on The Nasdaq Capital Market under the symbol “SSNT.”

The SilverSun board of directors believes that creating two focused companies is the best way to drive value for all of SilverSun’s stockholders. The SilverSun board of directors also believes that the separation of SilverSun’s business application, technology and consulting businesses (including the business of providing business management applications and technologies and professional consulting services and cyber defense products and security services business) from its proposed building products distribution business will better position both companies to capitalize on significant growth opportunities and focus their resources on their respective businesses and strategic priorities.

Following the Distribution, SilverSun Holdings will operate through its direct subsidiaries SWK, SCS and CCDC and conduct the business conducted by SilverSun prior to the Distribution and the Closing under the Investment Agreement.

One day prior to the date of the Distribution, SilverSun and SilverSun Holdings will enter into an Employee Matters Agreement (the “Employee Matters Agreement”). The Employee Matters Agreement sets forth the terms and conditions of certain employment, compensation and benefit matters related to the Distribution beyond those covered by the Separation Agreement.

One day prior to the date of the Distribution, SilverSun and SilverSun Holdings will also enter into a Tax Matters Agreement (the “Tax Matters Agreement”). The Tax Matters Agreement will govern the respective rights, responsibilities and obligations of SilverSun and SilverSun Holdings after the Distribution with respect to tax liabilities and benefits, tax attributes, certain indemnification rights with respect to tax matters, the preparation and filing of tax returns, the control of audits and other tax proceedings, the intended federal income tax characterization of the Separation and the Distribution and the agreed-upon reporting thereof and certain other tax matters.

The Distribution will have tax consequences to SilverSun and the SilverSun stockholders that receive shares of SilverSun Holdings in the Distribution. You should consult your own tax advisor as to the tax consequences of the Distribution to your particular situation, including potential tax consequences under federal, state, local, and non-U.S. tax laws.

The enclosed information statement, which we are mailing to all SilverSun stockholders as of the Record Date, describes the Investment Agreement, the Separation Agreement, the Employee Matters Agreement, the Tax Matters Agreement and the transactions contemplated thereby in detail and contains important information about SilverSun Holdings, including its financial statements. We urge you to read this information statement carefully.

We want to thank you for your support of SilverSun, and we look forward to your continued support in the future.

Sincerely,

Mark Meller
Chief Executive Officer
SilverSun Technologies, Inc.

SILVERSUN TECHNOLOGIES HOLDINGS, INC.

[●], 2024

Dear Future SilverSun Technologies Holdings, Inc. Stockholder:

On behalf of SilverSun Technologies Holdings, Inc. (“SilverSun Holdings,” “our” or “we”), it is my great privilege to welcome you as a future stockholder of SilverSun Holdings. Following our planned spin-off from SilverSun Technologies, Inc. (“SilverSun”), we will operate as an independent, publicly traded company. We believe the planned spin-off will reduce complexity, increase business focus, and enable stockholders to more clearly evaluate the performance and future prospects of each business, unlocking meaningful value for stockholders. The planned spin-off will be effected by means of a pro rata distribution of SilverSun Holdings shares of common stock to existing holders of SilverSun common stock, as described in the attached information statement.

SilverSun Holdings will be a company in the business application, technology and consulting businesses (including the business of providing business management applications and technologies and professional consulting services and cyber defense products and security services business). SilverSun Holdings’ services and technologies will enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the “cloud.” As a value-added reseller of business application software, SilverSun Holdings will offer solutions for accounting and business management, financial reporting, enterprise resource planning, human capital management, warehouse management systems, customer relationship management, and business intelligence. Additionally, we will have our own development staff building software solutions for time and billing, and various ERP enhancements. SilverSun Holdings’ value-added services will focus on consulting and professional services, specialized programming, training, and technical support. We will have a dedicated network services practice that provides managed services, cybersecurity, application hosting, disaster recovery, business continuity, cloud and other services. SilverSun Holdings’ customers will be nationwide, with concentrations in the New York/New Jersey metropolitan area, Arizona, Southern California, North Carolina, Washington, Oregon and Illinois.

We invite you to learn more about our company by reading the enclosed information statement, which details our strategy and plans for near and long-term growth to generate value for our stockholders. We are excited about our future as an independent company, and we look forward to your support as a future SilverSun Holdings stockholder as we begin this new and exciting chapter.

Sincerely,

Mark Meller President and Chief Executive Officer
SilverSun Technologies Holdings, Inc.

Information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the United States Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Preliminary and Subject to Completion, dated [●], 2024

INFORMATION STATEMENT

SILVERSUN TECHNOLOGIES HOLDINGS, INC.

Common Stock, par value $0.00001 per share

This information statement is being furnished in connection with the distribution (the “Distribution”) by SilverSun Technologies, Inc. (“SilverSun”) to its stockholders of record as of the close of business on [●], 2024 (the “Record Date”) of all of the issued and outstanding common stock, par value $0.00001 per share, of SilverSun’s newly formed, wholly owned subsidiary, SilverSun Technologies Holdings, Inc., a Nevada corporation (“SilverSun Holdings,” “we,” “us” or “our”) (“SilverSun Holdings common stock”).

On December 3, 2023, SilverSun entered into an Investment Agreement (as it may be amended or supplemented, the “Investment Agreement”), with Jacobs Private Equity II, LLC, a Delaware limited liability company (“JPE”), and the other investors listed on Schedule I thereto (the “Other Investors,” and together with JPE, the “Investors”), providing for an aggregate investment by the Investors of $1,000,000,000 in cash in SilverSun, including $900,000,000 from JPE (the “Equity Investment”). The Investment Agreement has been unanimously approved by the SilverSun board of directors. Following the closing (the “Closing”) of the Equity Investment (together with all of the other transactions contemplated by the Investment Agreement, the “Transactions”), JPE will be the controlling stockholder of SilverSun, and Brad Jacobs, the Managing Member of JPE, will become Chairman of the SilverSun board of directors and Chief Executive Officer of SilverSun.

Following the Closing, under the leadership of Brad Jacobs, SilverSun intends to pursue a business strategy of creating a tech-forward leader in the building products distribution industry. After spinning off the existing SilverSun business as described below, the remaining company, which will be renamed QXO, Inc., will be a standalone platform for acquisitions and operations in the building products distribution industry.

Prior to the Closing, SilverSun will amend and restate its certificate of incorporation (the “Charter Amendment”) to, among other things, effect an 8:1 reverse stock split (the “Reverse Stock Split”) with respect to SilverSun’s common stock, par value $0.00001 per share (“SilverSun common stock”). Upon the Closing and giving effect to the Reverse Stock Split, SilverSun will issue to the Investors, in the aggregate: (a) 1,000,000 shares of Convertible Perpetual Preferred Stock of SilverSun (the “Convertible Preferred Stock”) that, in the aggregate, will be convertible into approximately 219 million shares of SilverSun common stock at an initial conversion price of $4.566 per share (equivalent to $0.571 per share pre-Reverse Stock Split), subject to customary anti-dilution adjustments; and (b) warrants to purchase an additional approximately 219 million shares of SilverSun common stock (the “Warrants,” and together with the Convertible Preferred Stock, the “Securities”) at initial exercise prices of $4.566 per share (equivalent to $0.571 per share pre-Reverse Stock Split) with respect to 50% of the Warrants, $6.849 per share (equivalent to $0.856 per share pre-Reverse Stock Split) with respect to 25% of the Warrants, and $13.698 per share (equivalent to $1.712 per share pre-Reverse Stock Split) with respect to the remaining 25% of the Warrants, in each case subject to customary anti-dilution adjustments. Following the Closing, the Investors will own approximately 99.85% of SilverSun common stock on an as-converted, as-exercised basis.

Under the terms of the Investment Agreement, SilverSun will, six days after the Closing (the “Distribution Date”), separate the existing SilverSun business as SilverSun Technologies Holdings, Inc., a Nevada corporation and currently a wholly owned subsidiary of the Company (“SilverSun Holdings”), and distribute all of the shares of SilverSun Holdings (the “Distribution”) to the stockholders of SilverSun as of the Record Date. Upon completion of the Distribution, each SilverSun stockholder as of the Record Date will receive eight shares of common stock, par value $0.00001 per share, of SilverSun Holdings (“SilverSun Holdings common stock”), for every share of SilverSun common stock held as of the close of business on the Record Date. SilverSun Holdings common stock will be issued in book-entry form only, which means that no physical share certificates will be issued. No fractional shares of SilverSun Holdings common stock will be issued.

Prior to closing the Equity Investment, SilverSun will contribute (the “Contribution”) to SilverSun Holdings all of the issued and outstanding stock of SWK Technologies, Inc., a Delaware corporation (“SWK”), Secure Cloud Services, Inc., a Nevada corporation (“SCS”), and Critical Cyber Defense Corporation, a Nevada corporation (“CCDC”) to SilverSun Holdings resulting in SWK, SCS and CCDC being direct wholly owned subsidiaries of SilverSun Holdings and SWK Technologies Canada, Inc. (“SWK Canada”), a corporation incorporated under the Canada Business Corporations Act, which is currently owned by SWK and at the time of such Contribution will continue being owned by SWK, being an indirect wholly owned subsidiary of SilverSun Holdings. In addition, at least one day prior to closing the Equity Investment, SilverSun will contribute all of its assets, liabilities and employees to SilverSun Holdings. Prior to the Distribution Date, SilverSun will declare the Dividend, and the Dividend will be paid to the SilverSun stockholders as of the Record Date on the Distribution Date from proceeds received by SilverSun from the Equity Investment. In addition, at the Effective Time on the Distribution Date, each holder of SilverSun common stock as of the Record Date will receive eight shares of SilverSun Holdings common stock for every share of SilverSun common stock held as of the close of business on the Record Date by such holder of SilverSun common stock as of the Record Date. No fractional shares of SilverSun Holdings common stock will be issued. As discussed under “The Separation and the Distribution—Trading Between the Record Date and the Distribution Date,” if you sell your shares of SilverSun common stock in the “regular-way” market after the Record Date up to the Distribution Date, you also will be selling your right to receive the Dividend and the shares of SilverSun Holdings common stock in connection with the Distribution. We expect the shares of SilverSun Holdings common stock to be distributed to you at the Effective Time.

Prior to the Distribution Date, SilverSun Holdings will apply to have SilverSun Holdings common stock eligible for trading on the OTCQX tier of OTC Markets on or prior to the Distribution Date.  There currently is no trading market for SilverSun Holdings’ common stock. Assuming that OTC Markets authorizes SilverSun Holdings’ common stock for trading, we anticipate that a limited market, commonly known as a “when-issued” trading market, for our common stock will commence on [   ], 2024 and will continue up to and including the Distribution Date. We expect the “regular-way” trading of our common stock will begin on the first trading day following the Distribution Date. Your shares of SilverSun common stock will continue to trade on The Nasdaq Capital Market. Shortly after the Closing, SilverSun is expected to change its name to QXO, Inc. Once renamed, SilverSun is expected to change the ticker symbol of its common stock to “QXO.” Until such time, SilverSun will continue to trade on The Nasdaq Capital Market under the symbol “SSNT.”

Immediately after SilverSun completes the Distribution, SilverSun Holdings will be an independent, publicly traded company. The Separation and the Distribution will have tax consequences for SilverSun and the recipients of shares of SilverSun Holdings in the Separation and the Distribution. You should consult your own tax advisor as to the tax consequences of the Separation and the Distribution to your particular situation, including potential tax consequences under federal, state, local, and non-U.S. tax laws.

Other than the approval of the Charter Amendment and the transactions contemplated by the Investment Agreement (including the issuance and sale to the Investors of the Securities) and related proposals at the Special Meeting of the SilverSun stockholders solicited in SilverSun’s definitive proxy statement for the Special Meeting, no vote or other action is required by you to receive shares of our common stock in connection with the Distribution. You will not be required to pay anything for such shares of SilverSun Holdings common stock.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 10.

Neither the United States Securities and Exchange Commission (“SEC”), nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is [●], 2024.

Prior to the Distribution Date, the Notice of Internet Availability of Information Statement or this Information Statement shall be mailed to the holders of SilverSun common stock as of the Record Date.

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About This Information Statement

This information statement forms part of a registration statement on Form 10 (File No. 001-[●]) filed with the SEC with respect to the shares of our common stock, par value $0.00001 per share, to be distributed to SilverSun stockholders as of the Record Date in connection with the Distribution.

We and SilverSun have supplied all information contained in this information statement relating to our respective companies. We and SilverSun have not authorized anyone to provide you with information other than the information that is contained in this information statement. We and SilverSun take no responsibility for and can provide no assurances as to the reliability of any other information that others may give you. This information statement is dated [●], 2024 and you should not assume that the information contained in this information statement is accurate as of any date other than such date.

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about SilverSun Holdings assumes the completion of all of the transactions referred to in this information statement in connection with the Closing, Contribution, the Separation and the Distribution and as if SilverSun Holdings held the business application, technology and consulting businesses of SilverSun (including the business of providing business management applications and technologies and professional consulting services and cyber defense products and security services business) during all periods described. As a result, references in this information statement to SilverSun Holdings’ historical assets, liabilities, products, business or activities are generally references to the applicable assets, liabilities, products, business or activities of SilverSun Holdings, on a pro forma basis, as if the Contribution, the Separation and the Distribution had already occurred and SilverSun Holdings was a stand-alone company holding SilverSun’s business application, technology and consulting businesses (including the business of providing business management applications and technologies and professional consulting services and cyber defense products and security services business). The unaudited pro forma statements of operations give effect to the Separation and the Distribution, described elsewhere in this information statement as if they occurred on January 1, 2022, the beginning of the most recently completed fiscal year for which financial statements are available. The unaudited pro forma condensed balance sheet gives effect to the Separation and the Distribution as if it occurred as of September 30, 2023, our latest balance sheet date. Please see the section of this information statement titled “The Separation and the Distribution.”

Unless otherwise indicated or as the context otherwise requires, all references in this information statement to the following terms will have the meanings set forth below:

●	“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of SilverSun Holdings, filed with the Secretary of State of the State of Nevada on January 16, 2024;

●	“Amended and Restated Certificate of Incorporation” means the Fifth Amended and Restated Certificate of Incorporation of SilverSun to be approved at the Special Meeting;

●	“Bylaws” means the Bylaws of SilverSun Holdings, dated as of January 12, 2024

●	“CCDC” means Critical Cyber Defense Corporation, a Nevada corporation which, before the Contribution, is a wholly owned subsidiary of SilverSun and, after the Contribution, will be a wholly owned subsidiary of SilverSun Holdings;

●	“Certificate of Designation” means the Certificate of Designation of Convertible Perpetual Preferred Stock of the Company, to be filed with the Secretary of State of the State of Delaware in connection with the Closing, the form of which is attached as Exhibit A to the Investment Agreement;

●	“Closing” means the closing of the Equity Investment;

●	“Closing Date” means the date on which the Closing occurs;

●	“Code” means the Internal Revenue Code of 1986, as amended;

●	“Company” means SilverSun Holdings;

●	“Contribution” means the contribution by SilverSun to us of all of the issued and outstanding common stock of SWK, SCS and CCDC;

●	“Convertible Preferred Stock” means the convertible perpetual preferred stock of SilverSun, par value $0.001 per share, having the terms set forth in the Certificate of Designation, shares of which are to be issued to the Investors in the Equity Investment;

●	“Distribution” means the distribution of SilverSun Holdings common stock on a pro rata basis to persons that were holders of record of Silver Sun common stock as of the Record Date pursuant to the Separation Agreement;

●	“Distribution Agent” means Pacific Stock Transfer, Inc.;

●	“Distribution Date” means [●], 2024, the date on which the Distribution is consummated and which is seven days after the Record Date;

●	“Dividend” means the cash dividend an amount per share of SilverSun common stock equal to $2,500,000 divided by the number of shares of SilverSun common stock issued and outstanding as of the Record Date, to the SilverSun stockholders of record as of the Record Date;

●	“Effective Time” means 12:01 a.m., New York City time, on the Distribution Date;

●	“Employee Matters Agreement” means the agreement between SilverSun and SilverSun Holdings to be executed prior to or on the Distribution Date;

●	“Equity Investment” means the issuance and sale by SilverSun to the Investors, and the purchase from the Company by the Investors, of the Securities in accordance with the Investment Agreement;

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

●	“GAAP” means U.S. generally accepted accounting principles;

●	“Investment Agreement” means the Investment Agreement, dated as of December 3, 2023, by and among SilverSun, JPE and the Other Investors, as the same may be amended, supplemented, or modified;

●	“Investors” means JPE and the Other Investors, collectively;

●	“IRS” means the U.S. Internal Revenue Service;

●	“JPE” means Jacobs Private Equity II, LLC, a Delaware limited liability company;

●	“Nasdaq” means The Nasdaq Capital Market LLC;

●	“NRS” means the Nevada Revised Statutes;

●	“OTCQX” means the OTCQX tier of OTC Markets;

●	“Other Investors” means the investors, other than JPE, that are party to the Investment Agreement, as set forth on Schedule I thereto;

●	“Post-Closing Spin-Off Period” means the seven-day period following the Dividend and Record Date;

●	“Record Date” means the close of business on [●], 2024, the date that is one day prior to the Closing Date;

●	“Reverse Stock Split” means the 8:1 reverse stock split of SilverSun common stock to be effected at 11:59 p.m. Eastern time two days prior to the Closing Date pursuant to the Amended and Restated Certificate of Incorporation;

●	“SCS” means Secure Cloud Services, Inc., a Nevada corporation which, before the Contribution, is a wholly owned subsidiary of SilverSun and, after the Contribution, will be a direct wholly owned subsidiary of SilverSun Holdings;

●	“SEC” means the U.S. Securities and Exchange Commission;

●	“Securities” means the Convertible Preferred Stock and the Warrants, collectively;

●	“Securities Act” means the Securities Act of 1933, as amended;

●	“Separation” means the separation of the SpinCo Business, pursuant to the Separation Agreement;

●	“Separation Agreement” means the separation and distribution agreement to be executed between SilverSun and SilverSun Holdings on or prior to the Distribution Date;

●	“SilverSun” means SilverSun Technologies, Inc., a Delaware corporation;

●	“SilverSun board of directors” means the board of directors of SilverSun;

●	“SilverSun Holdings,” “we,” “us,” “our,” and the “Company,” unless the context otherwise requires, means SilverSun Technologies Holdings, Inc., a Nevada corporation, that is, and at all times prior to the consummation of the Separation will be, a wholly owned subsidiary of SilverSun and will hold, following the Contribution, indirectly, through its ownership of SWK, SCS and CCDC, all of the assets and liabilities associated with the businesses of SilverSun, prior to the closing under the Investment Agreement. When appropriate in the context, the foregoing terms also include the subsidiaries of SilverSun Holdings;

●	“Special Meeting” means the special meeting of the stockholders of SilverSun to be held on [●], 2024, at [●] a.m. Eastern Time, at which time such stockholders will be asked to approve, among other things, the Equity Investment and the Amended and Restated Certificate of Incorporation;

●	“SpinCo Business” means (a) the business conducted by SilverSun or any of its subsidiaries prior to the Closing (which, for the avoidance of doubt, includes the business application, technology and consulting businesses (including the business of providing business management applications and technologies and professional consulting services and cyber defense products and security services business)) and (b) the business conducted by SilverSun or any of its subsidiaries following the Closing and prior to the effective time of the Distribution (other than, in the case of this clause (b), the business of SilverSun that SilverSun conducts at the direction of the SilverSun board of directors from and after the Closing (other than the business described in the foregoing clause (a)));

●	“SWK” means SWK Technologies, Inc., a Delaware corporation which, before the Contribution, is a wholly owned subsidiary of SilverSun and, after the Contribution, will be a wholly owned subsidiary of SilverSun Holdings;

●	“Tax Matters Agreement” means the Tax Matters Agreement between SilverSun and SilverSun Holdings to be executed prior to or on the Distribution Date; and

●	“Warrants” means the warrants to purchase an additional approximately 219 million shares of SilverSun common stock (giving effect to the Reverse Stock Split) to be issued to the Investors in the Equity Investment.

Market and Industry Data

This information statement includes market and industry data that we obtained from industry publications, third-party studies and surveys, government agency sources, filings of public companies in our industry, and internal company surveys. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe such industry and market data to be reliable at the date of this information statement, this information could prove to be inaccurate as a result of a variety of matters.

Cautionary Note Regarding Forward-Looking Statements

This information statement contains forward-looking statements. within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on plans, estimates, expectations and projections at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “could,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described in this information statement include, among others: uncertainties as to the completion of the Equity Investment, the Dividend, the Contribution, the Separation, the Distribution and the other transactions contemplated by the Investment Agreement, including the risk that one or more of the transactions may involve unexpected costs, liabilities or delays; and uncertainties respecting the operation of the Company following the Separation,

●	the risks associated with the Company’s relatively low public float, which may result in its common stock experiencing significant price volatility;

●	the possibility that competing transaction proposals may be made;

●	the effects that the announcement, pendency or consummation of the Equity Investment, the Separation and the other transactions contemplated by the Investment Agreement may have on the Company and its current or future businesses and on the price of the Company’s common stock;

●	the possibility that an active, liquid trading market for the Company’s common stock may not develop or, if developed, may not be sustained;

●	the possibility that various closing conditions for the Equity Investment, the Separation and the other transactions contemplated by the Investment Agreement may not be satisfied or waived, or any other required consents or approvals may not be obtained within the expected timeframe, on the expected terms, or at all, including the possibility that the Company may fail to obtain stockholder approval for the transactions contemplated by the Investment Agreement;

●	the effects that a termination of the Investment Agreement may have on SilverSun, including the risk that the price of SilverSun’s common stock may decline significantly if the Equity Investment is not completed;

●	the risk that the Separation may be more difficult, time-consuming or costly than expected or the possibility that the anticipated benefits of the spin-off may not be realized;

●	uncertainties regarding the Company’s focus, strategic plans and other management actions;

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●	the risks associated with cybersecurity and technology, including attempts by third parties to defeat the security measures of the Company and its business partners, and the loss of confidential information and other business disruptions;

●	the risks associated with potential litigation related to the transactions contemplated by the Investment Agreement or related to any possible subsequent financing transactions or acquisitions or investments;

●	uncertainties regarding general economic, business, competitive, legal, regulatory, tax and geopolitical conditions;

●	uncertainties regarding our ability to meet future cash requirements through the combination of cash flows from operating activities, available cash balances, and available borrowings through the issuance of our debt and equity securities;

●	uncertainties regarding our ability to enter into new strategic alliances;

●	the risk that claims and lawsuits, which arise in the ordinary course of our business, will have a material adverse effect on our results of operations or financial condition;

●	uncertainties regarding our ability to enter into acquisitions that financially and strategically complement our business;

●	uncertainties regarding our ability to compete effectively within the industry in which we operate, especially when taking into account the trend towards consolidation;

●	the risks associated with our ability to successfully market our product candidates and our business; and

●	other factors, including those set forth in SilverSun’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and its subsequent Quarterly Reports on Form 10-Q.

The forward-looking statements contained in or incorporated by reference into this information statement reflect our views as of the date of this information statement about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause our actual results, performance, or achievements to differ significantly from those expressed or implied in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, performance, or achievements. A number of factors could cause actual results to differ materially from those indicated by forward-looking statements. Such factors include, among others: levels of consumer spending; our ability to introduce new products that are successful in the marketplace; our failure to maintain or strengthen our brand recognition and reputation; our ability to forecast demand for our products or services accurately; our ability to compete in a highly competitive market; our dependence on large customers; pricing pressures by our customers; our ability to collect our accounts receivable; the risk of earthquakes, fire, power outages, power losses, and telecommunication failures; our ability to identify acquisition candidates, to complete acquisitions of potential acquisition candidates, our ability to integrate their businesses with our business, and the success of acquired companies; our ability to protect our intellectual property; the performance and security of our information systems; the potential for claims against us; our dependence on key personnel; economic, social, political, legislative, and regulatory factors; the state of the U.S. economy; risks associated with our facilities, including the expected benefits; and other factors detailed from time to time in our reports that will be filed with the SEC.

Forward-looking statements included in this information statement speak only as of the date each statement is made. Neither SilverSun nor SilverSun Holdings nor any person undertakes any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Information Statement Summary

This summary highlights information contained in this information statement. This summary may not contain all details concerning the Separation, the Distribution or other information that may be important to you. To better understand the Separation, the Distribution and our business and financial position, you should carefully review this entire information statement, including the risk factors, our historical financial statements, our unaudited pro forma financial statements, and the respective notes to those historical and pro forma financial statements.

Our historical financial statements have been prepared on a “spin-out” basis to reflect the operations, financial condition, and cash flows of the businesses of SilverSun, during all periods shown. Our unaudited pro forma financial statements adjust our historical financial statements to give effect to our separation from SilverSun and our anticipated post-separation capital structure.

Our Company

SilverSun Holdings, along with SWK, SCS and CCDC are each wholly owned subsidiaries of SilverSun. We are a business application, technology and consulting, and cybersecurity defense company providing strategies and solutions to meet our clients’ information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the “cloud.” As a value-added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning (“ERP”), Human Capital Management (“HCM”), Warehouse Management Systems (“WMS”), Customer Relationship Management (“CRM”), and Business Intelligence (“BI”). Additionally, we have our own development staff building software solutions for time and billing, and various ERP enhancements. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network services practice that provides managed services, cybersecurity, application hosting, disaster recovery, business continuity, cloud and other services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Arizona, Southern California, North Carolina, Washington, Oregon and Illinois.

Our Strategy

Our strategies to grow the Company include organic expansion of our robust offerings of software applications, proprietary technology solutions and consulting services, and growth through acquisitions, both within our existing service regions and through strategic geographic expansion.

Underpinning SilverSun Holdings’ future growth is our commitment to superior customer service. We will invest valuable time and resources to fully understand how technology is transforming the business management landscape and what current or emerging innovations are deserving of a clients’ attention. By leveraging this knowledge and foresight, our growing list of clients are empowered with the means to more effectively manage their businesses; to capitalize on real-time insight drawn from their data resources; and to materially profit from enhanced operational functionality, process flexibility and expedited process execution.

In the event we are unable to identify an existing third-party solution or combined package of solutions that meets specific business management demands of clients in particular niche markets, we task our development team to create a solution.

Central to our growth strategy is our acquisition of application resellers and software publishers of unique and proprietary solutions in the extensive and expanding, but highly fragmented, business solutions marketplace. Investing in the acquisition of other companies and proprietary business management solutions will be an important growth strategy for SilverSun Holdings, allowing us to rapidly offer new products and services, expand into new geographic markets and create new and exciting profit centers.

We understand that the key to enduring success lies in remaining focused on serving the best interests of our clients and their businesses and finding ways for them to accelerate their growth. All too often, industry change comes from the outside in, forcing business owners and managers to react by slipping into crisis management mode and adopting costly business management solutions that simply put out fires. SilverSun Holdings’ commitment to achieving market leadership is deeply rooted in our unique value proposition: we will bring together what is arguably the best talent and industry expertise in the most advanced business management tools and processes; we will be counted on for what we believe are unparalleled reliability, innovation and accountability in our product and service offerings and implementations; and we believe we provide practical and cost-effective IT solutions that address both the current and anticipated business management needs and challenges inherent in varied business environments, from unique to commonplace.

Summary of Risk Factors

An investment in our company is subject to a number of risks, including risks related to our business, risks related to our securities and risks related to the separation and the distribution. Set forth is a high-level summary of some, but not all, of these risks. Please read the information in the section titled “Risk Factors” of this information statement for a more thorough description of these and other risks.

Risks Related to Our Business

●	We have a large accumulated deficit, may incur future losses and may be unable to maintain profitability.

●	We cannot accurately forecast our future revenues and operating results, which may fluctuate.

●	We may fail to develop new products or may incur unexpected expenses or delays.

●	We may need future financing which we may not be able to obtain on acceptable terms.

●	If our technologies and products contain defects or otherwise do not work as expected, we may incur significant expenses in attempting to correct these defects or in defending lawsuits over any such defects.

●	If we are not able to protect our trade secrets through enforcement of our confidentiality and non-competition agreements, then we may not be able to compete effectively, and we may not be profitable. Our failure to secure trademark registrations could adversely affect our ability to market our product candidates and our business.

●	We may unintentionally infringe on the proprietary rights of others.

●	Our industry is characterized by rapid technological change.

●	The trend toward consolidation in our industry may impede our ability to compete effectively.

●	We face intense price-based competition for licensing of our products which could reduce profit margins.

●	The software and technology industry is highly competitive.

●	To service our debt obligations, we will require a significant amount of cash.

●	We need to manage growth in operations to realize our growth potential and achieve our expected revenues.

●	We face risks arising from acquisitions.

Risks Related to Our Common Stock

●	There can be no assurance that an active trading market for our common stock will develop or be sustained after the Distribution.

●	The combined post-separation value of one share of SilverSun common stock and one share of SilverSun Holdings common stock may not equal or exceed the pre-Distribution value of one share of SilverSun Holdings common stock.

●	There may be substantial and rapid changes in our stockholder base.

●	We currently do not intend to pay dividends on our common stock.

●	The trading price of our securities will likely be, and continue to be, volatile.

●	In order to raise sufficient funds to expand our operations, we may have to issue additional securities at prices which may result in substantial dilution to our stockholders.

●	Our common stock may be considered a penny stock and thus be subject to the penny stock rules.

●	There are possible adverse effects from the issuance of preferred stock.

●	We are a smaller reporting company within the meaning of the Securities Act.

●	We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us.

●	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

●	Our common stock is and will be subordinate to all of our future indebtedness and any series of preferred stock, and effectively subordinated to all indebtedness and preferred equity claims against our subsidiaries.

Risks Related to the Separation and the Distribution

●	SilverSun’s plan to separate into two independent, publicly traded companies is subject to various risks.

●	We may not realize the anticipated benefits from the Separation and the Distribution.

●	In connection with the Separation, we and SilverSun will indemnify each other for certain liabilities.

●	The one-time and ongoing costs of the Separation and the Distribution may be greater than we expect.

●	We will share responsibility for certain of our and SilverSun’s income tax liabilities.

●	We or SilverSun may fail to perform under various transaction agreements that will be executed as part of the Separation and the Distribution.

●	The Distribution will generally be taxable to SilverSun and U.S. Holders.

●	Following the Distribution, certain of our directors and employees may have actual or potential conflicts of interest because of their positions with or financial interests in SilverSun.

●	Certain provisions in SilverSun Holdings’ Articles of Incorporation and Bylaws, and of Nevada law, may prevent or delay an acquisition of SilverSun Holdings.

General Risks

●	If we fail to maintain an effective system of internal control, we may not be able to report our financial results accurately.

●	If there are events or circumstances affecting the reliability or security of the internet, access to our website and/or the ability to safeguard confidential information could be impaired.

●	If we lose the services of any of our key personnel our business may suffer.

●	We may fail to recruit and retain qualified personnel.

●	Computer malware, viruses, hacking, phishing attacks, and spamming could harm our business and results of operations.

●	Our success is highly dependent upon our ability to compete against competitors that have significantly greater resources than we have.

The Separation and the Distribution

In December 2023, we announced that SilverSun intends to separate into two independent, publicly traded companies—one for its business application, technology and consulting businesses (including the business of providing business management applications and technologies and professional consulting services and cyber defense products and security services business) and one for its proposed building products distribution business.

On December 3, 2023, SilverSun entered into the Investment Agreement, providing for the Equity Investment. The Investment Agreement has been unanimously approved by the SilverSun board of directors. Following the Closing (together with all of the other transactions contemplated by the Investment Agreement, the “Transactions”), JPE will be the controlling stockholder of SilverSun, and Brad Jacobs, the Managing Member of JPE, will become Chairman of the SilverSun board of directors and Chief Executive Officer of SilverSun.

Prior to the Closing, SilverSun will amend and restate its certificate of incorporation to, among other things, effect the Reverse Stock Split with respect to SilverSun. Following the Closing, the Investors will own approximately 99.85% of SilverSun common stock on an as-converted, as-exercised basis.

Under the terms of the Investment Agreement and the Separation Agreement, SilverSun will separate the SpinCo Business and contribute it to SilverSun Holdings on the Distribution Date, and distribute all of the shares of SilverSun Holdings to the stockholders of SilverSun as of the Record Date. Upon completion of the Distribution, each SilverSun stockholder as of the Record Date will receive eight shares of SilverSun Holdings common stock for every share of SilverSun common stock held on the Record Date by such holder of SilverSun common stock as of the Record Date. SilverSun Holdings common stock will be issued in book-entry form only, which means that no physical share certificates will be issued. No fractional shares of SilverSun Holdings common stock will be issued.

Also pursuant to the Investment Agreement and the Separation Agreement, SilverSun will declare the Dividend, which will be payable to its stockholders of record as of the Record Date. The Dividend will be paid on the Distribution Date from proceeds received by SilverSun from the Equity Investment.

The SilverSun board of directors believes that creating two focused companies is the best way to drive value for all of SilverSun’s stockholders. The SilverSun board of directors also believes that the separation of SilverSun’s business application, technology and consulting businesses (including the business of providing business management applications and technologies and professional consulting services and cyber defense products and security services business) from its proposed building products distribution business will better position both companies to capitalize on significant growth opportunities and focus their resources on their respective businesses and strategic priorities.

All of SilverSun’s employees, with the exception of SilverSun’s CEO, Mark Meller, and CFO, Joe Macaluso, are employed through SWK and will remain employees of SWK following the Separation. At the time of the Separation, Mr. Meller will enter into a new employment agreement with us which will be similar in most material respects to his agreement with SilverSun, and Mr. Macaluso will be engaged by us on the same basis as his present engagement with SilverSun.

The Distribution, as described in this information statement, is subject to the satisfaction or waiver of certain conditions. For more information, see the section of this information statement titled “The Separation and the Distribution—Conditions to the Distribution. We cannot provide any assurances as to whether or when SilverSun will complete the Distribution.

SilverSun Holdings’ Post-Separation Relationship with SilverSun

After the Distribution, SilverSun and SilverSun Holdings will each be separate companies with separate management teams and separate boards of directors. Prior to the Distribution, SilverSun Holdings and SilverSun (which will, shortly after the Closing, be renamed QXO, Inc.) will enter into certain agreements that will affect the separation of SilverSun’s legacy businesses and SilverSun’s building products distribution business, including by providing for the attribution between SilverSun Holdings and SilverSun of SilverSun’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities), and provide a framework for our relationship following the Distribution with SilverSun. These agreements are the Separation Agreement, the Tax Matters Agreement and the Employee Matters Agreement discussed elsewhere in this information statement. For more information, see “The Separation and the Distribution.”

Reasons for the Separation and the Distribution

Following a strategic review, it was determined that the Separation and the Distribution would position SilverSun and SilverSun Holdings for long-term success, including the following:

●	Distinct Focus. Each company will benefit from a distinct strategic and management focus on its specific operational and growth priorities.

●	Differentiated Investment Theses. Each company will offer differentiated and compelling investment opportunities based on its particular operating and financial model, allowing it to more closely align with its Optimized Balance Sheet and Capital Allocation Priorities. Each company will operate with a capital structure and capital deployment strategy tailored to its specific business model and growth strategies without having to compete with the other for investment capital natural investor type.

●	Direct Access to Capital Markets. Each company will have its own equity structure that will afford it direct access to the capital markets and allow it to capitalize on its unique growth opportunities appropriate to its business.

●	Incremental Stockholder Value. Each company will benefit from the investment community’s ability to value its businesses independently within the context of its particular industry with the anticipation that, over time, the aggregate market value of the companies will be higher, on a fully distributed basis and assuming the same market conditions, than if SilverSun Holdings were to remain under its current configuration.

The SilverSun board of directors also considered a number of primarily negative factors in evaluating the Separation, including that we may not achieve the anticipated benefits of the Separation, the potential disruptions and costs related to the Separation, and the uncertainty regarding the effect of the Separation on the trading prices of SilverSun Holdings common stock and SilverSun common stock.

In determining whether to pursue the Separation, the SilverSun board of directors concluded that the potential benefits of the Separation outweighed the potential negative factors. Neither we nor SilverSun can assure you that, following the Separation and the Distribution, any of the benefits described above or otherwise in this information statement will be realized to the extent anticipated or at all. For more information, see “Risk Factors.”

Capitalization Summary

For information regarding the post-Distribution capitalization of SilverSun Holdings, please see the section titled “Capitalization.”

Regulatory Approvals; Appraisal Rights

We must complete the necessary registration under the federal securities laws of our common stock to be issued in connection with the Distribution. We must also complete the requirements for such shares to be approved for quotation on OTCQX. Other than these requirements, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the Distribution.

In addition under the Investment Agreement, SilverSun and the Investors have agreed to use their reasonable best efforts to obtain all required governmental approvals in connection with the completion of the transactions contemplated by the Investment Agreement (including the Separation, the Distribution and the Dividend). SilverSun and JPE have determined that a filing under the HSR Act is required in connection with the Equity Investment. We are unaware of any other material federal, state or foreign regulatory requirements or approvals required for completion of the Equity Investment.

SilverSun stockholders will not have any appraisal rights in connection with the Separation or the Distribution.

Corporate Information

We were incorporated in Nevada on November 30, 2023. We maintain our principal executive offices at 120 Eagle Rock Avenue, Suite 320, East Hanover, New Jersey 07936. Our telephone number is (973) 396-1720. Following the Separation and the Distribution, our website address will be SilverSuntech.com. Our website and the information contained therein or connected thereto is not incorporated into this information statement or the registration statement of which it forms a part.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to SilverSun stockholders who are entitled to receive shares of our common stock in connection with the Distribution. The information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold, or sell any of our securities. We believe the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither SilverSun nor we undertake any obligation to update such information except in the normal course of our respective public disclosure obligations.

Summary of the Separation and the Distribution

The following is a summary of the material terms of the Separation and the Distribution and other related transactions.

Distributing Company	SilverSun Technologies, Inc., a Delaware corporation. Following the Distribution, SilverSun will not own any shares of our common stock.

Distributed Company	SilverSun Technologies Holdings, Inc., a Nevada corporation, which is currently a wholly owned subsidiary of SilverSun and will hold, directly or indirectly through its subsidiaries, all of the SpinCo Business. Following the consummation of the Separation and the Distribution, we will be an independent, publicly traded company.

Distribution Ratio	Each holder of SilverSun common stock will receive eight shares of our common stock for every one share of SilverSun common stock held as of the Record Date.

Distributed Securities	SilverSun will distribute 100% of the outstanding shares of our common stock in the Distribution. On the Distribution Date and effective as of the Effective Time, SilverSun will distribute all of the issued and outstanding shares of SilverSun Holdings common stock owned by it to the SilverSun stockholders as of the Record Date based on the distribution ratio of eight shares of SilverSun Holdings common stock for every one share of SilverSun common stock held by such holder of SilverSun common stock as of the Record Date.

Fractional Shares	No fractional shares will be issued in connection with the Distribution.

Record Date	The anticipated Record Date will be the close of business on [●], 2024, one day prior to the Closing Date.

Distribution Date	The Distribution Date will be [●], 2024, seven days after the Record Date.

Dividend

Pursuant to the Investment Agreement, SilverSun will declare the Dividend to SilverSun stockholders of record as of the Record Date. The Dividend will be paid on the Distribution Date from proceeds received by SilverSun from the Equity Investment.

Distribution

On the Distribution Date and effective as of the Effective Time, SilverSun will distribute all of the issued and outstanding shares of SilverSun Holdings common stock owned by it to the SilverSun stockholders as of the Record Date based on the distribution ratio of eight shares of SilverSun Holdings common stock for every one share of SilverSun common stock held by such holder of SilverSun common stock as of the Record Date. The shares of our common stock will be distributed electronically in direct registration or book-entry form, and no certificates will be distributed.

As soon as practicable following the Distribution Date, the Distribution Agent will mail to stockholders that hold their shares of SilverSun common stock directly with SilverSun, and are therefore registered holders, a direct registration account statement that reflects the number of shares of our common stock that have been registered in book-entry form in their name and credited to such holder’s account.

For shares of SilverSun common stock that are held through a bank or brokerage firm, the bank or brokerage firm will credit the stockholder’s account with the shares of our common stock that they are entitled to receive in connection with the Distribution.

SilverSun stockholders will not be required to make any payment, to surrender or exchange their shares of SilverSun common stock, or to take any other action to receive their shares of our common stock in connection with the Distribution.

If you are a SilverSun stockholder as of the Record Date and decide to sell your shares of SilverSun common stock on or before the Distribution Date, you may choose to sell your shares of SilverSun common stock with or without your entitlement to receive the Dividend and our common stock in connection with the Distribution. Beginning on the Record Date and continuing up to and including the Distribution Date, we expect that there will be two markets in SilverSun common stock: a “regular-way” market and an “ex-distribution” market. Shares of SilverSun common stock that trade on the “regular-way” market will trade with an entitlement to receive the Dividend and shares of our common stock in connection with the Distribution. Shares of SilverSun common stock that trade on the “ex-distribution” market will trade without an entitlement to receive the Dividend and shares of our common stock in connection with the Distribution. Therefore, if you sell shares of SilverSun common stock on the “regular-way” market after the Record Date and up to and including through the Distribution Date, you will be selling your right to receive the Dividend and shares of our common stock in connection with the Distribution. If you own shares of SilverSun common stock as of the Record Date and sell those shares on the “ex-distribution” market, up to and including through the Distribution Date, you will still receive the Dividend and the shares of our common stock that you would be entitled to receive in respect of your ownership, as of the Record Date, of the shares of SilverSun common stock that you sold.

Conditions to the Distribution

The Contribution, the Separation, the Distribution, the Dividend and the other transactions described in this information statement will not occur if the Equity Investment is not consummated.

If the Equity Investment is consummated, the consummation of the Distribution is subject to the satisfaction or waiver by SilverSun in its sole and absolute discretion of the following conditions, among other conditions described in this information statement:

●	the SEC will have declared effective our registration statement on Form 10, of which this information statement is a part, under the Exchange Act; no stop order suspending the effectiveness of our registration statement on Form 10 will be in effect; no proceedings for such purpose will be pending or threatened by the SEC;

●	this information statement will have been mailed or otherwise made available to the holders of SilverSun common stock as of the Record Date;

●	the transfer of the SilverSun assets and the assumption of the SilverSun liabilities contemplated to be transferred from SilverSun (or the applicable subsidiary of SilverSun) to SilverSun Holdings (or the applicable subsidiary of SilverSun Holdings) on or prior to the Distribution will have occurred, and the transfer of SilverSun retained assets and assumption of the SilverSun retained liabilities contemplated to be transferred from SilverSun Holdings (or the applicable subsidiary of SilverSun Holdings) to SilverSun (or the applicable subsidiary of SilverSun) on or prior to the Distribution Date will have occurred, in each pursuant to the plan of reorganization included in the Separation Agreement and in accordance with and subject to the terms of the Separation Agreement;

●	each of the other ancillary agreements contemplated by the Separation Agreement will have been duly executed and delivered by the applicable parties thereto;

●	no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be pending or in effect; and

●	our common stock will have been approved for quotation on the OTCQX, subject to official notice of distribution.

Stock Quotation	We will apply to have our common stock quoted on the OTCQX under the ticker symbol “[●].”

Dividend Policy	We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. See the section entitled “Dividend Policy.”

Transfer Agent	Pacific Stock Transfer, Inc.

U.S. Federal Income Tax Consequences	You should review the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution” for a discussion of the material U.S. federal income tax consequences of the Distribution. You should consult your own tax advisor as to the particular tax consequences to you of the Distribution, including potential tax consequences under federal, state, local and non-U.S. tax laws.

Risk Factors

Certain factors may have a material adverse effect on our business, financial condition and results of operations. You should carefully consider the risks described below, in addition to other information contained in this information statement, including our financial statements and related notes. If any of these risks and uncertainties actually occur, our business, financial condition and results of operations may be materially adversely affected. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this information statement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business, financial condition and results of operations.

Risks Related to Our Business

We have a large accumulated deficit, may incur future losses and may be unable to maintain profitability.

As of September 30, 2023 and December 31, 2022, we had an accumulated deficit of $2,365,916 and $876,590, respectively. As of September 30, 2023 and December 31, 2022, we had stockholders’ equity of $7,053,379 and $9,552,464, respectively. We may incur net losses in the future. Our ability to achieve and sustain long-term profitability is largely dependent on our ability to successfully market and sell our products and services, control our costs, and effectively manage our growth. We cannot assure you that we will be able to maintain profitability. In the event we fail to maintain profitability, our stock price could decline.

We cannot accurately forecast our future revenues and operating results, which may fluctuate.

Our operating history and the rapidly changing nature of the markets in which we compete make it difficult to accurately forecast our revenues and operating results. Furthermore, we expect our revenues and operating results to fluctuate in the future due to a number of factors, including the following:

●	The timing of sales of our products and services;

●	The timing of product implementation, particularly large design projects;

●	Unexpected delays in introducing new products and services;

●	Increased expenses, whether related to sales and marketing, product development, or administration;

●	The mix of product license and services revenue; and

●	Costs related to possible acquisitions of technology or businesses.

We may fail to develop new products or may incur unexpected expenses or delays.

Although we currently have fully developed products available for sale, we may need to develop various new technologies, products, and product features to remain competitive. Due to the risks inherent in developing new products and technologies—limited financing, loss of key personnel, and other factors—we may fail to develop these technologies and products or may experience lengthy and costly delays in doing so. Although we license some of our technologies in their current stage of development, we cannot assure that we will be able to develop new products or enhancements to our existing products in order to remain competitive.

We may need future financing which we may not be able to obtain on acceptable terms or may only be able to obtain on terms that result in substantial dilution to our stockholders. Further, if we are unable to raise additional capital, as needed, the future growth of our business and operations could be severely limited.

A limiting factor on our growth is our limited capitalization, which could impact our ability to execute on our business plan. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of the Company held by existing stockholders will be reduced and our stockholders may experience significant dilution. In addition, new securities may contain rights, preferences or privileges that are senior to those of our common stock. If additional funds are raised by the issuance of debt or other equity instruments, we may become subject to certain operational limitations (for example, negative operating covenants). There can be no assurance that acceptable financing necessary to further implement our business plan can be obtained on suitable terms, if at all. Our ability to develop our business, fund expansion, develop or enhance products or respond to competitive pressures could suffer if we are unable to raise the additional funds on acceptable terms, which would have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

If our technologies and products contain defects or otherwise do not work as expected, we may incur significant expenses in attempting to correct these defects or in defending lawsuits over any such defects.

Software products are not currently accurate in every instance and may never be. Furthermore, we could inadvertently release products and technologies that contain defects. In addition, third-party technology that we include in our products could contain defects. We may incur significant expenses to correct such defects. Clients who are not satisfied with our products or services could bring claims against us for substantial damages. Such claims could cause us to incur significant legal expenses and, if successful, could result in the plaintiffs being awarded significant damages. Our payment of any such expenses or damages could prevent us from becoming profitable.

If we are not able to protect our trade secrets through enforcement of our confidentiality and non-competition agreements, then we may not be able to compete effectively, and we may not be profitable.

We attempt to protect our trade secrets, including the processes, concepts, ideas and documentation associated with our technologies, through the use of confidentiality agreements and non-competition agreements with our current employees and with other parties to whom we have divulged such trade secrets. If the employees or other parties breach our confidentiality agreements and non-competition agreements or if these agreements are not sufficient to protect our technology or are found to be unenforceable, our competitors could acquire and use information that we consider to be our trade secrets and we may not be able to compete effectively. Some of our competitors have substantially greater financial, marketing, technical and manufacturing resources than we have, and we may not be profitable if our competitors are also able to take advantage of our trade secrets.

Our failure to secure trademark registrations could adversely affect our ability to market our product candidates and our business.

Our trademark applications in the United States and any other jurisdictions where we may file may be denied, and we may not be able to maintain or enforce our registered trademarks. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, with respect to the United States Patent and Trademark Office and any corresponding foreign agencies, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our applications and/or registrations, and our applications and/or registrations may not survive such proceedings. Failure to secure such trademark registrations in the United States and in foreign jurisdictions could adversely affect our ability to market our product candidates and our business.

We may unintentionally infringe on the proprietary rights of others.

Many lawsuits currently are being brought in the software industry alleging violation of intellectual property rights. Although we do not believe that we are infringing on any patent rights, patent holders may claim that we are doing so. Any such claim would likely be time-consuming and expensive to defend, particularly if we are unsuccessful, and could prevent us from selling our products or services. In addition, we may also be forced to enter into costly and burdensome royalty and licensing agreements.

Our industry is characterized by rapid technological change and failure to adapt our product development to these changes may cause our products to become obsolete.

We participate in a highly dynamic industry characterized by rapid change and uncertainty relating to new and emerging technologies and markets. Future technology or market changes may cause some of our products to become obsolete more quickly than expected.

The trend toward consolidation in our industry may impede our ability to compete effectively.

As consolidation in the software industry continues, fewer companies dominate particular markets, changing the nature of the market and potentially providing consumers with fewer choices. Also, many of these companies offer a broader range of products than us, ranging from desktop to enterprise solutions. We may not be able to compete effectively against these competitors. Furthermore, we may use strategic acquisitions, as necessary, to acquire technology, people and products for our overall product strategy. The trend toward consolidation in our industry may result in increased competition in acquiring these technologies, people or products, resulting in increased acquisition costs or the inability to acquire the desired technologies, people or products. Any of these changes may have a significant adverse effect on our future revenues and operating results.

We face intense price-based competition for licensing of our products which could reduce profit margins.

Price competition is often intense in the software market. Price competition may continue to increase and become even more significant in the future, resulting in reduced profit margins.

The software and technology industry is highly competitive. If we cannot develop and market desirable products that the public is willing to purchase, we will not be able to compete successfully. Our business may be adversely effected and we may not be able to generate any revenues.

We have many potential competitors in the software industry. We consider the competition to be competent, experienced, and may have greater financial and marketing resources than we do. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the development, sales, and marketing of their products than are available to us. Some of the Company’s competitors, also, offer a wider range of software products, have greater name recognition and more extensive customer bases than the Company. These competitors may be able to respond more quickly to new or changing opportunities, customer desires, as well as undertake more extensive promotional activities, offer terms that are more attractive to customers and adopt more aggressive pricing policies than the Company. We cannot provide any assurances that we will be able to compete successfully against present or future competitors or that the competitive pressure we may encounter will not force us to cease operations.

To service our debt obligations, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. Any failure to repay our outstanding indebtedness as it matures could materially adversely impact our business, prospects, financial condition, liquidity, results of operations, and cash flows.

Our debt obligations principally consist of notes associated with acquisitions and leases on IT equipment. Our ability to satisfy our debt obligations and repay or refinance our maturing indebtedness will depend principally upon our future operating performance.

As a result, prevailing economic conditions and financial, business, legislative, regulatory and other factors, many of which are beyond our control, will affect our ability to make payments on our debt. If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, incurring additional debt, issuing equity or convertible securities, reducing discretionary expenditures and selling certain assets (or combinations thereof). Our ability to execute such alternative financing plans will depend on the capital markets and our financial condition at such time. In addition, our ability to execute such alternative financing plans may be subject to certain restrictions under our existing indebtedness. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants compared to those associated with any debt that is being refinanced, which could further restrict our business operations. Our inability to generate sufficient cash flow to satisfy our debt obligations, or our inability to refinance our debt obligations on commercially reasonable terms or at all, would have a material adverse effect on our business, prospects, financial condition, liquidity, results of operations and cash flows.

We need to manage growth in operations to realize our growth potential and achieve our expected revenues, and our failure to manage growth will cause a disruption of our operations resulting in the failure to generate revenue and an impairment of our long-lived assets.

In order to take advantage of the growth that we anticipate in our current and potential markets, we believe that we must expand our sales and marketing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures and management information systems. We will also need to effectively train, motivate and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

In order to achieve the above-mentioned targets, the general strategies of our Company are to maintain and search for hard-working employees who have innovative initiatives, as well as to keep a close eye on expansion opportunities through merger and/or acquisition.

We face risks arising from acquisitions.

We may pursue strategic acquisitions in the future. Risks in acquisition transactions include difficulties in the integration of acquired businesses into our operations and control environment, difficulties in assimilating and retaining employees and intermediaries, difficulties in retaining the existing clients of the acquired entities, assumed or unforeseen liabilities that arise in connection with the acquired businesses, the failure of counterparties to satisfy any obligations to indemnify us against liabilities arising from the acquired businesses, and unfavorable market conditions that could negatively impact our growth expectations for the acquired businesses. Fully integrating an acquired company or business into our operations may take a significant amount of time. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered with acquisitions and other strategic transactions. These risks may prevent us from realizing the expected benefits from acquisitions and could result in the failure to realize the full economic value of a strategic transaction or the impairment of goodwill and/or intangible assets recognized at the time of an acquisition. These risks could be heightened if we complete a large acquisition or multiple acquisitions within a short period of time.

Risks Related to Our Common Stock

There can be no assurance that an active trading market will develop for our common stock after the Separation and the Distribution.

Although we will apply to trade our common stock on the OTCQX under the trading symbol “[●],” an active trading market for our common stock may never develop or be sustained following the Separation and the Distribution. OTC Market stocks generally have less liquidity than their exchange-traded peers, low trading volume and larger spreads between the bid price and the ask price. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our common stock. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing additional shares of our common stock or other equity or equity-linked securities and may impair our ability to acquire other companies or technologies by using any such securities as consideration.

The combined post-Separation value of one share of SilverSun common stock and one share of SilverSun Holdings common stock may not equal or exceed the pre-Distribution value of one share of SilverSun Holdings common stock.

As a result of the Separation, we expect the trading price of shares of SilverSun common stock immediately following the Separation to be different from the “regular-way” trading price of SilverSun common shares immediately prior to the Separation because the trading price will no longer reflect the value of the SpinCo Business. There can be no assurance that the aggregate market value of one share of SilverSun common stock and one share of SilverSun Holdings common stock following the Separation will be higher than, lower than or the same as the market value of a share of SilverSun common stock if the Separation did not occur.

There may be substantial and rapid changes in our stockholder base, which may cause our stock price to fluctuate significantly.

Many investors holding shares of SilverSun common stock may hold that stock because of a decision to invest in a company entering the building products distribution industry or a decision to invest in a company managed by Brad Jacobs. Following the Distribution, the shares of SilverSun Holdings common stock held by those investors will represent an investment in a company with a different profile. This may not be aligned with a holder’s investment strategy and may cause the holder to sell the shares rapidly. As a result, the price of SilverSun Holdings common stock may decline or experience volatility as SilverSun Holdings’ stockholder base changes.

We currently do not intend to pay dividends on our common stock. Consequently, our stockholders’ ability to achieve a return on their investment will depend on appreciation in the price of our common stock.

We do not expect to pay dividends on our common stock. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our Articles of Incorporation authorize us to issue one or more series of preferred stock. Our board of directors will have the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium to the market price, and materially adversely affect the market price and the voting and other rights of the holders of our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If only a limited number of securities or industry analysts commence coverage of us, the trading price for our common stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our common stock or publishes unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price and trading volume to decline.

We are a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250 million as of the prior June 30, 2023 or (2) our annual revenues do not equal or exceed $100 million during such completed fiscal year and the market value of the shares of our common stock held by non-affiliates did not equal or exceed $700 million as of the prior June 30, 2023.

Your percentage ownership in our company may be diluted in the future.

In the future, your percentage ownership in our company may be diluted because of equity issuances, acquisitions, strategic investments, capital market transactions, or otherwise, including equity compensation awards that we grant to our directors, officers and employees. Our Compensation Committee can be expected to grant additional equity compensation awards to our employees after the Separation. These awards would have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock. From time to time, we may issue additional equity compensation awards to our employees under our employee benefits plans.

In addition, our Articles of Incorporation authorizes our board of directors to create and issue, without the approval of our stockholders, one or more series of preferred stock having such powers, preferences, and rights, if any, and such qualifications, limitations, and restrictions, if any, as established by our board of directors. The terms of one or more series of preferred stock that is so created and issued by our board of directors may dilute the voting power or reduce the value of our common stock. For example, our board of directors could create and issue one or more series of preferred stock having the right to elect one or more of our directors (in all events or on the happening of specified events) and/or the right to veto specified transactions. Similarly, the repurchase or redemption rights or dividend, distribution, or liquidation rights of a series of preferred stock created and issued by our board of directors could affect the residual value of the common stock. See “Description of Capital Stock—Preferred Stock.”

Our common stock is and will be subordinate to all of our future indebtedness and any series of preferred stock, and effectively subordinated to all indebtedness and preferred equity claims against our subsidiaries.

Shares of our common stock are common equity interests in us and, as such, will rank junior to all of our future indebtedness and other liabilities. Additionally, holders of our common stock may become subject to the prior dividend and liquidation rights of holders of any series of preferred stock that our board of directors may designate and issue without any action on the part of the holders of our common stock. Furthermore, our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors.

The market price of our common stock is likely to be volatile and could subject us to litigation.

The market price of our common stock may be subject to wide fluctuations. Factors that will affect the market price of our common stock include:

●	Variations in our operating results, earnings per share, cash flows from operating activities, deferred revenue, and other financial metrics and non-financial metrics, and how those results compare to analyst expectations.

●	Issuances of new stock which dilutes earnings per share.

●	Forward-looking guidance to industry and financial analysts related to future revenue and earnings per share.

●	The net increases in the number of customers and paying subscriptions, either independently or as compared with published expectations of industry, financial or other analysts that cover our company.

●	Changes in the estimates of our operating results or changes in recommendations by securities analysts that elect to follow our common stock.

●	Announcements of technological innovations, new services or service enhancements, strategic alliances, or significant agreements by us or by our competitors.

●	Announcements by us or by our competitors of mergers or other strategic acquisitions, or rumors of such transactions involving us or our competitors.

●	Announcements of customer additions and customer cancellations or delays in customer purchases.

●	Recruitment or departure of key personnel.

●	Trading activity by a limited number of stockholders who together beneficially own a majority of our outstanding common stock.

In addition, if the stock market in general experiences uneven investor confidence, the market price of our common stock could decline for reasons unrelated to our business, operating results, or financial condition. The market price of our common stock might also decline in reaction to events that affect other companies within, or outside, our industries even if these events do not directly affect us. Some companies that have experienced volatility in the trading price of their stock have been the subject of securities class action litigation. If we are to become the subject of such litigation, it could result in substantial costs and a diversion of management’s attention and resources.

There are possible adverse effects from the issuance of preferred stock.

Our Articles of Incorporation authorize the issuance of 1,000,000 shares of preferred stock, of which all shares are available for issuance, with designations, rights and preferences as determined from time to time by our board of directors. As a result of the foregoing, our board of directors can issue, without further stockholder approval, preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock could, under certain circumstances, discourage, delay or prevent a change in control of the Company.

Our common stock may be considered a penny stock and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stocks” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our common stock may be considered a “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock,” a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks.”

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Risks Related to the Separation and the Distribution

SilverSun’s plan to separate into two independent, publicly traded companies is subject to various risks and uncertainties and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense, which could disrupt or adversely affect our business.

SilverSun’s separation into two independent, publicly traded companies is complex in nature, and unanticipated developments or changes, including changes in the law, the macroeconomic environment, competitive conditions of SilverSun’s markets, regulatory approvals or clearances, the uncertainty of the financial markets and challenges in executing the Separation, could delay or prevent the completion of the proposed separation, or cause the separation to occur on terms or conditions that are different or less favorable than expected. The process of completing the proposed separation has been and is expected to continue to be time-consuming and involves significant costs and expenses. The Separation costs may be significantly higher than what we currently anticipate and may not yield a discernible benefit if the Separation is not completed or is not well-executed, or the expected benefits of the Separation are not realized. Executing the proposed Separation will also require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business. Other challenges associated with effectively executing the separation include attracting, retaining and motivating employees during the pendency of the Separation and following its completion; addressing disruptions to our procurement, sales and distribution, and other operations resulting from separating SilverSun into two independent companies.

We may not realize the anticipated benefits from the Separation and the Distribution, and the Separation and the Distribution could harm our business.

We may not be able to achieve the full strategic and financial benefits expected to result from the Separation and the Distribution and our realization of such benefits may be delayed or not occur at all. The Separation and the Distribution are designed to enhance strategic and management focus, provide a distinct investment identity, and allow us to efficiently allocate resources and deploy capital. We may not achieve these and other anticipated benefits for a variety of reasons, including the following:

●	the Separation and the Distribution will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business; and

●	actions required to separate the respective businesses could disrupt our operations.

If we fail to achieve some or all of the benefits expected to result from the Separation and the Distribution, or if such benefits are delayed, our business could be harmed.

In connection with the Separation and the Distribution, we and SilverSun will indemnify each other for certain liabilities, we may need to divert cash to meet those obligations if we are required to act under these indemnities to SilverSun, and SilverSun may not be able to satisfy its indemnification obligations to us in the future.

Pursuant to the Separation Agreement and other agreements with SilverSun, SilverSun will agree to indemnify us for certain liabilities and we will agree to indemnify SilverSun for certain liabilities, as discussed further in “The Separation and the Distribution.” Payments that we may be required to provide under indemnities to SilverSun may be significant and could negatively affect our business. Third parties could also seek to hold us responsible for the liabilities that SilverSun has agreed to retain and, under certain circumstances, we may be subject to continuing contingent liabilities of SilverSun following the Separation and the Distribution that arise relating to the operations of the spun-out businesses during the time prior to the Separation and the Distribution.

SilverSun has agreed to indemnify us for such contingent liabilities. While we have no reason to expect that SilverSun will not be able to support its indemnification obligations to us, we can provide no assurance that SilverSun will be able to fully satisfy its indemnification obligations or that such indemnity obligations will be sufficient to cover our liabilities for matters which SilverSun has agreed to retain, including such contingent liabilities. Moreover, even if we ultimately succeed in recovering from SilverSun any amounts for which we are indemnified, we may be temporarily required to bear these losses ourselves. Each of these risks could have a material adverse effect on our business, operating results, and financial condition.

The one-time and ongoing costs of the Separation and the Distribution may be greater than we expect.

We and SilverSun will incur significant costs in connection with the Separation and the Distribution. These costs, whether incurred before or after the Separation and the Distribution, may be greater than anticipated and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We will share responsibility for certain of our and SilverSun’s income tax liabilities for tax periods ending prior to or including the Distribution Date.

In connection with the Distribution, we will enter into the Tax Matters Agreement with SilverSun which will govern our and SilverSun’s rights and obligations with respect to certain pre-Distribution tax liabilities. To the extent we are responsible for any liability under the Tax Matters Agreement, there could be a material adverse impact on our business, financial condition, results of operations and cash flows in future reporting periods.

We or SilverSun may fail to perform under various transaction agreements that will be executed as part of the Separation and the Distribution.

Prior to the Distribution, we and SilverSun will enter into various transaction agreements related to the Separation and the Distribution. All of these agreements will also govern our relationship with SilverSun following the Separation and the Distribution. We will rely on SilverSun to satisfy its performance obligations under these agreements. If we or SilverSun are unable to satisfy our respective obligations pursuant to the Separation Agreement, the Tax Matters Agreement and the Employee Matters Agreement, including indemnification obligations, our business, results of operations, cash flows, and financial condition could be adversely affected.

The Distribution will be taxable to SilverSun stockholders who receive our common stock in the Distribution for U.S. federal income tax purposes.

Each U.S. Holder (as defined in the section of this information statement titled “Material U.S. Federal Income Tax Consequences of the Distribution”) of SilverSun common stock that receives shares of SilverSun Holdings common stock in connection with the Distribution will be treated as receiving a taxable distribution in an amount equal to the fair market value of the shares of SilverSun Holdings common stock received. Such distribution generally will be taxed as a dividend to the extent of such holder’s rateable share of SilverSun’s current or accumulated earnings and profits (including the SilverSun’s taxable gain, if any, recognized in connection with the Distribution and the Dividend), with any excess treated as a non-taxable return of capital to the extent of such holder’s basis in its SilverSun common stock and any remaining excess treated as capital gain from the sale or exchange of SilverSun common stock.

Although SilverSun will be ascribing a value to the shares of SilverSun Holdings common stock in the Distribution for tax purposes, this valuation is not binding on the IRS or any other tax authority. These tax authorities could ascribe a higher valuation to those shares, particularly if shares of SilverSun Holdings common stock trade at prices significantly above the value ascribed to those shares by SilverSun in the period following the Distribution. Such higher valuation may cause a larger reduction in the tax basis of a U.S. Holder’s shares of SilverSun common stock or may cause a U.S. Holder to recognize additional dividend or capital gain income.

SilverSun will not be able to advise U.S. Holders of the amount of its earnings and profits until after the end of the calendar year in which the Distribution occurs. However, SilverSun anticipates that it will recognize capital gain for U.S. federal income tax purposes in connection with the Distribution that will have the effect of increasing its earnings and profits for the year in which the Distribution occurs.

The tax consequences to you related to the Distribution will depend on your particular facts and circumstances. You are urged to consult your tax advisors as to the specific tax consequences to you. Holders who are not U.S. Holders are urged to consult with their tax advisor regarding the U.S. federal income tax consequences of the Distribution and the Dividend. Please review the information in the section of this information statement entitled “Material U.S. Federal Income Tax Consequences of the Distribution” for a more complete description of the material U.S. federal income tax consequences of the Distribution to U.S. Holders.

Following the Distribution, certain of our directors and employees may have actual or potential conflicts of interest because of their positions with or financial interests in SilverSun.

After the Closing, the Investors will own approximately 99.85% of SilverSun’s common stock on an as-converted, as-exercised basis. Certain of our expected executive officers and directors may continue to own equity interests in SilverSun following the Distribution. These factors could create, or appear to create, potential conflicts of interest to the extent that we and SilverSun face decisions that could have different implications for the two companies. For example, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between SilverSun and our company regarding the terms of the agreements governing the Separation and the relationship thereafter between the companies.

Certain provisions in SilverSun Holdings’ Articles of Incorporation and Bylaws, and of Nevada law, may prevent or delay an acquisition of SilverSun Holdings, which could decrease the trading price of SilverSun Holdings common stock.

Our Articles of Incorporation and Bylaws contain, and Nevada law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. We believe that these provisions will protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make SilverSun Holdings immune from takeovers; however, these provisions will apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of SilverSun Holdings and our stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors. See “Description of Capital Stock.”

General Risks

If we fail to maintain an effective system of internal control, we may not be able to report our financial results accurately or to reduce probability of fraud occurrence. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. We may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.

Management has concluded that the Company did maintain effective internal control over financial reporting as of December 31, 2023, based on the criteria set forth in 2013 Internal Control—Integrated Framework issued by the COSO.

If there are events or circumstances affecting the reliability or security of the internet, access to our website and/or the ability to safeguard confidential information could be impaired causing a negative effect on the financial results of our business operations.

Despite the implementation of security measures, our website infrastructure may be vulnerable to computer viruses, hacking or similar disruptive problems caused by members, other internet users, other connected internet sites, and the interconnecting telecommunications networks. Such problems caused by third parties could lead to interruptions, delays or cessation of service to our customers. Inappropriate use of the internet by third parties could also potentially jeopardize the security of confidential information stored in our computer system, which may deter individuals from becoming customers. Such inappropriate use of the internet includes attempting to gain unauthorized access to information or systems, which is commonly known as “cracking” or “hacking.” Although we have implemented security measures, such measures have been circumvented in the past by hackers on other websites on the internet, although our networks have never been breached, and there can be no assurance that any measures we implement would not be circumvented in the future. Dealing with problems caused by computer viruses or other inappropriate uses or security breaches may require interruptions, delays or cessation of service to our customers, which could have a material adverse effect on our business, financial condition and results of operations.

If we lose the services of any of our key personnel, our business may suffer.

We are dependent on Mark Meller, our Chief Executive Officer, and other key employees in our Company. The loss of any of our key personnel could materially harm our business because of the cost and time necessary to retain and train a replacement. Such a loss would also divert management attention away from operational issues.

We may fail to recruit and retain qualified personnel.

We may, in the future, rapidly expand our operations and grow our sales, development, and administrative operations. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies for qualified personnel in the areas of our activities, particularly consulting, sales, marketing, and managed services. If we fail to identify, attract, retain and motivate these highly skilled personnel, this could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Computer malware, viruses, hacking, phishing attacks, and spamming could harm our business and results of operations.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in our services and operations and loss, misuse, or theft of data. Computer malware, viruses, computer hacking and phishing attacks against online networking platforms have become more prevalent and may occur on our systems in the future.

Any attempts by hackers to disrupt our website service or our internal systems, if successful, could harm our business, be expensive to remedy and damage our reputation or brand. Our network security business disruption insurance may not be sufficient to cover significant expenses and losses related to direct attacks on our website or internal systems. Efforts to prevent hackers from entering our computer systems are expensive to implement and may limit the functionality of our services. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of our products and services and technical infrastructure may harm our reputation, brand and our ability to attract customers. Any significant disruption to our website or internal computer systems could result in a loss of customers and could adversely affect our business and results of operations.

We have previously experienced, and may in the future experience, service disruptions, outages, and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. If our services are unavailable when customers attempt to access them or they do not load as quickly as they expect, customers may seek other services.

Some errors in our software code may only be discovered after the code has been deployed. Any errors, bugs, or vulnerabilities discovered in our code after deployment, inability to identify the cause or causes of performance problems within an acceptable period of time or difficultly maintaining and improving the performance of our platform, particularly during peak usage times, could result in damage to our reputation or brand, loss of revenues, or liability for damages, any of which could adversely affect our business and financial results.

We expect to continue to make significant investments to maintain and improve our software and to enable rapid releases of new features and products. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be harmed.

We have a disaster recovery program to transition our operating platform and data to a failover location in the event of a catastrophe and have tested this capability under controlled circumstances. However, there are several factors ranging from human error to data corruption that could materially lengthen the time our platform is partially or fully unavailable to our user base as a result of the transition. If our platform is unavailable for a significant period of time as a result of such a transition, especially during peak periods, we could suffer damage to our reputation or brand, or loss of revenues any of which could adversely affect our business and financial results.

Our success is highly dependent upon our ability to compete against competitors that have significantly greater resources than we have.

The ERP software, Managed Service Providers and business consulting industries are highly competitive, and we believe that this competition will intensify. Many of our competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger client bases than we do. Our competitors could use these resources to market or develop products or services that are more effective or less costly than any or all of our products or services, or that could render any or all of our products or services obsolete. Our competitors could also use their economic strength to influence the market to continue to buy their existing products.

Questions and Answers about the Separation and the Distribution

Please see “The Separation and the Distribution” for a more detailed description of the matters summarized below.

Why am I receiving this document?

You are receiving this document because you are a SilverSun stockholder and, if you continue to hold shares of SilverSun common stock as of the close of business on the Record Date, you will be entitled to receive shares of our common stock on the Distribution Date. We are sending you this document to inform you about the Separation and the Distribution and to provide you with information about our company and our business and operations upon completion of the Separation and the Distribution.

Why is SilverSun separating the SpinCo Business from its expected business operations in the building products distribution business?

SilverSun is separating the SpinCo Business from its expected business operations in the building products distribution business so that the current management of SpinCo Business can continue operating the SpinCo Business as a standalone business after the Closing. There are no synergies between the SpinCo Business and the proposed building products distribution business.

What is SilverSun Holdings?

We are a newly formed Nevada corporation that will hold, directly or indirectly through our subsidiaries, all of the assets and legal entities, subject to any related liabilities, of the business of SilverSun immediately prior to the Closing and will be publicly traded following the Separation and the Distribution.

How will SilverSun accomplish the Separation and the Distribution?

The Separation and the Distribution will be accomplished in accordance with the plan of reorganization set forth in the Separation Agreement.

Prior to closing the Equity Investment, SilverSun will contribute to SilverSun Holdings all of the issued and outstanding stock of SWK, SCS and CCDC to SilverSun Holdings resulting in SWK, SCS and CCDC being direct wholly owned subsidiaries of SilverSun Holdings and SWK Canada being an indirect wholly owned subsidiary of SilverSun Holdings. In addition, at least one day prior to closing the Equity Investment, SilverSun will contribute all of its assets, liabilities and employees to SilverSun Holdings. Prior to the Distribution Date, SilverSun will declare the Dividend, and the Dividend will be paid to the SilverSun stockholders as of the Record Date on the Distribution Date from proceeds received by SilverSun from the Equity Investment. In addition, at the Effective Time on the Distribution Date, each holder of SilverSun common stock as of the Record Date will receive eight shares of SilverSun Holdings common stock for every share of SilverSun common stock held as of the close of business on the Record Date by such holder of SilverSun common stock as of the Record Date.

Following the Separation and the Distribution, we will be a publicly-traded company independent from SilverSun, and SilverSun will not retain any ownership interest in the Company.

As a SilverSun stockholder as of the Record Date, what will I receive in the Distribution?

In connection with the Distribution, you will be entitled to receive eight shares of our common stock for every one share of SilverSun common stock held by you as of the Record Date. In addition to the Distribution, you will be entitled to receive the Dividend.

As a SilverSun stockholder as of the Record Date, how does my ownership in SilverSun change as a result of the Separation and the Reverse Stock Split?

Your ownership of SilverSun stock will not be affected by the Separation. Following the Reverse Stock Split, you will own fewer shares of SilverSun but the percentage of SilverSun common stock that you own prior to the Reverse Stock Split will remain the same after the Reverse Stock Split. However, as the result of the Securities being issued pursuant to the Investment Agreement, you will experience substantial dilution after the Closing.

What is the Record Date?

The Record Date for the Dividend and the Distribution will be the close of business on [●], 2024.

When will the Separation and the Distribution occur?

The completion and timing of the Separation and the Distribution are dependent upon a number of conditions. We expect that the shares of SilverSun Holdings common stock will be distributed by SilverSun at [●] New York City time, on [●], 2024, to the holders of record of shares of SilverSun common stock on the Record Date. However, no assurance can be provided as to the timing of the Separation or Distribution or that all conditions to the Distribution will be met.

What are the conditions to the Distribution?

The consummation of the Distribution is subject to the following conditions, among other conditions described in this information statement (including the consummation of the Equity Investment):

●	the SEC will have declared effective our registration statement on Form 10, of which this information statement is a part, under the Securities Exchange Act of 1934, as amended, or the Exchange Act; no stop order suspending the effectiveness of our registration statement on Form 10 will be in effect; no proceedings for such purpose will be pending or threatened by the SEC;

●	this information statement will have been mailed or otherwise made available to the holders of SilverSun common stock as of the Record Date;

●	the transfer of the SilverSun Holdings assets and the assumption of the SilverSun Holdings liabilities contemplated to be transferred from SilverSun (or the applicable subsidiary of SilverSun) to SilverSun Holdings (or the applicable subsidiary of SilverSun Holdings) on or prior to the Distribution will have occurred, and the transfer of SilverSun retained assets and assumption of the SilverSun retained liabilities contemplated to be transferred from SilverSun Holdings (or the applicable subsidiary of SilverSun Holdings) to SilverSun (or the applicable subsidiary of SilverSun) on or prior to the Distribution Date will have occurred, in each pursuant to the plan of reorganization included in the Separation Agreement and in accordance with and subject to the terms of the Separation Agreement;

●	each of the other ancillary agreements contemplated by the Separation Agreement will have been duly executed and delivered by the applicable parties thereto;

●	no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be pending or in effect; and

●	our common stock to be distributed to the SilverSun stockholders as of the Record Date in connection with the Distribution will have been approved for quotation on the OTCQX, subject to official notice of distribution.

What happens if the Equity Investment is not consummated?

None of the Contribution, the Separation, the Distribution, the Dividend or the other transactions described in this information statement will occur if the Equity Investment is not consummated.

Does SilverSun have any obligations under the Investment Agreement with respect to SilverSun Holdings during the Post-Closing Spin-Off Period?

Yes. During the Post-Closing Spin-Off Period:

●	neither SilverSun, the SilverSun board of directors, JPE, nor its controlled affiliates, will take any action by or on behalf of us (or any of JPE or its controlled affiliates) that would be likely to delay, compromise or otherwise jeopardize our consummation of the Separation and the Distribution;

●	each member of JPE or its controlled affiliates will act in good faith in connection with the continued operation of the SpinCo Business, consistent with past practice in all material respects, and will use his, her, or its reasonable best efforts to cooperate with SilverSun in effecting the Separation and the Distribution; and

●	no member of JPE or its controlled affiliates will make any material decisions relating to or impacting the SpinCo Business, including without limitation, modifying any of the organizational documents of SpinCo or any of its subsidiaries other than as contemplated by the Investment Agreement, or modifying any contracts to the extent relating to or impacting the legacy businesses, other than as contemplated by the Investment Agreement, without consulting with and obtaining the prior written consent of Mark Meller, the present CEO of SilverSun or in his absence, the then-current CEO of SilverSun Holdings (in each case which consent will not be unreasonably withheld, conditioned or delayed), or preventing or terminating the Separation and the Distribution.

In addition, SilverSun, JPE and the Other Investors agreed in the Investment Agreement that SilverSun, JPE, and the SilverSun board of directors will be permitted to operate SilverSun and its subsidiaries (other than SilverSun Holdings and SpinCo Business that has been contributed to SilverSun Holdings) during the Post-Closing Spin-Off Period in any manner SilverSun deems to be appropriate, including consummating an acquisition of one or more businesses or entities; purchasing any assets of one or more businesses or entities, entering into financing transactions, or engaging in any similar transactions and actions in connection with the foregoing. Without limiting the foregoing, during the Post-Closing Spin-Off Period, no member of JPE or its controlled affiliates will amend or modify (or agree to amend or modify) any terms of any of the agreements or other documents delivered pursuant to the Investment Agreement, in each case without the prior written consent of the CEO or in his absence the then-current CEO of SilverSun Holdings (which consent will not be unreasonably withheld, conditioned, or delayed).

Does SilverSun have any obligations under the Investment Agreement to assist JPE to consummate an acquisition selected by JPE?

Yes. Under the Investment Agreement, until the Closing of the Equity Investment, SilverSun will cooperate with JPE in JPE’s efforts for SilverSun to consummate an acquisition of one or more businesses selected by JPE, the consummation of which will not occur until the consummation of the Separation and the Distribution. Such cooperation by SilverSun will include signing any definitive agreements with respect to such acquisition so long as the closing thereunder does not occur until the Closing. JPE will pay for the expenses of this cooperation until the closing of the Separation and the Distribution, at which point SilverSun will reimburse JPE for all such expenses (with the intention being that these expenses will not reduce cash otherwise available to SilverSun Holdings).

JPE may consummate an acquisition of a business or businesses prior to the Closing, and at, or substantially contemporaneously with, the Closing, at its sole election, JPE may contribute such business or businesses to SilverSun, in which case the Company will be required to cooperate to effectuate such contribution. Such contributed business or businesses would be SilverSun Retained Assets and would remain with SilverSun following the consummation of the Separation and the Distribution.

What do I have to do to participate in the Separation and the Distribution?

As discussed in the definitive proxy statement of SilverSun dated [●], 2024, certain matters will be submitted for approval of the SilverSun stockholders at the Special Meeting. Other than the approval of the proposals set forth in such definitive proxy statement, you do not need to take any action to receive your shares of SilverSun Holdings common stock in connection with the Distribution.

As a SilverSun stockholder as of the Record Date, how will shares of common stock be distributed to me?

At the effective time of the Distribution, we will instruct our Transfer and Distribution Agent to make book-entry credits for the shares of our common stock that you are entitled to receive as a stockholder of SilverSun as of the Record Date. Since shares of our common stock will be in uncertificated book-entry form, you will receive share ownership statements in place of physical share certificates.

What if I hold my shares through a broker, bank, or other nominee?

SilverSun stockholders that hold their shares through a broker, bank, or other nominee will have their bank, brokerage, or other account credited with our common stock. For additional information, those stockholders should contact their broker or bank directly.

Will SilverSun Holdings issue fractional shares of its common stock in the Distribution?

Because shares of our common stock are being distributed on an eight-for-one basis in the Distribution and SilverSun has no fractional shares outstanding, no fractional shares will be issued in connection with the Distribution.

What are the U.S. federal income tax consequences of the Separation and the Distribution to recipients of shares of SilverSun Holdings common stock in connection with the Distribution?

Each U.S. Holder (as defined in the section of this information statement entitled “Material U.S. Federal Income Tax Consequences of the Distribution”) of SilverSun common stock that receives shares of SilverSun Holdings common stock in connection with the Distribution will be treated as receiving a taxable distribution in an amount equal to the fair market value of the shares of SilverSun Holdings common stock received. Such distribution generally will be taxed as a dividend to the extent of such holder’s ratable share of SilverSun’s current or accumulated earnings and profits (including the SilverSun’s taxable gain, if any, recognized in connection with the Distribution and the Dividend), with any excess treated as a non-taxable return of capital to the extent of such holder’s basis in its SilverSun common stock and any remaining excess treated as capital gain from the sale or exchange of SilverSun common stock.

Although SilverSun will be ascribing a value to the shares of SilverSun Holdings common stock in the Distribution for tax purposes, this valuation is not binding on the IRS or any other tax authority. These tax authorities could ascribe a higher valuation to those shares, particularly if shares of SilverSun Holdings common stock trade at prices significantly above the value ascribed to those shares by SilverSun in the period following the Distribution. Such higher valuation may cause a larger reduction in the tax basis of a U.S. Holder’s shares of SilverSun common stock or may cause a U.S. Holder to recognize additional dividend or capital gain income.

SilverSun will not be able to advise U.S. Holders of the amount of its earnings and profits until after the end of the calendar year in which the Distribution occurs. However, SilverSun anticipates that it will recognize capital gain for U.S. federal income tax purposes in connection with the Distribution that will have the effect of increasing its earnings and profits for the year in which the Distribution occurs.

The tax consequences to you related to the Distribution will depend on your particular facts and circumstances. You are urged to consult your tax advisors as to the specific tax consequences to you. Holders who are not U.S. Holders are urged to consult with their tax advisor regarding the U.S. federal income tax consequences of the Distribution and the Dividend. Please review the information in the section of this information statement entitled “Material U.S. Federal Income Tax Consequences of the Distribution” for a more complete description of the material U.S. federal income tax consequences of the Distribution to U.S. Holders.

How will SilverSun’s common stock and SilverSun Holdings common stock trade after the Separation?

After the Separation, SilverSun Holdings’ common stock will trade on the OTCQX tier of OTC Markets under the ticker symbol “[●]” and SilverSun’s common stock will continue to trade on Nasdaq. It is expected that SilverSun’s common stock will trade under the ticker symbol “QXO.”

If I sell my shares of SilverSun common stock on or before the Distribution Date, will I still be entitled to receive SilverSun Holdings shares in the Distribution with respect to the sold shares? What is “regular-way” and “ex-distribution” trading of SilverSun common stock?

Beginning on the Record Date and continuing up to and including the Distribution Date, we expect that there will be two markets in SilverSun common stock: a “regular-way” market and an “ex-distribution” market. Shares of SilverSun common stock that trade on the “regular-way” market will trade with the entitlement to receive shares of our common stock in connection with the Distribution. Shares of SilverSun common stock that trade on the “ex-distribution” market will trade without the entitlement to receive shares of our common stock in connection with the Distribution. Therefore, if you sell shares of SilverSun common stock on the “regular-way” market after the Record Date and up to and including through the Distribution Date, you will be selling your right to receive shares of our common stock in connection with the Distribution. If you own shares of SilverSun common stock as of the Record Date and sell these shares on the “ex-distribution” market, up to and including through the Distribution Date, you will still receive the shares of our common stock that you would be entitled to receive in respect of your ownership, as of the Record Date, of the shares of SilverSun common stock that you sold. You are encouraged to consult with your financial advisor regarding the specific implications of selling your SilverSun common stock prior to or on the Distribution Date.

Will I receive a stock certificate for SilverSun Holdings shares distributed as a result of the Distribution?

No. Registered holders of SilverSun common stock that are entitled to receive the Distribution will receive a book-entry account statement reflecting their ownership of our common stock. For additional information, registered stockholders in the United States, Canada, or Puerto Rico you should contact SilverSun’s transfer agent, Pacific Stock Transfer, Inc., in writing at 6725 Via Austi Pkway, #300, Las Vegas, NV 89119, toll free at +1 (800) 785-7782, or through its website at https://pacificstocktransfer.com/contact. See “The Separation and the Distribution—When and How You Will Receive the Distribution of Shares of SilverSun Holdings Common Stock.”

Do I have appraisal rights?

No. SilverSun stockholders do not have any appraisal rights in connection with the Separation.

Who will manage SilverSun Holdings after the Separation?

SilverSun Holdings will benefit from a management team with an extensive background in the SpinCo Business. For more information regarding SilverSun Holdings’ management and directors, please see “Management and Directors.”

Are there risks associated with owning SilverSun Holdings common stock?

Yes. Ownership of SilverSun Holdings common stock is subject to both general and specific risks relating to the SpinCo Business, the industry and macroeconomy in which it operates, its ongoing contractual relationships with SilverSun and its status as a separate, publicly traded company. Ownership of SilverSun Holdings common stock is also subject to risks relating to the Separation. Certain of these risks are described in the “Risk Factors” section of this information statement. We encourage you to read that section carefully.

Will SilverSun Holdings have any outstanding indebtedness immediately following the Separation?

Yes, we expect to assume all of SilverSun’s indebtedness related to the SpinCo Business in connection with the Separation. Following the Separation and the Distribution, we expect to have approximately $1,929,000 of indebtedness, which is all of the expected debt of SilverSun prior to the Separation and the Distribution. Such indebtedness will principally consist of notes associated with acquisitions and leases on IT equipment. See “Capitalization” and “Unaudited Pro-Forma Financial Statements.”

Does SilverSun Holdings currently intend to pay dividends on its common stock?

No. We do not currently intend to pay dividends on our common stock. See “Dividend Policy.”

What will happen to outstanding SilverSun equity compensation awards?

Outstanding SilverSun equity compensation awards, if any, not exercised prior to the closing under the Investment Agreement will be cancelled.

What will the relationship between SilverSun and SilverSun Holdings be following the Separation and the Distribution?

Following the Separation and the Distribution, SilverSun will not own any shares of our common stock, and we each will be independent, publicly traded companies with our own management teams and boards of directors. Prior to the Distribution, SilverSun Holdings and SilverSun (which will, shortly after the Closing, be renamed QXO, Inc.) will enter into certain agreements that will affect the separation of SilverSun’s legacy businesses and SilverSun’s building products distribution business, including by providing for the attribution between SilverSun Holdings and SilverSun of SilverSun’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities), and provide a framework for our relationship following the Distribution with SilverSun. These agreements are the Separation Agreement, the Tax Matters Agreement and the Employee Matters Agreement. See “The Separation and the Distribution—Agreements with SilverSun.”

Who is the transfer agent for our common stock?

Pacific Stock Transfer, Inc. will be the transfer agent for our common stock. Pacific Stock Transfer’s mailing address is 6725 Via Austi Pkway, #300, Las Vegas, NV 89119, and its phone number for stockholders in the United States, Canada, or Puerto Rico is toll free at +1 (800) 785-7782.

Who is the Distribution Agent for the Distribution?

Pacific Stock Transfer, Inc. is the Distribution Agent.

Who can I contact for more information?

If you have questions relating to the mechanics of the Distribution of our shares of common stock, you should contact the Distribution Agent as set forth below:

Pacific Stock Transfer, Inc.

6725 Via Austi Pkwy #300

Las Vegas, NV 89119

Toll Free: +1 (800) 785-7782

Before the Distribution, if you have questions relating to the Separation or the Distribution or SilverSun Holdings or any of the matters described herein, you should contact SilverSun as set forth below:

SilverSun Technologies, Inc.

5 American Lane

Greenwich, CT 06831

T: 888-998-6000

After the Separation and the Distribution, if you have questions relating to our company, you should contact us as set forth below:

SilverSun Technologies Holdings, Inc.

120 Eagle Rock Ave.

East Hanover, NJ 07936

T: 973-396-1720

THE SEPARATION AND THE DISTRIBUTION

General

In December 2023, we announced that SilverSun intends to separate into two independent, publicly traded companies—one for its business application, technology and consulting businesses (including the business of providing business management applications and technologies and professional consulting services and cyber defense products and security services business) and one for its proposed building products distribution business.

On December 2, 2023, the SilverSun board of directors unanimously (a) approved, adopted and declared advisable the Investment Agreement and the transactions contemplated by the Investment Agreement, including the Equity Investment, the Amended and Restated Certificate of Incorporation, the amended and restated bylaws of SilverSun, the Separation and the Distribution and the Dividend, (b) declared that it is in the best interests of SilverSun and the stockholders of SilverSun that SilverSun enter into the Investment Agreement and consummate the Equity Investment, the Amended and Restated Certificate of Incorporation, the amended and restated bylaws of SilverSun, the Separation and the Distribution and the Dividend, on the terms and subject to the conditions set forth in the Investment Agreement, and (c) recommended to the stockholders of SilverSun that they vote in favor of the approval of (i) the Equity Investment and all of the other transactions contemplated by the Investment Agreement, (ii) the Amended and Restated Certificate of Incorporation (including the Reverse Stock Split contemplated by the Amended and Restated Certificate of Incorporation) and (iii) any equity incentive plan proposed by the JPE prior to the mailing of the definitive proxy statement.

Plan of Reorganization

Prior to Closing, SilverSun will contribute to SilverSun Holdings all of the issued and outstanding stock of SWK, SCS, and CCDC to SilverSun Holdings resulting in SWK, SCS and CCDC being direct wholly owned subsidiaries of SilverSun Holdings and SWK Canada, being an indirect wholly owned subsidiary of SilverSun Holdings.

In addition, at least one day prior to closing the Equity Investment, SilverSun will contribute all of its assets, liabilities and employees to SilverSun Holdings.

Prior to the Distribution Date, SilverSun will declare the Dividend, and the Dividend will be paid to the SilverSun stockholders as of the Record Date on the Distribution Date from proceeds received by SilverSun from the Equity Investment.

In addition, at the Effective Time on the Distribution Date, each holder of SilverSun common stock as of the Record Date will receive eight shares of SilverSun Holdings common stock for every share of SilverSun common stock held as of the close of business on the Record Date by such holder of SilverSun common stock as of the Record Date. No fractional shares of SilverSun Holdings common stock will be issued.

The Separation Agreement sets forth the terms and conditions regarding the Separation and the Distribution. In addition, the Separation Agreement governs the treatment of indemnification, insurance, and litigation responsibility and management of SilverSun Holdings and SilverSun after the date of Distribution. The Separation Agreement provides that SilverSun Holdings will indemnify SilverSun following the Distribution for any obligations and liabilities related to or arising from the SilverSun Holdings’ obligations and liabilities related to or arising from its respective businesses.

In addition to the Separation Agreement, we will enter several other agreements with SilverSun to effect the Separation and provide a framework for our relationship with SilverSun after the Separation including the Tax Matters Agreement and Employee Matters Agreement. These agreements will provide for the allocation between us and our subsidiaries, on the one hand, and SilverSun and its subsidiaries, on the other hand, of the assets, liabilities, legal entities, and obligations associated with the business application, technology and consulting businesses, on the one hand, and the other SilverSun businesses (including the expected building products distribution business), on the other hand, and will govern the relationship between our company and our subsidiaries, on the one hand, and SilverSun and its subsidiaries, on the other hand, subsequent to the Separation and the Distribution.

The Separation and the Distribution is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see “The Separation and the Distribution—Conditions to the Distribution.” We cannot provide any assurances that SilverSun will complete the Separation and the Distribution.

Reasons for the Separation

The SilverSun board of directors and its various committees have met regularly; engaged in an extensive evaluation and analysis of the businesses conducted through its subsidiaries; explored opportunities to drive enhanced performance and stockholder value; consulted with financial, legal, tax, and accounting advisors; and engaged in a strategic review of the growth prospects, enterprise value, end-markets, customers, financial market considerations, credit and insurance factors, and business operations in the current market for each business.

Following a strategic review, it was determined that separating the SpinCo Business from SilverSun and the building products distribution businesses expected to be conducted by SilverSun would create two companies with attributes that best position each company for long-term success, including the following:

●	Distinct Focus. Each company will benefit from a distinct strategic and management focus on its specific operational and growth priorities.

●	Differentiated Investment Theses. Each company will offer differentiated and compelling investment opportunities based on its particular operating and financial model, allowing it to more closely align with its natural investor type.

●	Optimized Balance Sheet and Capital Allocation Priorities. Each company will operate with a capital structure and capital deployment strategy tailored to its specific business model and growth strategies without having to compete with the other for investment capital.

●	Direct Access to Capital Markets. Each company will have its own equity structure that will afford it direct access to the capital markets and allow it to capitalize on its unique growth opportunities appropriate to its business.

●	Incremental Stockholder Value. Each company will benefit from the investment community’s ability to value its businesses independently within the context of its particular industry with the anticipation that, over time, the aggregate market value of the companies will be higher, on a fully distributed basis and assuming the same market conditions, than if SilverSun were to remain under its current configuration.

The SilverSun board of directors also considered a number of potentially negative factors in evaluating the Separation, including:

●	Risk of Failure to Achieve Anticipated Benefits of the Separation. We may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: the Separation will demand significant management resources and require significant amounts of management’s time and effort, which may divert management’s attention from operating our business; following the Separation, we may be more susceptible to market fluctuations, and other events may be more disadvantageous for us than if we were still part of SilverSun, because our business would be less diversified than if the Separation and the Distribution were to not be consummated after the Closing.

●	Disruptions and Costs Related to the Separation. The actions required to separate the SpinCo Business from SilverSun could disrupt our operations. In addition, in connection with the Separation, we will incur costs that may, in the aggregate, be substantial. These costs may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring key senior management personnel who are new to SilverSun and tax costs.

●	Uncertainty Regarding Stock Prices. We cannot predict with certainty the effect of the Separation on the trading prices of SilverSun Holdings common stock or SilverSun common stock or know whether the combined market value of one share of our common stock and one share of SilverSun common stock will be less than, equal to or greater than the market value of one share of SilverSun common stock prior to the Distribution.

In determining whether to pursue the separation, the SilverSun board of directors concluded the potential benefits of the Separation outweighed the potential negative factors. However, neither we nor SilverSun can assure you that, following the Separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all. For more information see “Risk Factors.”

Formation of SilverSun Holdings

SilverSun Holdings was formed as a Nevada corporation on November 30, 2023 for the purpose of holding the SpinCo Business. As part of SilverSun’s plan to separate the SpinCo Business from the remainder of its business, in connection with the plan of reorganization pursuant to the Separation Agreement, SilverSun plans to transfer the equity interests of certain entities that are expected to operate the SpinCo Business and the assets and liabilities of the SpinCo Business to SilverSun Holdings prior to the Distribution. For additional information, see “The Separation and theDistribution—Plan of Reorganization.”

The Number of Shares You Will Receive

For every one share of SilverSun common stock you own as of the Record Date, you will receive eight shares of our common stock on the Distribution Date. No fractional shares will be issued in the Distribution.

When and How You Will Receive the Distribution of Shares of SilverSun Holdings Common Stock

SilverSun will distribute the shares of our common stock on the Distribution Date to SilverSun holders of record as of the Record Date. The Distribution will be effective as of the Effective Time. SilverSun’s transfer agent and registrar, Pacific Stock Transfer, will serve as transfer agent and registrar for our common stock and as Distribution Agent in connection with the Distribution.

If you own SilverSun common stock as of the Record Date, the shares of our common stock that you are entitled to receive in connection with the Distribution will be issued electronically, as of the Distribution Date, to your account as follows:

●	Registered Stockholders. If you own your shares of SilverSun stock directly, either in book-entry form through an account at Pacific Stock Transfer and/or if you hold paper stock certificates, you will receive your shares of our common stock by way of direct registration in book-entry form. Registration in book-entry form is a method of recording stock ownership when no physical paper share certificates are distributed to stockholders, as is the case in connection with the Distribution.

On or shortly following the Distribution Date, the Distribution Agent will mail to you a direct registration account statement that reflects the number of shares of our common stock that have been registered in book-entry form in your name. Stockholders having any questions concerning the mechanics of having shares of our common stock registered in book-entry form may contact Pacific Stock Transfer at the address set forth under “Questions and Answers About the Separation and the Distribution” in this information statement.

●	Beneficial Stockholders. Many SilverSun stockholders hold their shares of SilverSun common stock beneficially through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your SilverSun common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account with the shares of our common stock that you are entitled to receive in connection with the Distribution. If you have any questions concerning the mechanics of having shares of common stock held in “street name,” we encourage you to contact your bank or brokerage firm.

Results of the Distribution

After the Distribution, SilverSun Holdings will be a publicly-traded company. On the Distribution Date and effective as of the Effective Time, SilverSun will distribute all of the issued and outstanding shares of SilverSun Holdings common stock owned by it to the SilverSun stockholders as of the Record Date based on the distribution ratio of eight shares of SilverSun Holdings common stock for every one share of SilverSun common stock held by such holder of SilverSun common stock as of the Record Date. The actual number of shares to be distributed will be determined on the Record Date.

Incurrence of Debt

We will not incur any additional debt in connection with the Separation.

Regulatory Approvals

We must complete the necessary registration under the federal securities laws of our common stock. We must also complete the requirements for our common stock to be approved for quotation on OTCQX. Other than these requirements, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the Distribution.

In addition under the Investment Agreement, SilverSun and the Investors have agreed to use their reasonable best efforts to obtain all required governmental approvals in connection with the completion of the transactions contemplated by the Investment Agreement (including the Separation, the Distribution and the Dividend). SilverSun and JPE have determined that a filing under the HSR Act is required in connection with the Equity Investment. We are unaware of any other material federal, state or foreign regulatory requirements or approvals required for completion of the Equity Investment.

Appraisal Rights

No SilverSun stockholder will have any appraisal rights in connection with the Separation or Distribution.

Quotation and Trading of Our Common Stock

Following the Distribution, we expect that our common stock will be quoted on the OTCQX under the ticker symbol “[●].”

Trading Between the Record Date and the Distribution Date

Beginning on the Record Date and continuing up to and including the Distribution Date, we expect that there will be two markets in SilverSun common stock: a “regular-way” market and an “ex-distribution” market. Shares of SilverSun common stock that trade on the “regular-way” market will trade with an entitlement to receive the Dividend and shares of our common stock in connection with the Distribution. Shares of SilverSun common stock that trade on the “ex-distribution” market will trade without an entitlement to receive the Dividend and shares of our common stock in the Distribution. Therefore, if you sell shares of SilverSun common stock on the “regular-way” market after the Record Date and up to and including through the Distribution Date, you will be selling your right to receive the Dividend and shares of our common stock in connection with the Distribution. If you own shares of SilverSun common stock as of the Record Date and sell those shares on the “ex-distribution” market, up to and including through the Distribution Date, you will still receive the Dividend and the shares of our common stock that you would be entitled to receive in respect of your ownership, as of the Record Date, of the shares of SilverSun common stock that you sold.

Furthermore, beginning on the Record Date and continuing up to and including the Distribution Date, we expect there will be a “when-issued” market in our common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of our common stock that will be distributed to SilverSun stockholders on the Distribution Date. If you own shares of SilverSun common stock as of the Record Date, you would be entitled to receive shares of our common stock in connection with the Distribution. You may trade this entitlement to receive shares of our common stock without trading the shares of SilverSun common stock you own in the “when-issued” market. On the first trading day following the Distribution Date, we expect “when-issued” trading with respect to our common stock will end and “regular-way” trading in our common stock will begin.

Conditions to the Distribution

The consummation of the Distribution is subject to the satisfaction or waiver by SilverSun in its sole and absolute discretion of the following conditions:

●	the SEC will have declared effective our registration statement on Form 10, of which this information statement is a part, under the Securities Exchange Act of 1934, as amended, or the Exchange Act; no stop order suspending the effectiveness of our registration statement on Form 10 will be in effect; and no proceedings for such purpose will be pending or threatened by the SEC;

●	this information statement will have been mailed or otherwise made available to the holders of SilverSun common stock as of the Record Date;

●	the transfer of the SilverSun Holdings assets and the assumption of the SilverSun Holdings liabilities contemplated to be transferred from SilverSun (or the applicable subsidiary of SilverSun) to SilverSun Holdings (or the applicable subsidiary of SilverSun Holdings) on or prior to the Distribution will have occurred, and the transfer of SilverSun retained assets and assumption of the SilverSun retained liabilities contemplated to be transferred from SilverSun Holdings (or the applicable subsidiary of SilverSun Holdings) to SilverSun (or the applicable subsidiary of SilverSun) on or prior to the Distribution Date will have occurred, in each pursuant to the plan of reorganization included in the Separation Agreement and in accordance with and subject to the terms of the Separation Agreement;

●	each of the other ancillary agreements contemplated by the Separation Agreement will have been duly executed and delivered by the applicable parties thereto;

●	no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be pending or in effect;

●	our common stock to be distributed to the SilverSun stockholders as of the Record Date in connection with the Distribution will have been approved for quotation on the OTCQX, subject to official notice of distribution; and

●	the Equity Investment will have been consummated.

Agreements with SilverSun

Prior to the Distribution, SilverSun Holdings and SilverSun (which will, shortly after the Closing, be renamed QXO, Inc.) will enter into certain agreements that will affect the separation of SilverSun’s legacy businesses from SilverSun, including by providing for the attribution between SilverSun Holdings and SilverSun of SilverSun’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities), and provide a framework for our relationship following the Distribution with SilverSun. These agreements are the Separation Agreement, the Tax Matters Agreement and the Employee Matters Agreement discussed elsewhere in this information statement.

The forms of the principal agreements described below have been filed as exhibits to the registration statement on Form 10 of which this information statement forms a part. The following descriptions of each of these agreements are summaries of the material terms of these agreements and are qualified in their entireties by reference to the full text of the applicable agreements.

Separation and Distribution Agreement

Transfer of Assets and Assumption of Liabilities

The Separation Agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be transferred to each of SilverSun Holdings and SilverSun as part of the Separation, and will provide for when and how these transfers and assumptions will occur. In particular, the Separation Agreement will provide that, among other things, subject to the terms and conditions contained therein:

●	Certain assets related to the SpinCo Business, which we refer to as the “SpinCo Assets,” will be retained by or transferred to SilverSun Holdings or one of its subsidiaries. The SpinCo Assets will consist of:

o	all issued and outstanding capital stock or other equity interests of the subsidiaries of SilverSun Holdings that hold the SpinCo Business; and

o	all other assets owned by SilverSun and its subsidiaries immediately prior to the Effective Time, excluding the SilverSun Retained Assets. In addition, the SpinCo Assets will not include any assets related or attributable to, or arising in connection with, taxes or tax returns, which will be exclusively governed by the Tax Matters Agreement.

●	Certain liabilities related to the SpinCo Business or the SpinCo Assets, which we refer to as the “SpinCo Liabilities,” will be retained by or transferred to SilverSun Holdings. The SpinCo Liabilities will consist of:

o	any and all Liabilities of SilverSun and/or its subsidiaries that were liabilities as of immediately prior to (or were incurred prior to or related to any period prior to) the Effective Time, including any and all liabilities of SilverSun and/or its subsidiaries related to the SpinCo Assets or the SpinCo Business, excluding only the Parent Retained Liabilities; and

o	any and all liabilities arising out of claims made by any third party (including SilverSun’s or SilverSun Holdings’ respective directors, officers, stockholders, employees and agents) against SilverSun or any subsidiary or SilverSun Holdings or any subsidiary to the extent relating to, arising out of or resulting from the Separation Agreement or the Investment Agreement or the transactions contemplated thereby or the SpinCo Business or the SpinCo Assets. In addition, the SpinCo Liabilities will not include any liabilities to the extent related or attributable to, or arising in connection with, taxes or tax returns, which shall be exclusively governed by the Tax Matters Agreement.

●	Certain assets will be retained by or transferred to SilverSun, which we refer to as the “SilverSun Retained Assets.” The SilverSun Retained Assets will consist of:

o	cash in an amount equal to the aggregate purchase price for the Securities (without limiting the obligation of SilverSun to pay the Dividend);

o	any contracts or other assets contributed by JPE to SilverSun at the Closing; and

o	any contracts entered into, or any other assets acquired by, SilverSun on or after the Closing and before the Effective Time at the written direction of JPE or with the approval of the SilverSun board of directors after the Closing (the “New Assets”).

●	liabilities to the extent relating to the New Assets, which we refer to as the “SilverSun Retained Liabilities,” will be retained by or transferred to SilverSun.

Unless otherwise provided in the Separation Agreement or any of the related ancillary agreements, all assets will be transferred on an “as is, where is” basis. Generally, if the transfer of any assets or any claim or right or benefit arising thereunder requires a consent that will not be obtained before the Distribution, or if the transfer or assignment of any such asset or such claim or right or benefit arising thereunder would be ineffective or would adversely affect the rights of the transferor thereunder so that the intended transferee would not in fact receive all such rights, the party retaining any asset that otherwise would have been transferred will use commercially reasonable efforts to promptly transfer, or cause the entity(ies) affiliated with it to promptly transfer, to the other party or the appropriate entity(ies).

Information in this information statement with respect to the assets and liabilities of the parties following the Distribution is presented based on the allocation of such assets and liabilities pursuant to the Separation Agreement, unless the context otherwise requires. The Separation Agreement will provide that in the event that the transfer of certain assets and assumption liabilities (or a portion thereof) to SilverSun Holdings or SilverSun, as applicable, does not occur prior to the Effective Time, then until such assets or liabilities (or a portion thereof) are able to be transferred, SilverSun Holdings or SilverSun, as applicable, will hold such assets on behalf and for the benefit of the transferee at the expense of the transferee and will use commercially reasonable efforts to effect such transfer of assets or assumption of liabilities as promptly following the Effective Time as will be practicable. In addition, SilverSun and SilverSun Holdings will agree that on and prior to the eighteen (18)-month anniversary following the Effective Time, if any party owns any asset, that, although not transferred pursuant to the Separation Agreement, is mutually agreed by such party and the other party in their good faith judgment to be an asset that more properly (given the intention of the Separation Agreement) belongs to the other party or a subsidiary of the other party (other than (for the avoidance of doubt) any asset acquired from an unaffiliated third party by SilverSun or SilverSun Holdings or any of its subsidiaries following the Effective Time), then the party owning such asset shall, as applicable (i) transfer any such asset to the other party or the subsidiary of the other party identified as the appropriate transferee and following such transfer, such asset will be a Parent Retained Asset or SpinCo Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such asset to permit such continued use, subject to, and consistent with the Separation Agreement, including with respect to assumption of associated liabilities.

The Distribution

The Separation Agreement will also govern the rights and obligations of the parties regarding the Distribution following the completion of the Separation. On the Distribution Date, SilverSun will distribute to its stockholders that hold SilverSun common stock as of the Record Date of all of the issued and outstanding shares of SilverSun Holdings common stock on a pro rata basis. SilverSun will not distribute any fractional shares of SilverSun Holdings common stock.

Releases

The Separation Agreement will provide that, except as expressly set forth in the Separation Agreement, SilverSun Holdings and its affiliates will release and discharge SilverSun and its affiliates from all liabilities assumed by SilverSun Holdings as part of the Separation, all liabilities arising from or in connection with the transactions contemplated by the Separation Agreement and all other activities to implement the Separation and the Distribution, and all liabilities arising from or in connection with actions, inactions, events, omissions, facts, or circumstances occurring or existing prior to the Effective Time, in each case to the extent relating to the SpinCo Business, the assets transferred to SilverSun Holdings as part of the Separation or the liabilities assumed by SilverSun Holdings as part of the Separation. The Separation Agreement will further provide that, except as expressly set forth in the Separation Agreement, SilverSun and its affiliates will release and discharge SilverSun Holdings and its affiliates from all liabilities retained by SilverSun as part of the Separation and from all liabilities arising out of acts and events occurring or failing to occur, and all conditions existing, on or before the Effective Time of the Distribution, in each case to the extent relating to the businesses conducted by SilverSun, except the SpinCo Business, the assets retained by SilverSun as part of the Separation or the liabilities retained by SilverSun as part of the Separation.

Indemnification

In the Separation Agreement, SilverSun Holdings will agree to indemnify, defend and hold harmless SilverSun, each of SilverSun’s affiliates after giving effect to the Distribution and each of their respective representatives and all persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of SilverSun Holdings or a subsidiary of SilverSun Holdings (after the Distribution) and who are not, as of immediately following the Effective Time, directors, officers or employees of SilverSun Holdings or its subsidiaries from and against all losses to the extent arising out of, relating to or resulting from, directly or indirectly:

●	the SpinCo Assets, the SpinCo Liabilities or the SpinCo Business;

●	any breach by SilverSun Holdings or a subsidiary (after the Distribution) of the Separation Agreement;

●	any failure of SilverSun Holdings, any subsidiary of SilverSun Holdings or any other person to pay, perform or otherwise promptly discharge any SpinCo Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

●	any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any subsidiary of SilverSun Holdings by SilverSun that survives following the Distribution; or

●	all information contained in the Proxy Statement (as defined in the Investment Agreement), registration statement on Form 10 or this information statement or the documents incorporated by reference therein (other than any information provided by JPE and as expressly set forth in the Separation Agreement), any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

SilverSun will agree to indemnify, defend and hold harmless SilverSun Holdings, each of SilverSun Holdings’ subsidiaries, each of the respective representatives of SilverSun Holdings and its subsidiaries from and against all losses to the extent arising out of, relating to or resulting from, directly or indirectly:

●	the SilverSun Retained Liabilities;

●	any breach by SilverSun of the Separation Agreement;

●	any failure of SilverSun or any other person to pay, perform or otherwise promptly discharge any SilverSun Retained Liabilities in accordance with their terms, whether prior to, on or after the Effective Time; or

●	solely with respect to information regarding the Investors provided by or on behalf of JPE in writing to SilverSun or SilverSun Holdings expressly for inclusion in the registration statement on Form 10 or this information statement, any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Indemnification with respect to taxes, and the procedures related thereto, will be governed by the Tax Matters Agreement.

Insurance

SilverSun Holdings and SilverSun will acknowledge that the insurance policies of SilverSun prior to the Separation and the Distribution and insurance coverage maintained in favor of SilverSun Holdings and its subsidiaries, are part of the corporate insurance program maintained by the SilverSun Holdings and its subsidiaries and their respective affiliates (the “Corporate Policies”) and such coverage will not be available or transferred to any other subsidiary of SilverSun for any occurrence arising following the Distribution Date. SilverSun Holdings and SilverSun will agree that in no event will SilverSun or any SilverSun Indemnitee have any liability or obligation whatsoever to SilverSun Holdings or any of its subsidiaries in the event that any Corporate Policies or other Corporate Policy-related contract is terminated or otherwise ceases to be in effect for any reason, is unavailable or inadequate to cover any liability of any SilverSun Holdings or any of its subsidiaries for any reason whatsoever or will not be renewed or extended beyond the current expiration date.

Further Assurances

In addition to the actions specifically provided for in the Separation Agreement, SilverSun Holdings and SilverSun will agree that if at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of the Separation Agreement and the other ancillary agreements, the proper officers of each party will cooperate with the other party, and without any further consideration, but at the expense of the requesting party, take all such necessary action and do and perform all such acts and things, and execute and deliver all such agreements, assurances to the extent reasonably requested to do so by the other party, each party agrees to execute and deliver such documents, in a form reasonably satisfactory to such party, as may be reasonably necessary to evidence the Separation. SilverSun and SilverSun Holdings will also agree that at SilverSun Holdings’ sole cost and expense, each party will use its commercially reasonable efforts promptly to obtain all consents and approvals, to enter into all agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by the Separation Agreement, including all applicable governmental authorizations. On or prior to the Effective Time, SilverSun and SilverSun Holdings, in their respective capacities as direct and indirect stockholders of the members of their groups, shall each ratify any actions that are reasonably necessary or desirable to be taken by SilverSun, SilverSun Holdings or any of the members of their respective groups, as the case may be, to effectuate the transactions contemplated by the Separation Agreement and the ancillary agreements.

Dispute Resolution

The Separation Agreement will contain provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between SilverSun and SilverSun Holdings related to the Separation or Distribution and that are unable to be resolved through good faith negotiations between SilverSun and SilverSun Holdings. These provisions will contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to executives of the parties in dispute. If such efforts are not successful, one of the parties in dispute may submit the dispute, controversy or claim to binding alternative dispute resolution, subject to the provisions of the Separation Agreement.

Expenses

The Separation Agreement will provide that all costs and expenses incurred prior to the Closing Date by any of SilverSun or its affiliates (other than those costs and expenses incurred by JPE) or SilverSun Holdings or any of its subsidiaries (whether or not paid on or prior to the Closing Date) relating to or in connection with the preparation, execution, delivery, printing and implementation of the Separation Agreement and any ancillary agreement, the registration statement on Form 10, the Contribution, the plan of reorganization, the Separation, the Distribution and the consummation of the transactions contemplated thereby, will be charged to and paid by SilverSun Holdings, and shall be a SpinCo Liability. All costs and expenses incurred on or after the Closing Date by SilverSun or any of its subsidiaries (other than any costs or expenses relating to SilverSun Holdings, any of its subsidiaries, or any of its or their respective directors, officers, employees, advisors or other representatives, the SpinCo Business, the SpinCo Liabilities, the SpinCo Assets, the Separation, the Distribution, the Separation Agreement, the other ancillary agreements or any of the other transactions contemplated thereby or any actions taken by or at the request or direction of or on behalf of SilverSun Holdings, its subsidiaries or its and their respective directors, officers or employees) will be borne by SilverSun, and shall be a liability of SilverSun.

The termination payment in the maximum aggregate amount equal to $3,000,000 owed to Mark Meller as a result of the Closing under the Meller SilverSun Employment Agreement (as modified by the Meller Letter Agreement (as defined in the Investment Agreement)), will be a liability of SilverSun. Any and all other liabilities under the Meller SilverSun Employment Agreement (as modified by the Meller Letter Agreement) will be a SpinCo Liability. Except as otherwise set forth in the Separation Agreement or any ancillary agreement, each party will bear its own costs and expenses incurred after the Distribution Date. Any amount or expense to be paid or reimbursed by any party to any other party shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and written demand therefor is made.

Subject to certain exceptions, under the Tax Matters Agreement:

●	SilverSun Holdings generally will be responsible for (i) taxes of SilverSun, SilverSun Holdings and their respective subsidiaries for tax periods (or portions thereof) ending on or before the Distribution Date, (ii) taxes imposed on SilverSun, SilverSun Holdings, and their respective subsidiaries as a result of, in connection with or relating to the Distribution and certain related transactions, other than the first $1.5 million of such taxes, which will be borne by SilverSun and (iii) taxes of SilverSun Holdings and its subsidiaries for tax periods (or portions thereof) beginning after the Distribution Date;

SilverSun generally will be responsible for (i) the first $1.5 million of taxes imposed on SilverSun, SilverSun Holdings and their respective subsidiaries as a result of, in connection with or relating to the Distribution and certain related transactions, and (ii) taxes of SilverSun and its subsidiaries for tax periods (or portion thereof) beginning after the Distribution Date.

Amendment and Termination

The Separation Agreement will provide that the Separation Agreement and the Distribution can only be amended, terminated, modified or abandoned by mutual agreement of SilverSun and SilverSun Holdings. In the event of such termination, neither party will have any liability of any kind to the other party or any other person.

Employee Matters Agreement

As of or prior to the Distribution, SilverSun and SilverSun Holdings will enter into the Employee Matters Agreement which will allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters. The Employee Matters Agreement will govern certain compensation and employee benefit obligations with respect to current and former employees and non-employee directors of each company.

The Employee Matters Agreement will provide that for purposes of compensation and benefit matters, unless otherwise specified, SilverSun Holdings will be responsible for liabilities for all current and former employees of SilverSun and its subsidiaries (including SilverSun Holdings and its subsidiaries) as of the Distribution.

Tax Matters Agreement

As of or prior to the Distribution, SilverSun and SilverSun Holdings will enter into the Tax Matters Agreement which will govern the respective rights, responsibilities and obligations of SilverSun and SilverSun Holdings after the Distribution with respect to tax liabilities and benefits, tax attributes, certain indemnification rights with respect to tax matters, the preparation and filing of tax returns, the control of audits and other tax proceedings, the intended federal income tax characterization of the Separation and the Distribution and the agreed-upon reporting thereof and certain other tax matters.

Subject to certain exceptions, under the Tax Matters Agreement:

●	SilverSun Holdings generally will be responsible for (i) taxes of SilverSun, SilverSun Holdings and their respective subsidiaries for tax periods (or portions thereof) ending on or before the Distribution Date, (ii) taxes imposed on SilverSun, SilverSun Holdings and their respective subsidiaries as a result of, in connection with or relating to the Distribution and certain related transactions, other than the first $1.5 million of such taxes, which will be borne by SilverSun, and (iii) taxes of SilverSun Holdings and its subsidiaries for tax periods (or portions thereof) beginning after the Distribution Date;

●	SilverSun generally will be responsible for (i) the first $1.5 million of taxes imposed on SilverSun, SilverSun Holdings and their respective subsidiaries as a result of, in connection with or relating to the Distribution and certain related transactions, and (ii) taxes of SilverSun and its subsidiaries for tax periods (or portion thereof) beginning after the Distribution Date.

Investment Agreement

Under the Investment Agreement, until the Closing of the Equity Investment, SilverSun will cooperate with JPE in JPE’s efforts for SilverSun to consummate an acquisition of one or more businesses selected by JPE, the consummation of which will not occur until the consummation of the Separation and the Distribution. Such cooperation by SilverSun will include signing any definitive agreements with respect to such acquisition so long as the closing thereunder does not occur until the Closing. JPE will pay for the expenses of this cooperation until the closing of the Separation and the Distribution, at which point SilverSun will reimburse JPE for all such expenses (with the intention being that these expenses will not reduce cash otherwise available to SilverSun Holdings).

JPE may consummate an acquisition of a business or businesses prior to the Closing, and at, or substantially contemporaneously with, the Closing, at its sole election, JPE may contribute such business or businesses to SilverSun, in which case the Company will be required to cooperate to effectuate such contribution. Such contributed business or businesses would be SilverSun Retained Assets and would remain with SilverSun following the consummation of the Separation and the Distribution.

In addition, the Investment Agreement provides that during the Post-Closing Spin-Off Period:

●	neither SilverSun, the SilverSun board of directors, JPE, nor its controlled affiliates, will take any action by or on behalf of us (or any of JPE or its controlled affiliates) that would be likely to delay, compromise or otherwise jeopardize our consummation of the Separation and the Distribution;

●	each member of JPE or its controlled affiliates will act in good faith in connection with the continued operation of the SpinCo Business, consistent with past practice in all material respects, and will use his, her, or its reasonable best efforts to cooperate with SilverSun in effecting the Separation and the Distribution; and

●	no member of JPE or its controlled affiliates will make any material decisions relating to or impacting the SpinCo Business, including without limitation, modifying any of the organizational documents of SpinCo or any of its subsidiaries other than as contemplated by the Investment Agreement, or modifying any contracts to the extent relating to or impacting the legacy businesses, other than as contemplated by the Investment Agreement, without consulting with and obtaining the prior written consent of Mark Meller, the present CEO of SilverSun or in his absence, the then-current CEO of SilverSun Holdings (in each case which consent will not be unreasonably withheld, conditioned or delayed), or preventing or terminating the Separation and the Distribution.

In addition, SilverSun, JPE and the Other Investors agreed in the Investment Agreement that SilverSun, JPE, and the SilverSun board of directors will be permitted to operate SilverSun and its subsidiaries (other than SilverSun Holdings and SpinCo Business that has been contributed to SilverSun Holdings) during the Post-Closing Spin-Off Period in any manner SilverSun deems to be appropriate, including consummating an acquisition of one or more businesses or entities; purchasing any assets of one or more businesses or entities, entering into financing transactions, or engaging in any similar transactions and actions in connection with the foregoing. Without limiting the foregoing, during the Post-Closing Spin-Off Period, no member of JPE or its controlled affiliates will amend or modify (or agree to amend or modify) any terms of any of the agreements or other documents delivered pursuant to the Investment Agreement, in each case without the prior written consent of the CEO or in his absence the then-current CEO of SilverSun Holdings (which consent will not be unreasonably withheld, conditioned, or delayed).

Treatment of Equity-Based Compensation

SilverSun, JPE and the Other Investors agreed in the Investment Agreement that effective as of the Closing, each Company stock option that was outstanding and unexercised as of immediately prior to the Closing will automatically be cancelled without payment or consideration to the holder thereof. In addition, under the terms of the Employee Matters Agreement, the SilverSun Technologies, Inc. 2019 Equity and Incentive Plan will be terminated effective as of immediately prior to the Closing.

Transferability of Shares of Our Common Stock

The shares of our common stock that you will receive in connection with the Distribution will be freely transferable, unless you are considered an “affiliate” of ours pursuant to Rule 144 under the Securities Act. Persons that can be considered our affiliates after the Separation generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with us, and may include certain of our officers and directors. We estimate that our directors and executive officers, who may be considered “affiliates” for purposes of Rule 144, will beneficially own up to 2,006,534 shares of our common stock immediately following the Separation. See “Security Ownership of Certain Beneficial Owners and Management” included elsewhere in this information statement. Our affiliates may sell shares of our common stock received in connection with the Distribution only:

●	under a registration statement that the SEC has declared effective under the Securities Act; or

●	under an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144.

In general, under Rule 144 as currently in effect, an affiliate will be entitled to sell, within any three-month period, a number of shares of our common stock that does not exceed the greater of the following:

●	one percent of our common stock then outstanding; or

●	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 for the sale.

Rule 144 also includes notice requirements and restrictions governing the manner of sale for sales by our affiliates. Sales may not be made under Rule 144 unless certain information about us is publicly available.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to SilverSun stockholders who are entitled to receive shares of our common stock in connection with the Distribution. The information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold, or sell any of our securities. We believe the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither SilverSun nor we undertake any obligation to update such information except in the normal course of our respective public disclosure obligations.

Dividend Policy

We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends on our common stock will be made at the discretion of our board of directors and will depend on various factors, including applicable laws, our results of operations, financial condition, future prospects, the terms of our outstanding indebtedness, and any other factors deemed relevant by our board of directors.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2023, on a historical and on a pro forma basis giving effect to the Separation and the Distribution as if they occurred on September 30, 2023. The historical cash and cash equivalents and capitalization for SilverSun Holdings are derived from the financial statements of SilverSun Holdings and accompanying notes included in this Form 10. Explanations for the pro forma adjustments can be found under “Unaudited Pro Forma Financial Statements.” The following table should be reviewed in conjunction with “Unaudited Pro Forma Financial Statements” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and accompanying notes of SilverSun incorporated by reference herein and filed as Exhibit 99.2 to the Form 10 of which this information statement forms a part.

We are providing the capitalization table for information purposes only. The capitalization table below may not reflect the capitalization or financial condition that would have resulted had we been operating as an independent, publicly traded company on September 30, 2023 and is not necessarily indicative of our future capitalization or financial condition.

The capitalization table below assumes that there will be 5,315,581 shares of our common stock outstanding upon consummation of the Distribution.

	As of September 30, 2023
	Historical	Pro Forma
Cash and cash equivalents	$6,879,520	$6,196,320
Debt(1)
Long-term debt – current portion	413,861	413,861
Long-term debt	381,348	381,348
Current portion of financial lease obligations	183,669	183,669
Financial lease obligations, net of current portion	271,385	271,385

Equity:
Net SilverSun investment	9,419,295	8,211,695
Common Stock and additional paid-in capital

Total capitalization	$10,669,558	9,461,958

(1)	Table excludes operating lease liabilities

Unaudited Pro Forma Financial Statements

The unaudited pro forma combined financial statements set forth below have been derived from SilverSun’s historical annual financial statements, including SilverSun’s unaudited condensed consolidated balance sheet as of September 30, 2023, and SilverSun’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022.

The unaudited pro forma financial statements consist of an unaudited pro forma consolidated balance sheet as of September 30, 2023. We have not included any adjustments to the historical financial statements of SilverSun as there is no material impact to the historical statements of operations. Expenses commensurate with those associated with the operations of SilverSun prior to the Separation will be incurred by SilverSun Holdings following the Separation including those associated with being a public company.

The unaudited pro forma financial statements should be read in conjunction with SilverSun’s historical audited financial statements and the related notes. See “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement.

The unaudited pro forma statements of operations have been prepared to include transaction accounting and autonomous entity adjustments to reflect the financial condition and results of operations as if SilverSun and SilverSun Holdings were each a separate stand-alone entity and as if the Separation had occurred or become effective as of January 1, 2022, the beginning of SilverSun’s most recently completed fiscal year for which financial statements are presently available. The unaudited pro forma combined balance sheet has been prepared to give effect to the adjustments as though the Separation had occurred as of September 30, 2023. The unaudited pro forma financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Cautionary Note Regarding Forward-Looking Statements.”

The unaudited pro forma combined financial statements presented below have been derived from SilverSun’s historical audited financial statements included as Exhibits to this information statement and do not purport to represent what SilverSun Holdings’ financial position and results of operations would have been had the separation of SilverSun Holdings from SilverSun occurred on the dates indicated and are not necessarily indicative of SilverSun Holdings’ future financial position and future results of operations. In addition, the unaudited pro forma financial statements are provided for illustrative and informational purposes only. The pro forma adjustments are based on available information and assumptions that management believes are reasonable; however, such adjustments are subject to change.

Our unaudited pro forma financial statements have been prepared to reflect transaction accounting and autonomous entity adjustments as if SilverSun and SilverSun Holdings were each a separate stand-alone and publicly traded entity.

Transactions accounting adjustments that reflect the effects of the Separation and the Equity Investment include:

●	the contribution by SilverSun to SilverSun Holdings of all of its subsidiaries, including the subsidiaries that comprise SWK, SCS, and CCDC;

●	the Dividend;

●	one-time transaction costs related to the Separation and the Distribution; and

●	the tax impact related to the Separation and the Distribution.

UNAUDITED SILVERSUN TECHNOLOGIES HOLDINGS, INC. AND
SUBSIDIARIES PRO FORMA BALANCE SHEET

	As of September 30, 2023
	Historical	Adjustments	Notes	Pro Forma
Assets
Current assets:
Cash	6,879,520	(683,200)	(1)(2)(4)(5)(8)(9)	6,196,320
Accounts receivable	2,694,969	-	-	2,694,969
Unbilled services	348,245	-	-	348,245
Deferred charges	5,000	(5,000)	(3)(10)	-
Other current assets	1,110,000	-	-	1,110,000
Total Current assets	11,037,734	(688,200)		10,349,534

Property and equipment, net	532,841	-		532,841
Operating lease right-of-use assets	374,727	-		374,727
Intangible assets, net	3,779,470	-		3,779,470
Goodwill	1,139,952	-		1,139,952
Deferred tax asset	1,341,840	(519,400)	(7)	822,440
Deposits & other assets	180,631	-		180,631
Total other assets	7,349,461	(519,400)		6,830,061
Total assets	18,387,195	(1,207,600)		17,179,595

Liabilities and stockholders’ equity
Accounts payable	3,501,941	-0-	(3)(4)	3,501,941
Accrued liabilities	2,830,329	-		2,830,329
Accrued interest	24,318	-		24,318
Income tax payable	-0-	-0-	(6)(7)(9)	-0-
Long-term debt - current portion	413,861	-		413,861
Current portion of financial lease obligations	183,669	-		183,669
Current operating lease (right of use asset)	244,288	-		244,288
Deferred revenue	3,352,238	-		3,352,238
Total current liabilities	10,550,644	-0-		10,550,644

Long-term debt net of current portion	381,348	-		381,348
Finance lease obligations net of current portion	271,385	-		271,385
Operating lease liabilities net of current portion	130,439	-		130,439
Total liabilities	11,333,816	-0-		11,333,816

Stockholders’ equity:
Preferred stock
Series A preferred stock	-	-		-
Common stock and additional paid-in capital	9,419,295	(1,207,600)	(1)(2)(5)(6)(8)(10)	8,211,695
Accumulated deficit	(2,365,916)	-		(2,365,916)
Total stockholders’ equity	7,053,379	(1,207,600)		5,845,779
Total liabilities and stockholders’ equity	18,387,195	(1,207,600)		17,179,595

Note 1:	Reflects cash received of $2,500,000 from proceeds from equity investors for Dividend payment.
Note 2:	Reflects payment of Dividend in the amount of $2,500,000.
Note 3:	Reflects additional deal costs of $895,000 and recorded to accounts payable.
Note 4:	Reflects payment of remaining transaction costs of $895,000 in accounts payable.
Note 5:	Reflects payment of transaction costs in an amount up to $900,000 by JPE pursuant to Investment Agreement and the transactions and related agreements contemplated thereby.
Note 6:	To record estimated liability for taxes as a result of taxable gain on this transaction of $2,707,600.
Note 7:	To record NOLs used in the amount of $1,855,000, which impacted the deferred tax asset in the amount of $519,400.
Note 8:	To record an amount equal to the excess of $1,500,000 for taxes. All taxes imposed as a result of the Separation and the Distribution in excess of $1,500,000 will be borne by Holdings, and all taxes imposed as a result of the Separation and Distribution up to $1,500,000 will be borne by SilverSun.
Note 9:	Payment of tax liability of $2,188,200.
Note 10:	Reflects the charge from deferred charges to additional paid-in capital for transaction costs of $900,000.

Unaudited Silversun Technologies Holdings, Inc. and Subsidiaries
Pro Forma Statements of Operations

	Historical and Pro Forma
	For the Nine Months Ended
	September 30, 2023	September 30, 2022
Revenues:
Software product, net	$9,470,811	7,875,531
Service, net	30,337,452	24,703,545
Total revenues, net	39,808,263	32,579,076

Cost of revenues:
Product	5,714,101	4,808,072
Service	18,201,224	14,510,300
Total cost of revenues	23,915,325	19,318,372

Gross profit	15,892,938	13,260,704

Operating expenses:
Selling and marketing expenses	6,548,697	5,645,564
General and administrative expenses	7,441,703	6,956,744
Share-based compensation expenses	41,497	136,075
Depreciation and amortization expenses	607,785	738,893
Total selling, general and administrative expenses	14,639,682	13,477,276

Income (loss) from operations	1,253,256	(216,572)

Other expense:
Deal costs	(2,986,107)	-
Interest expense, net	(42,324)	(66,340)
Total other expense	(3,028,431)	(66,340)

Loss before taxes	(1,775,175)	(282,912)

Benefit for income taxes	(285,849)	(20,253)

Net loss	$(1,489,326)	(262,659)

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

As explained above, unless otherwise indicated, the terms “we,” “us,” “our,” “our Company,” “the Company,” and “SilverSun Holdings” refer to SilverSun Technologies Holdings, Inc., together with its consolidated subsidiaries. The following discussion and analysis of the Company’s financial condition and results of operations should be read together with the Company’s financial statements and related notes appearing elsewhere in this information statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this information statement, including information with respect to the Company’s plans and strategy for the Company’s business and related financing, includes forward-looking statements involving risks and uncertainties and should be read together with the “Risk Factors” and “Cautionary Note Regarding Forwarding-Looking Statements” sections of this information statement. Such risks and uncertainties could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Except as otherwise indicated or unless the context otherwise requires, the information included in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” about SilverSun Holdings assumes the completion of all of the transactions referred to in this information statement in connection with the Separation and the Distribution and as if SilverSun Holdings held the SpinCo Business during all periods described.

Our unaudited condensed consolidated financial statements are prepared in accordance with GAAP. These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the unaudited condensed consolidated financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our unaudited condensed consolidated financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. The following discussion should be read in conjunction with our unaudited condensed consolidated financial statements and notes thereto appearing elsewhere in the Form 10 of which this information statement is a part.

Overview

The Company is engaged in providing transformational business management applications and technologies and professional consulting services to small- and medium-sized companies, primarily in the manufacturing, distribution, and service industries.

We are executing a multi-pronged business strategy centered on recurring revenue, customer retention and on rapidly increasing the size of our installed customer base. The growth of our customer base is accomplished via our traditional sales and marketing programs and acquisitions. After a customer is secured, our strategy is to up-sell and cross-sell, providing the customer with advanced technologies and third-party add-ons that help them digitally transform their business. These add-on products could include application hosting, cybersecurity, warehouse management, human capital management, payment automation, sales tax compliance or any number of other products or services that we represent. Many of these incremental products and services are billed on a subscription basis, often paying monthly for the service, which increases our monthly recurring revenue. This strategy increases the average revenue per customer, which facilitates our continued growth, and reduces our cost of customer acquisition, which enhances our profitability profile.

Our core strength is rooted in our ability to discover and identify the driving forces of change that are affecting – or will affect – businesses in a wide range of industries. We invest valuable time and resources to fully understand how technology is transforming the business management landscape and what current or emerging innovations are deserving of a clients’ attention. By leveraging this knowledge and foresight, our growing list of clients are empowered with the means to more effectively manage their businesses; to capitalize on real-time insight drawn from their data resources; and to materially profit from enhanced operational functionality, process flexibility and expedited process execution.

We are a business application, technology and consulting company providing strategies and solutions to meet our clients’ information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the cloud. As a value-added reseller of business application software, we offer solutions for accounting and business management, financial reporting, ERP, HCM, WMS, CRM and BI. Additionally, we have our own development staff building software solutions for various ERP enhancements. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated Information Technology (“IT”) network services practice that provides managed services, Infrastructure-as-a-Service, cybersecurity, application hosting, disaster recovery, business continuity, cloud and other services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Arizona, Connecticut, Southern California, North Carolina, Washington, Oregon and Illinois.

Our core business is divided into the following practice areas:

ERP (Enterprise Resource Management) and Accounting Software

We are a value-added reseller for a number of industry-leading ERP applications. We are a Sage Software Authorized Business Partner and Sage Certified Gold Development Partner. We believe we are among the largest Sage partners in North America, with a sales and implementation presence complemented by a scalable software development practice for customizations and enhancements. Due to the growing demand for cloud-based ERP solutions, we also have in our ERP portfolio Acumatica, a browser-based ERP solution that can be offered on premise, in the public cloud, or in a private cloud. We have recently added Sage Intacct, a cloud-based solution for core financials to our offerings of cloud-based solutions. We develop and resell a variety of add-on solutions to all our ERP and accounting packages that help customize the installation to our customers’ needs and streamline their operations.

Value-Added Services for ERP

We go beyond simply reselling software packages; we have a consulting and professional services organization that manages the process as we move from the sales stage into implementation, go live, and production. We work inside our customers’ organizations to ensure all software and IT solutions are enhancing their business needs. A significant portion of our services revenue comes from continuing to work with existing customers as their business needs change, upgrading from one version of software to another, or providing additional software solutions to help them manage their business and grow their revenue. We have a dedicated help desk team that fields hundreds of calls every week. Our custom programming department builds specialized software packages as well as “off-the-shelf” enhancements and time and billing software.

IT-Managed Network Services and Business Consulting

We provide comprehensive IT-managed services, Infrastructure-as-a-Service, cybersecurity, business continuity, disaster recovery, data backup, network maintenance and service upgrades designed to eliminate the IT concerns of our customers. We are a Microsoft Solutions Provider. Our staff includes engineers who maintain certifications from Microsoft and Sage Software. They are Microsoft Certified Systems Engineers and Microsoft Certified Professionals, and they provide a host of services for our clients, including remote network monitoring, server implementation, support and assistance, operation and maintenance of large central systems, technical design of network infrastructure, technical troubleshooting for large scale problems, network and server security, and backup, archiving, and storage of data from servers. There are numerous competitors, both larger and smaller, nationally and locally, with whom we compete in this market.

Cybersecurity

We provide enterprise-level security services to the mid-market. Our cybersecurity-as-a-service offering includes a security operations center, incident response, cybersecurity assessments, and hacking simulations. The service is particularly well-suited for customers in compliance-driven and regulated industries, including financial services, pension administration, insurance, and the land and title sector.

Application Hosting

Application hosting is a type of SaaS (Software-as-a-Service) hosting solution that allows applications to be available from a remote cloud infrastructure and to be accessed by users through the internet.

Investing in the acquisition of other companies and proprietary business management solutions has been an important growth strategy for our Company, allowing us to rapidly expand into new geographic markets and create new and exciting profit centers. To date, we have completed a series of strategic ventures that have served to fundamentally strengthen our Company’s operating platform and materially expand our footprint to nearly every U.S. state. More specifically, over the past 15 years, we have outright acquired select assets of or entered into revenue sharing agreements with Business Tech Solutions Group, Inc.; Wolen Katz Associates; AMP-BEST Consulting, Inc.; IncorTech; Micro-Point, Inc.; HighTower, Inc.; Point Solutions, LLC; SGEN, LLC; ESC, Inc.; 2000 SOFT, Inc.; Productive Tech Inc.; The Macabe Associates; Oates & Co.; Pinsight Technology, Inc.; Info Sys Management, Inc.; Nellnube, Inc.; Partners in Technology Inc.; Prairie Technology Solutions Group, Inc.; Computer Management Services, LLC; Business Software Solutions; PeopleSense, Inc.; and more recently Dynamic Tech Services, Inc. and NEO3, LLC.

Additionally, it is our intention to continue to increase our business by seeking additional opportunities through potential acquisitions, revenue sharing arrangements, partnerships or investments. Such acquisitions, revenue sharing arrangements, partnerships or investments may consume cash reserves or require additional cash or equity. Our working capital and additional funding requirements will depend upon numerous factors, including: (i) strategic acquisitions or investments; (ii) an increase to current company personnel; (iii) the level of resources that we devote to sales and marketing capabilities; (iv) technological advances; and (v) the activities of competitors.

During the first nine months of 2023, the Company continued to expand its customer base and growth trend which we believe will provide a basis for future growth.

Results of Operations for the Three and Nine Months Ended September 30, 2023 and 2022.

Our strategy is to grow our business through organic growth of our software applications, technology solutions and managed services, as well as expansion through acquisitions. We have established a national presence via our internal marketing, sales programs, and acquisitions, and now have ERP customers throughout most of the United States. To remain competitive and continue to grow, we continue to invest resources in our people, product development, marketing, and sales capabilities, and we expect to continue to do so in the future. During the nine months ended September 30, 2023, the Company continued to expand its customer base, which we believe provides a basis for future growth. Revenues increased 22.2% to $39.8 million for the nine months ended September 30, 2023 as compared to $32.6 million for the corresponding period in 2022. Our Acumatica and Sage product revenue continues to grow, and we are excited about the opportunity for growth with our Sage Intacct product.

The Company continues to monitor the COVID-19 situation as it pertains to the disruption of our business, and that of some of our customers, and growth in future quarters and will take steps, if necessary, to establish mitigation strategies to try and minimize risk of any potential downturn for stockholders as well as the health, safety and well-being of its employees and customers. However, we currently do not expect a significant impact on our results of operations in the future due to COVID-19. The Company’s strategies are focused on assisting our customers in their digital transformation in this new environment. We believe the new “work from home environment” (workforce of the future), coupled with the continued rise of E-Commerce and security and compliance could help drive our future revenues.

On September 29, 2022, SilverSun entered into a definitive agreement and plan of merger (the “Rhodium Merger Agreement”) by and among SilverSun, Rhodium Enterprises Acquisition Corp., Rhodium Enterprises Acquisition LLC and Rhodium Enterprises, Inc., an industrial-scale digital asset technology company utilizing proprietary technologies to mine bitcoin. On October 13, 2023, SilverSun terminated the Rhodium Merger Agreement.

Revenues

For the three and nine months ended September 30, 2023, revenues increased $2,506,095 (23.0%) and $7,229,187 (22.2%) to $13,423,254 and $39,808,263, respectively, as compared to $10,917,159 and $32,579,076, respectively, for the three and nine months ended September 30, 2022. This increase is mostly attributed to an increase in professional consulting revenues as well as an increase in software revenue.

Software revenues increased $367,974 (14.8%) and $1,595,280 (20.3%) to $2,850,462 and $9,470,811 for the three and nine months ended September 30, 2023, respectively, as compared to $2,482,488 and $7,875,531 for the three and nine months ended September 30, 2022, respectively, primarily because of an increase in our ERP software sales, especially for Acumatica and Sage Intacct.

Service revenue increased $2,138,121 (25.3%) and $5,633,907 (22.8%) to $10,572,792 and $30,337,452 for the three and nine months ended September 30, 2023, respectively, as compared to $8,434,671 and $24,703,545 for the three and nine months ended September 30, 2022. This increase is mainly attributed to the increase in professional services, especially for our Acumatica, Sage 100, and Sage Intacct products, as well as an increase in revenue in our hosting services. Recruiting in 2021 and 2022 was a difficult challenge, but our efforts to increase our consulting staff with additional resources, as well as system improvements, has yielded a positive result in our financial performance. We have also utilized some outside contractors to assist in projects because of our growth.

Gross profit

Gross profit for the three and nine months ended September 30, 2023 increased $921,664 (20.8%) and $2,632,234 (19.8%) to $5,350,233 and $15,892,938, respectively, as compared to $4,428,569 and $13,260,704 for the three and nine months ended September 30, 2022. For the three months ended September 30, 2023, the overall gross profit percentage was 39.9% as compared to 40.6% for the three months ended September 30, 2022. For the nine months ended September 30, 2023, the overall gross profit percentage was 39.9% as compared to 40.7% for the nine months ended September 30, 2022.

The gross profit attributed to software revenues increased $210,829 (23.8%) and $689,251 (22.5%) to $1,096,097 and $3,756,710, respectively, for the three and nine months ended September 30, 2023 as compared to $885,268 and $3,067,459 for the three and nine months ended September 30, 2022, due mostly to the increased volume of software sold. For the three months ended September 30, 2023, the gross profit percentage on software revenue was 38.5% as compared to 35.7% for the three months ended September 30, 2022. For the nine months ended September 30, 2023, the gross profit percentage on software revenue was 39.7% as compared to 38.9% for the nine months ended September 30, 2022.

The gross profit attributed to services increased $710,835 (20.1%) and $1,942,983 (19.1%) to $4,254,136 and $12,136,228 for the three and nine months ended September 30, 2023 as compared to $3,543,301 and $10,193,245 for the three and nine months ended September 30, 2022. This increase is attributed to revenue increases in professional services and application hosting. For the three months ended September 30, 2023, the gross profit percentage on service revenue was 40.7% as compared to 42.0% for the three months ended September 30, 2022. For the nine months ended September 30, 2023, the gross profit percentage on service revenue was 40.2% as compared to 41.3% for the nine months ended September 30, 2022.

Operating expenses

Selling and marketing expenses increased $211,676 (10.5%) and $903,133 (16.0%) to $2,228,526 and $6,548,697, respectively, for the three and nine months ended September 30, 2023 as compared to $2,016,850 and $5,645,564 for the three and nine months ended September 30, 2022. This increase is primarily due to increased salary increases, new personnel, higher commissions to employees as a result of the increased revenues, as well as increased travel expenses associated with attendance at trade shows and conferences.

General and administrative expenses increased $253,269 (11.3%) and $484,959 (7.0%) to $2,497,891 and $7,441,703, respectively, for the three and nine months ended September 30, 2023 as compared to $2,244,622 and $6,956,744 for the three and nine months ended September 30, 2022. This increase in expenses for the three months ended September 30, 2023 is a result of salary increases and increases in accrued compensation and state excise taxes offset partially by a decrease in credit card fees. For the nine months ended September 30, 2023, general and administrative expenses increased primarily as a result of salary increases and increased accrued compensation, travel and entertainment, professional and license fees offset partially by a decrease in credit card fees, lower rent and recruitment expenses.

Share-based compensation decreased $44,185 (100%) and $94,578 (69.5%) for the three and nine months ended September 30, 2023 to $-0- and $41,497, respectively, as compared to $44,185 and $136,075 for the three and nine months ended September 30, 2022.

Depreciation and amortization expense decreased $44,161 (18.4%) and $131,108 (17.7%) to $196,361 and $607,785 for the three and nine months ended September 30, 2023 as compared to $240,522 and $738,893 for the three and nine months ended September 30, 2022. This decrease is primarily due to the lower amortization of intangible assets as a result of certain intangible assets being fully amortized.

Income (loss) from operations

As a result of the above, for the three and nine months ended September 30, 2023, the Company had net income from operations of $427,455 and $1,253,256, respectively, as compared to losses from operations of $117,610 and $216,572 for the three and nine months ended September 30, 2022.

Other Expense

For the three and nine months ended September 30, 2023, the Company incurred other expense of $2,936,107 related to the terminated Rhodium Merger Agreement. The Company charged to expense all previously deferred deal related expenses in the amount of $2,986,107. These expenses are recorded as Deal Costs in the accompanying condensed statement of operations in Other Expense.

Loss Before Taxes

As a result of the above, for the three and nine months ended September 30, 2023, the Company had losses before taxes of $2,566,299 and $1,775,175, respectively, as compared to losses before of $141,298 and $282,912 for the three and nine months ended September 30, 2022.

Liquidity and Capital Resources

While our Company has not been significantly impacted because of the economic uncertainty nor from the impact of COVID-19, the potential negative impact on our business, in the future, is impossible to determine at this point, although it is likely that we could suffer negative consequences as many companies go out of business or decrease their technology spending. As such, we need to rely on our own limited resources to weather any economic downturn. Management continues to monitor developments, explore various cost-cutting measures, and explore other sources of funding, but there is no guarantee we will be successful in doing so.

The Company currently has no line of credit or other credit facility with any lender.

We continue to review and look for additional operating income opportunities through potential acquisitions, product additions or investments. Such acquisitions or investments may consume cash reserves or require additional cash or equity. Our working capital and additional funding requirements will depend upon numerous factors, including: (i) strategic acquisitions or investments; (ii) an increase to current company personnel; (iii) the level of resources that we devote to sales and marketing capabilities; (iv) technological advances; and (v) the activities of competitors.

In addition to exploring potential acquisitions, product additions and investments, we continue to add new customers and increase sales to existing customers. Management also explores opportunities to increase its business and profitability by entering into collaboration agreements, buying assets, and acquiring companies in the business software and information technology consulting and other markets with solid revenue streams and established customer bases that generate positive cash flow.

At September 30, 2023, future payments of long-term debt are as follows:

Remainder of 2023	$124,194
2024	360,091
2025	258,736
2026	52,188
Total	$795,209

The Company’s working capital was $487,090 at September 30, 2023 as compared to $2,946,349 at December 31, 2022 mostly due to lower deferred charges, lower prepaid expenses and other current assets and cash offset partially by the decrease in deferred revenues.

During the nine months ended September 30, 2023, the Company had a net decrease in cash of $1,129,113. The Company’s principal sources and uses of funds were as follows:

Cash used in operating activities:

Operating activities for the nine months ended September 30, 2023 provided $817,723 of cash as compared to $1,127,302 of cash for the same period in 2022. The decrease in cash provided by operating activities is primarily due changes in accounts payable and deferred revenues offset partially by the improvement in cash from operations, excluding the non-cash items, such as depreciation, amortization, and share-based compensation as well as the change in deferred charges.

Cash used in investing activities:

Investing activities for the nine months ended September 30, 2023 used cash of $74,907 as compared to using $188,741 cash for the same period in 2022, primarily as a result of lower acquisition costs for new businesses.

Cash used in financing activities:

Financing activities for the nine months ended September 30, 2023 used cash of $1,871,929 as compared to using cash in the amount of $520,520 for the same period in 2022. The increase in cash used is a result of the cash dividend paid to stockholders in August 2023.

The Company believes that as a result of the growth in business, and the funds on hand, it has adequate liquidity to fund its operating plans for at least the next twelve months, provided, however, that the Company cannot currently quantify the recent economic uncertainty and its effects on the business in the coming quarters.

For the nine months ended September 30, 2023, inflation has impacted the Company’s profitability, as it has resulted in increased costs necessary to recruit and retain personnel. As the Company returns back to its pre-COVID marketing and trade show schedules, the higher costs of travel and meals will also have a negative impact on the Company’s profitability.

Off Balance Sheet Arrangements

During the nine months ended September 30, 2023 and for fiscal 2022, we did not engage in any material off-balance sheet activities or have any relationships or arrangements with unconsolidated entities established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities nor do we have any commitment or intent to provide additional funding to any such entities.

Business

The Company is engaged in providing transformational business management applications and technologies, professional consulting services and cybersecurity services to small and medium-sized companies, primarily in the manufacturing, distribution and service industries.

The Company executes a multi-pronged business strategy centered on cloud-based products, services, recurring revenue, customer retention and on rapidly increasing the size of its installed customer base. The growth of the Company’s customer base is accomplished via both traditional marketing programs and acquisitions. After a customer is secured, the Company’s strategy is to up-sell and cross-sell, providing the customer with advanced technologies and third-party add-ons that help them digitally transform their business. These add-on products could include application hosting, cybersecurity, warehouse management, human capital management, payment automation, sales tax compliance or any number of other products or services that we represent. Many of these incremental products and services are billed on a subscription basis, often paying monthly for the service, which increases the Company’s monthly recurring revenue. This strategy increases the average revenue per customer, which facilitates the Company’s continued growth, and reduces its cost of customer acquisition, which enhances the Company’s profitability profile.

As a business application, technology and consulting company, SilverSun Holdings provides strategies and solutions to meet its clients’ information, technology and business management needs. SilverSun Holdings’ services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the cloud. As a value-added reseller of business application software, SilverSun Holdings offers solutions for accounting and business management, financial reporting, Enterprise Resource Planning, Human Capital Management, Warehouse Management Systems, Customer Relationship Management, and Business Intelligence. Additionally, SilverSun Holdings has its own development staff building software solutions for various ERP enhancements. SilverSun Holdings’ value-added services focus on consulting and professional services, specialized programming, training, and technical support. SilverSun Holdings has a dedicated Information Technology network services practice that provides managed services, cybersecurity, application hosting, disaster recovery, business continuity, cloud and other services. SilverSun Holdings’ customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Arizona, Connecticut, Southern California, North Carolina, Washington, Oregon and Illinois.

SilverSun Holdings’ core business is divided into the following practice areas:

ERP (Enterprise Resource Management and Accounting Software)

SilverSun Holdings, through its wholly owned subsidiary SWK, is a value-added reseller for a number of industry-leading ERP applications. SilverSun Holdings is a Sage Software Authorized Business Partner and Sage Certified Gold Development Partner. SilverSun Holdings believes it is among the largest Sage partners in North America, with a sales and implementation presence complemented by a scalable software development practice for customizations and enhancements. Due to the growing demand for cloud-based ERP solutions, SilverSun Holdings also has in its ERP portfolio Acumatica, a browser-based ERP solution that can be offered on premise, in the public cloud, or in a private cloud. SilverSun Holdings develops and resells a variety of add-on solutions to all our ERP and accounting packages that help customize the installation to its customers’ needs and streamline their operations.

Value-Added Services for ERP

SilverSun Holdings goes beyond simply reselling software packages; SilverSun Holdings has a consulting and professional services organization that manages the process as it moves from the sales stage into implementation, go live, and production. SilverSun Holdings works inside our customers’ organizations to ensure all software and IT solutions are enhancing their business needs. A significant portion of our services revenue comes from continuing to work with existing customers as their business needs change, upgrading from one version of software to another, or providing additional software solutions to help them manage their business and grow their revenue. SilverSun Holdings has a dedicated help desk team that fields hundreds of calls every week. SilverSun Holdings’ custom programming department builds specialized software packages as well as “off the shelf” enhancements and time and billing software.

Arrangements with Principal Suppliers

SilverSun Holdings’ revenues are primarily derived from the resale of third-party vendor software products and services. These resales are made pursuant to channel sales agreements whereby SilverSun Holdings is granted authority to purchase and resell the vendor products and services. Under these agreements, SilverSun Holdings either resells software directly to its customers or act as a sales agent for various vendors and receive commissions for its sales efforts.

SilverSun Holdings, through SWK, is required to enter into an annual Channel Partner Agreement with Sage Software whereby Sage Software appoints SilverSun Holdings as a non-exclusive partner to market, distribute, and support Sage 100, Sage 500, and Sage Intacct. The Channel Partner Agreement is for a one-year term, and automatically renews for an additional one-year term on the anniversary of the agreement’s effective date. These agreements authorize SilverSun Holdings to sell these software products to customers in the United States. There are no clauses in this agreement that limit or restrict the services that SilverSun Holdings can offer to customers. SilverSun Holdings also operates a Sage Software Authorized Training Center Agreement and is party to a Master Developers Program License Agreement.

For the years ended December 31, 2022 and 2021, purchases from Sage Software were approximately 15% and 13% respectively. Generally, SilverSun Holdings does not rely on any one specific supplier for all its purchases and maintains relationships with other suppliers that could replace its existing supplier should the need arise.

Network and Managed Services

SilverSun Holdings provides comprehensive IT network and managed services designed to eliminate the IT concerns of its customers. Businesses can focus on their core strengths rather than technology issues. SilverSun Holdings adapts its solutions for virtually any type of business, from large national product and service providers, to small businesses with local customers. SilverSun Holdings’ business continuity services provide automatic on-site and off-site backups, complete encryption, and automatic failure testing. SilverSun Holdings also provides application hosting, IT consulting and managed network services. SilverSun Holdings’ focus in the network and managed services practice is to emphasize industry verticals in order to demonstrate our ability to better understand our customers’ needs.

Customers

SilverSun Holdings markets its products primarily throughout North America. For the years ended December 31, 2022 and 2021, the top ten customers accounted for 7% ($3,147,258) and 9% ($3,644,319), respectively, of total revenues. Generally, SilverSun Holdings does not rely on any one specific customer for any significant portion of its revenue base. No single customer accounted for ten percent or more of SilverSun Holdings’ consolidated revenues base. SilverSun Holdings’ customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Arizona, Southern California, North Carolina, Washington, Oregon and Illinois.

Intellectual Property

SilverSun Holdings regards its technology and other proprietary rights as essential to its business. SilverSun Holdings relies on trade secret, confidentiality procedures, and contract provisions to protect its technology. SilverSun Holdings has also entered into confidentiality agreements with our consultants and corporate partners and intends to control access to, and distribution of its products, documentation, and other proprietary information.

Research and Product Development

SilverSun Holdings is continually looking to improve and develop new products. SilverSun Holdings’ product initiatives include various new product offerings, which are either extensions of existing products or newly conceptualized product offerings. SilverSun Holdings uses a dual-shore development approach to keep product development costs at a minimum. All its product development is led by U.S. based employees. The project leaders are technical resources who are involved in developing technical specifications, design decisions, usability testing, and transferring the project knowledge to SilverSun Holdings’ offshore development team.

Competition

The markets in which SilverSun Holdings competes are highly fragmented, and the business is characterized by a large number of participants, including several large companies, as well significant number of small, privately-held, local competitors. A significant portion of SilverSun Holdings’ revenue is currently derived from requests for proposals and price is often an important factor in awarding such agreements. Accordingly, SilverSun Holdings’ competitors may underbid SilverSun if they elect to price their services aggressively to procure such business. SilverSun Holdings’ competitors may also develop the expertise, experience and resources to provide services that are equal or superior in both price and quality to SilverSun Holdings’ services, and SilverSun Holdings may not be able to enhance its competitive position. The principal competitive factors for SilverSun Holdings’ professional services include geographic presence, breadth of service offerings, technical skills, quality of service and industry reputation. SilverSun Holdings believes it competes favorably with its competitors on the basis of these factors.

Employees

As of January 10, 2024 SilverSun Holdings had approximately 199 full time employees with 53 of our employees engaged in sales and marketing activities, 107 employees engaged in service fulfillment, and 39 employees performing administrative functions. SilverSun Holdings’ future success depends in significant part upon the continued services of its key sales, technical, and senior management personnel and its ability to attract and retain highly qualified sales, technical, and managerial personnel. None of SilverSun Holdings’ employees are represented by a collective bargaining agreement and SilverSun Holdings has never experienced a work stoppage.

Additional Information

Following the Distribution, SilverSun Holdings’ website address will be SilverSuntech.com. SilverSun Holdings does not intend its website address to be an active link or to otherwise incorporate by reference the contents of the website into this information statement. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Industry Overview

As a value-added reseller of business application software, we offer solutions for accounting and business management, financial reporting, managed services, ERP, HCM, WMS, CRM, and BI. Additionally, we have our own development staff building software solutions for various ERP enhancements. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. The majority of our customers are small and medium businesses.

Organic Growth

Our organic growth strategy is to increase our market penetration and client retention through the upgrade of, and expanded sales efforts with our existing products and managed services and development of new and enhanced software and technology solutions. Our client retention is sustained by our providing responsive, ongoing software and technical support and monitoring and maintenance services for both the solutions we sell, and other client technology needs we provide.

Repeat business from our existing customer base has been key to our success and we expect it will continue to play a vital role in our growth. We focus on nurturing long-standing relationships with existing customers while also establishing relationships with new customers.

Enterprise Resource Planning Software Strategy

Our ERP software strategy is focused on serving the needs of our expansive installed base of customers for our Sage 100, Sage 500, and Sage BusinessWorks practices, while rapidly growing the number of customers using Sage Intacct and Acumatica. We currently have approximately 5,000 active ERP customers using one of these five solutions, including customers using certain add-on support products to these solutions. In the past, we had focused primarily on on-premise mid-market Sage Software solutions, but in the past few years, we have focused on cloud ERP solutions. This has allowed us to increase our average deal size and to keep pace with the changing trends that we see in the industry.

Leadership

For information regarding Company’s management and leadership team, see below under “Management and Directors” in this information statement.

Business Strategy

Overview

Our strategy is to grow our business through a combination of intra-company growth of our software applications, technology solutions and managed services, as well as expansion through acquisitions. We have established a national presence via our internal marketing, sales programs, and acquisitions and now have ERP customers throughout most of the United States.

Managed Services Strategy

The IT Managed Services market is broadly segmented by types of services, for example, managed datacenter, managed network, managed mobility, managed infrastructure, managed communications, managed information, managed security and other managed services. In addition, the market is segmented by market verticals, such as public sector, banking, financial services and insurance, education, retail, contact centers and service industries, high tech and telecommunications, healthcare and pharmaceuticals, travel and logistics, manufacturing, energy and utilities among others.

The recent trend in the industry shows that there is a high demand for managed services across every industry vertical. The implementation of managed services can reduce IT costs by 30% to 40% in such enterprises. This enables organizations to have flexibility and technical advantage. Enterprises having their services outsourced look forward to risk sharing and to reduce their IT costs and IT commitments, so that they can concentrate on their core competencies.

Organizations implementing managed services have reported almost a 50% to 60% increase in the operational efficiency of their outsourced processes. Enterprises have accepted outsourcing services as a means to enable them to reduce their capital expenditure (“CapEx”) and free up internal sources. Newer managed services that penetrate almost all the industry domains, along with aggressive pricing in services, are being offered. This results in an increase in the overall revenues of the managed services market. It is observed that there is an increase in outsourcing of wireless, communications, mobility, and other value-added services, such as content and e-commerce facilities. With increasing technological advancements and the cost challenges associated with having the IT services in-house, we believe the future seems optimistic for managed services providers.

Our strategy is to continue to expand our product offerings to the small and medium-sized business marketplace, and to increase our scale and capabilities via acquisition throughout the United States, but initially in those regions where we currently have existing offices.

Potential Competitive Strengths

●	Independent Software Vendor. As an independent software vendor we have published integrations between ERPs and third-party products which differentiates us from other business application providers because, as a value-added reseller of the ERPs that our proprietary products integrate with, we have specific software solution expertise in the ERPs we resell, which ensures that our products tightly integrate with the ERPs. We own the intellectual property related to these integrations and sell the solutions both directly and through other software resellers within the Sage network.

●	Sage Certified Gold Development Partner. As a Sage Certified Gold Development Partner, we are licensed to customize the source code of the Sage ERPs. Very few resellers are master developers, and in fact, we provide custom programming services for many other resellers. We have full-time programmers on staff, which provides us with a depth and breadth of expertise that we believe very few competitors can match.

●	Ability to Recruit, Manage and Retain Quality Personnel. We have a track record of recruiting, managing and retaining skilled labor and our ability to do so represents an important advantage in an industry in which a shortage of skilled labor is often a key limitation for both clients and competitors alike. We recruit skilled labor from competitors and from amongst end users with experience using the various products we sell, whom we then train as consultants. We believe our ability to hire, manage and maintain skilled labor gives us an edge over our competitors as we continue to grow.

●	Combination of Hardware/Software Expertise. Many competitors have software solution expertise. Others have network/hardware expertise. We believe we are among the very few organizations with an expertise in both software and hardware, affording us the opportunity to provide turnkey solutions for our customers without the need to bring in additional vendors on a project.

●	Technical Expertise. Our geographical reach and substantial technical capabilities afford our clients the ability to customize and tailor solutions to satisfy all of their business needs.

Growth Strategy

General

Our strategy is to grow our business through a combination of intra-company growth of our software applications, technology solutions and managed services, as well as expansion through acquisitions. We have established a national presence via our internal marketing, sales programs, and acquisitions and now have ERP customers throughout most of the United States.

Intra-Company Growth

Our intra-company growth strategy is to increase our market penetration and client retention through the upgrade of, and expanded sales efforts with our existing products and managed services and development of new and enhanced software and technology solutions. Our client retention is sustained by our providing responsive, ongoing software and technical support and monitoring and maintenance services for both the solutions we sell and other client technology needs we provide.

Repeat business from our existing customer base has been key to our success and we expect it will continue to play a vital role in our growth. We focus on nurturing long-standing relationships with existing customers while also establishing relationships with new customers.

Information Systems

Our information systems utilize leading software enterprise resource platforms, including procurement, inventory management, receivables management, and accounting.

Acquisitions

The markets in which we provide our services are occupied by a large number of competitors, many substantially larger than us, and with significantly greater resources and geographic reach. We believe that to remain competitive, we need to take advantage of acquisition opportunities that arise which may help us achieve greater geographic presence and economies both within our existing footprint and expanded territories. We may also utilize acquisitions, whenever appropriate, to expand our technological capabilities and product offerings. We focus on acquisitions that are profitable and fit seamlessly with our existing operations.

We believe our markets contain a number of attractive acquisition candidates. We foresee expanding through acquisitions of one or more of the following types of software and technology organizations:

Managed Service Providers (“MSPs”). MSPs provide their small and medium-sized business clients with a suite of services, which may include 24/7/365 remote monitoring of networks, disaster recovery, business continuity, data backup, cyber-security and the like. There are hundreds of providers of such services in the U.S., most with annual recurring revenue of less than $10 million. We believe that we may be able to consolidate a number of these MSPs with our existing operation in an effort to become one of the more significant providers of these services in the U.S.

Independent Software Vendors (“ISVs”). ISVs are publishers of both stand-alone software solutions and integrations that integrate with other third-party products. Our interest lies with ISVs selling into the small and medium-sized business marketplace, providing applications addressing e-commerce, mobility, security, and other functionalities. Since we have expertise in both selling directly to end-users and selling through a sales channel, we believe we can significantly enhance the sales volume of any potential acquisition via our existing infrastructure, our sales channel, and our internal marketing programs. There are many ISVs in North America, constituting a large and significant target base for our acquisition efforts.

Value-Added Resellers (“VARs”) of ERP, HCM, WMS, CRM and BI Software. VAR’s gross margins are a function of the sales volume they provide a publisher in a twelve-month period, and we are currently operating at the highest margins. Smaller resellers who sell less and operate at significantly lower margins, are at a competitive disadvantage to companies such as ours and are often amenable to creating a liquidity event for themselves by selling to larger organizations. We have benefitted from completing such acquisitions in a number of ways, including, but not limited to: (i) garnering new customers to whom we can upsell and cross-sell our broad range of products and services; (ii) gaining technical resources that enhance our capabilities; and (iii) extending our geographic reach.

Our business strategy provides that we will examine the potential acquisition of businesses within and outside our industry. In determining a suitable acquisition candidate, we will carefully analyze a target’s potential to add to and complement our product mix, expand our existing revenue base, improve our margins, expand our geographic coverage, strengthen our management team, add technical resources and expertise, and, above all, improve stockholder returns. More specifically, we have identified the criteria listed below, by which we evaluate potential acquisition targets in an effort to gain the synergies necessary for successful growth of the Company:

●	Access to new customers and geographic markets;

●	Recurring revenue of the target;

●	Opportunity to gain operating leverage and increased profit margins;

●	Diversification of sales by customer and/or product;

●	Improvements in product/service offerings; and

●	Ability to attract public capital and increased investor interest.

We are unable to predict the nature, size or timing of any acquisition. We can give no assurance that we will reach agreement or procure the financial resources necessary to fund any acquisition, or that we will be able to successfully integrate or improve returns as a result of any such acquisition.

We continue to seek out and hold preliminary discussions with various acquisition candidates.

On April 1, 2021, SWK acquired certain assets of CT-Solution, Inc. (“CTS”), a leading Indianapolis-based reseller of Sage Software solutions. Over the last 20 years, CTS has implemented technology applications at prominent manufacturers, distributors, and professional service organizations throughout the Midwest.

On May 1, 2021, SWK acquired certain assets of PeopleSense, Inc. (“PSI”), a leading Chicago-based reseller of Sage Software’s human resource management solutions. Over the last 18 years, PSI has implemented HCM solutions to clientele spanning over half of the United States, Canada, Puerto Rico and the U.S. Virgin Islands.

On January 1, 2022, SWK entered into an Asset Purchase Agreement with Dynamic Tech Services, Inc. (“DTS”), a Georgia corporation pursuant to which SWK acquired from DTS certain assets related to the component of DTS’s operations devoted to selling and supporting Acumatica Cloud Enterprise Resource Planning solutions.

On January 22, 2022, SWK entered into an agreement to acquire certain assets of NEO3, LLC, an Ohio-based company related to its Sage 100 and Acumatica operations.

On September 29, 2022, SilverSun entered into the Rhodium Merger Agreement. On October 13, 2023, SilverSun terminated the Rhodium Merger Agreement.

On November 13, 2023, SWK entered into an Asset Purchase Agreement with JCS Computer Resource Corporation, an Illinois corporation (“JCS”) pursuant to which SWK acquired from JCS certain assets related to the component of JCS’ business devoted to being a value added reseller of Sage 100, Sage 50, and QuickBooks software, together with ancillary consulting services related thereto.

We have not entered into any other recent agreements or understandings for any acquisitions that management deems material.

Enterprise Resource Planning Software Strategy

Our ERP software strategy is focused on serving the needs of our expansive installed base of customers for our Sage 100, Sage 500, and Sage BusinessWorks practices, while rapidly growing the number of customers using Sage Intacct and Acumatica. We currently have approximately 5,000 active ERP customers using one of these five solutions, including customers using certain add-on support products to these solutions. In the past we, have focused primarily on on-premise mid-market Sage Software solutions but in the past few years have focused on cloud ERP solutions. This has allowed us to increase our average deal size and to keep pace with the changing trends that we see in the industry.

Managed Services Strategy

The IT Managed Services market is broadly segmented by types of services, for example, managed datacenter, managed network, managed mobility, managed infrastructure, managed communications, managed information, managed security and other managed services. In addition, the market is segmented by market verticals, such as public sector, banking, financial services and insurance, education, retail, contact centers and service industries, high tech and telecommunications, healthcare and pharmaceuticals, travel and logistics, manufacturing, energy and utilities among others.

The recent trend in the industry shows that there is a high demand for managed services across every industry vertical. The implementation of managed services can reduce IT costs by 30% to 40% in such enterprises. This enables organizations to have flexibility and technical advantage. Enterprises having their services outsourced look forward to risk sharing and to reduce their IT costs and IT commitments, so that they can concentrate on their core competencies. Organizations implementing managed services have reported almost a 50% to 60% increase in the operational efficiency of their outsourced processes. Enterprises have accepted outsourcing services as a means to enable them to reduce their capital expenditures (CapEx) and free up internal sources. Newer managed services that penetrate almost all the industry domains, along with aggressive pricing in services, are being offered. This results in an increase in the overall revenues of the managed services market. It is observed that there is an increase in outsourcing of wireless, communications, mobility, and other value-added services, such as content and e-commerce facilities. With increasing technological advancements and the cost challenges associated with having the IT services in-house, we believe the future seems optimistic for managed services providers.

Our strategy is to continue to expand our product offerings to the small and medium-sized business marketplace, and to increase our scale and capabilities via acquisition throughout the United States, but initially in those regions where we currently have existing offices.

Geographic Expansion

Generally, our technology offerings require some on-premise implementation and support. When we expand into new geographic territories, we prefer to find qualified personnel in an area to augment our current staff of consultants to service our business. The need for hands-on implementation and support may also require investment in additional physical offices and other overhead. We believe our approach is conservative.

We may accelerate expansion if we find complementary businesses that we are able to acquire in other regions. Our marketing efforts to expand into new territories have included attendance at trade shows in addition to personal contact.

Seasonality

Our business is not seasonal, and there are no large fluctuations with our operations between quarterly revenues based on the time of year.

Government Regulation

Like other manufacturers and distributors of consumer products, we are required to comply with a wide variety of federal, state, and international laws, rules, and regulations, including those related to consumer products and consumer protection, advertising and marketing, labor and employment, data protection and privacy, intellectual property, workplace health and safety, the environment, the import and export of products, and tax matters. Our failure to comply with applicable federal, state, and international laws, rules, and regulations may result in our being subject to claims, lawsuits, fines, and adverse publicity that could have a material adverse effect on our business, operating results, and financial condition. These laws, rules, and regulations currently impose significant compliance requirements on our business, and more restrictive laws rules, and regulations may be adopted in the future.

Backlog

We currently do not have a material backlog of orders. Backlog consists of orders for which purchase orders have been received and which are generally scheduled for shipment within six months or subject to capacity constraints, including lack of available product.

Our Products and Services

Enterprise Resource Planning Software

Substantially all our initial sales of ERP financial accounting solutions consist of pre-packaged software and associated services to customers in the United States.

The Company resells ERP software published by Sage Software, Acumatica and other providers for the financial accounting requirements of small and medium-sized businesses focused on manufacturing and distribution, and the delivery of related services from the sales of these products, including installation, support and training. The programs perform and support a wide variety of functions related to accounting, including financial reporting, accounts payable and accounts receivable, and inventory management.

We provide a variety of services along with our financial accounting software sales to assist our customers in maximizing the benefits from these software applications. These services include training, technical support, and professional services. We employ consultants and instructors and have specific training in the topics they are teaching. We can also provide on-site training services that are highly tailored to meet the needs of a particular customer.

We provide end-user technical support services through our support/help desk. Our product and technology consultants assist customers calling with questions about product features, functions, usability issues, and configurations. The support/help desk offers services in a variety of ways, including prepaid services, time and materials billed as utilized and annual support contracts. Customers can communicate with the support/help desk through e-mail, telephone, and fax channels. Standard support/help desk services are offered during normal business hours five (5) days per week.

Warehouse Management Systems

We are resellers of WMS software. The primary purpose of a WMS is to control the movement and storage of materials within an operation and process the associated transactions. Directed picking, directed replenishment, and directed put-away are the key to WMS. The detailed setup and processing within a WMS can vary significantly from one software vendor to another. However, the basic WMS will use a combination of item, location, quantity, unit of measure, and order information to determine where to stock, where to pick, and in what sequence to perform these operations.

The WMS software improves accuracy and efficiency, streamlines materials handling, meets retail compliance requirements, and refines inventory control. Most WMS solutions also work as part of a complete operational solution by integrating seamlessly with radio frequency hardware, accounting software, shipping systems and warehouse automation equipment.

We market WMS to our existing and new medium-sized business customers.

IT-Managed Network Services and Business Consulting

We provide IT-managed services, cybersecurity, business continuity, disaster recovery, data backup, network maintenance and service upgrades for our business clients. We are a Microsoft Solutions Provider. Our staff includes engineers who maintain certifications from Microsoft and Sage Software. They are Microsoft Certified Systems Engineers and Microsoft Certified Professionals, and they provide a host of services for our clients, including remote network monitoring, server implementation, support and assistance, operation and maintenance of large central systems, technical design of network infrastructure, technical troubleshooting for large scale problems, network and server security, and backup, archiving, and storage of data from servers. There are numerous competitors, both larger and smaller, nationally and locally, with whom we compete in this market.

Cybersecurity

We provide enterprise level security services to the mid-market. Our cybersecurity-as-a-service offering includes a security operations center, incident response, cybersecurity assessments, penetration testing, and hacking simulations. The service is particularly well-suited for customers in compliance-driven and regulated industries, including financial services, pension administration, insurance, and the land and title sector.

Application Hosting

We provide hosting services to customers located throughout the country within our own data centers.

Product Development

We are continually looking to improve and develop new products. Our product initiatives include various new product offerings, which generally are extensions of existing products. We are using a dual-shore development approach to keep product development costs at a minimum. All our product development is led by U.S. based employees. The project leaders are technical resources who are involved in developing technical specifications, design decisions, usability testing, and transferring the project knowledge to our offshore development team. Several times per week, the product development leadership team meets with our project leaders and development teams to discuss project status, development obstacles, and project timelines.

Properties

On March 1, 2017, the Company entered into a new operating lease agreement for its main office located at 120 Eagle Rock Avenue, East Hanover, NJ 07936. The main office premises consist of 5,129 square feet of office space at a monthly rent starting at $8,762 and escalating to $10,044 per month by the end of the term April 30, 2024. On January 3, 2024, the Company extended its lease for two years ended April 30, 2026. Monthly base rent will be $10,258 for the first year and $10,471 for the second year.

The Company leased 3,422 square feet of office space in Greensboro, NC with a monthly rent of $4,182 a month. The lease expired February 28, 2017 and was extended after reducing the rental space to 2,267 square feet at a monthly rent of $2,765 per month. The extension expired February 28, 2020 and was renewed for a term of three years at a rate of $3,022 per month. The Company vacated the premises on February 28, 2023.

The Company leases office space in Sisters, OR with a monthly rent of $720. The lease expired on November 30, 2019 and is being rented on a month-to-month basis.

The Company leases 2,105 square feet of office space in Phoenix, AZ starting at $1,271 and escalating to $2,982 per month by the end of the term September 30, 2020. On June 25, 2020, the Company signed an extension to a lease for 2,105 square feet of space in Phoenix, Arizona. The lease begins October 1, 2020 and terminates September 30, 2023 with a monthly rent of $3,026 escalating to $3,201 per month in the third year. On June 2, 2023, the Company extended the lease for an additional three years expiring September 30, 2026 with monthly rent of $3,245 escalating to $3,421 in the third year.

Our leased space is utilized for office purposes and it is our belief that the space is adequate for our immediate needs. Additional space may be required as we expand our business activities. We do not foresee any significant difficulties in obtaining additional facilities if deemed necessary.

Legal Proceedings

We are not currently involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. To our knowledge, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company our subsidiaries, threatened against or affecting our Company, our common stock, our subsidiaries or of our Company’s or our Company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MANAGEMENT AND DIRECTORS

Directors and Executive Officers Following the Separation

The following table sets forth information regarding individuals who are expected to serve as our executive officers and directors, including their positions, after the Distribution. As of the date hereof, all of these individuals serve as executive officers and directors of SilverSun in the same capacities they will serve in for us. After the Closing and prior to the Separation and the Distribution, none of our executive officers and directors will be executive officers or directors of SilverSun.

Name	Age	Position

Mark Meller	64	Chairman, President, Chief Executive Officer and Director

Joseph Macaluso	72	Chief Financial Officer and Secretary

Stanley Wunderlich	76	Director

Kenneth Edwards	65	Director

John Schachtel	62	Director

Mark Meller, Chief Executive Officer, President, Director

Mr. Meller will serve as our President, Chief Executive Officer and Chairman of our board of directors following the Separation and the Distribution. He has served as the President, Chief Executive Officer and Chairman of the SilverSun board of directors since January 2015 and will continue to serve in these capacities for SilverSun until the Separation. From September 2003 through January 2015, he was Chief Financial Officer of SilverSun. From October 2004 until February 2007, Mr. Meller was the President, Chief Executive Officer, Chief Financial Officer and Director of Deep Field Technologies, Inc. From December 15, 2004 until September 2009, Mr. Meller was the President, Chief Executive Officer, Chief Financial Officer and Director of MM2 Group, Inc. From August 29, 2005 until August 2006, Mr. Meller was the President, Chief Executive Officer and Chief Financial Officer of iVoice Technology, Inc. From 1988 until 2003, Mr. Meller was Chief Executive Officer of Bristol Townsend and Co., Inc., a New Jersey based consulting firm providing merger and acquisition advisory services to middle-market companies. From 1986 to 1988, Mr. Meller was Vice President of Corporate Finance and General Counsel of Crown Capital Group, Inc., a New Jersey based consulting firm providing advisory services for middle-market leveraged buy-outs (LBO’s). Prior to 1986, Mr. Meller was a financial consultant and practiced law in New York City. He is a member of the New York State Bar.

Mr. Meller has a B.A. from the State University of New York at Binghamton and a J.D. from the Boston University School of Law.

In evaluating Mr. Meller’s specific experience, qualifications, attributes and skills in connection with his appointment to our board of directors, we took into account his experience in the industry and his knowledge of running and managing the businesses to be operated by us.

Joseph Macaluso, Chief Financial Officer

Joseph Macaluso has over 30 years of experience in financial management. Mr. Macaluso will serve as our Chief Financial Officer and Secretary following the Separation. Mr. Macaluso served as Chairman of the Audit Committee and a Director of SilverSun from 2015 before becoming SilverSun’s Chief Financial Officer on January 4, 2021. Mr. Macaluso will continue to serve as SilverSun’s Chief Financial Officer until the Separation. Mr. Macaluso previously served as the Principal Accounting Officer of Tel-Instrument Electronics Corp., a developer and manufacturer of avionics test equipment for both the commercial and military markets. Prior to that, he had been involved in companies in the medical device and technology industries holding positions including Chief Financial Officer, Treasurer and Controller.

Mr. Macaluso has a Bachelor of Science degree in Accounting from Fairfield University.

Stanley Wunderlich, Director

Mr. Stanley Wunderlich has over 40 years of experience on Wall Street as a business owner and consultant. Mr. Wunderlich will serve as a director for us following the Separation. Mr. Wunderlich has served as a director of SilverSun and will continue to serve in that capacity for SilverSun until the Separation. Mr. Wunderlich is a founding partner and has been Chairman and Chief Executive Officer of Consulting for Strategic Growth 1, specializing in investor and media relations and the formation of capital for early-growth stage companies both domestic and international, from 2000 through the present. Since 1987, he has been the Chief Executive Officer of Consulting for Strategic Growth 1, Ltd.

Mr. Wunderlich has a bachelor’s degree from Brooklyn College.

In evaluating Mr. Wunderlich’s experience, qualifications, attributes and skills in connection with his appointment to our board of directors, we took into account his experience in finance and investor relations.

Kenneth Edwards, Director

Mr. Edwards combines over 40 years of experience in the accounting and finance industry. Previously, he has been involved with a few certified public accounting firms as well as companies in various other industries holding positions including Partner, Managing Director, Chief Financial Officer and Senior Vice-President of Finance. Mr. Edwards will serve as a director for us following the Separation. Mr. Edwards has served as a director of SilverSun since January 4, 2021 and will continue to serve in that capacity for SilverSun until the Separation. Mr. Edwards currently serves as Chief Financial Officer of Edison Learning, Inc., an Education Management Company. Ken joined Edison Learning, Inc. in September 2017. From July 2016 to September 2017, he was Managing Director for CFO Strategies, LLC, a company involved in outsourced CFO and Controller services. From July 1981 to July 1993 and from October 2000 to June 2016, he was with several public accounting firms (Coopers & Lybrand, BDO Seidman, Edwards & Company and Cohn Reznick) in various roles until his retirement from Cohn Reznick as an Audit Partner in June 2016. During the period from July 1993 to July 1997, he served as Senior Vice President of Finance for Home State Holdings, Inc., an insurance holding company that focused on property and casualty insurance, and from July 1997 to September 2000 as Chief Financial Officer for Menu Direct, Inc., a specialty food manufacturer. Ken is currently a member of the Advisory Board of Robert Wood Johnson University Hospital, located at Somerset, New Jersey. He previously served as a Director and Treasurer for the Urban League of Morris Country and as a Director and Chairperson for the Hope Chest Scholarship Foundation. He has an undergraduate accounting degree from Goshen College.

Our board of directors believes that Mr. Edwards’ extensive experience as a CPA makes him well-qualified to help guide the Audit Committee of our board of directors. We have determined that Mr. Edwards meets the current independence and experience requirements contained in the listing standards of The Nasdaq Capital Markets and is an audit committee financial expert as defined in SEC regulations.

John Schachtel, Director

On March 27, 2017, Mr. Schachtel was appointed to the SilverSun board of directors and will continue to serve in that capacity for SilverSun until the Separation. Mr. Schachtel will serve as a director for us following the Separation. Since May 2017, Mr. Schachtel has been the Executive Vice President and Chief Operating Officer of Regional Management Corp., one of the leading consumer finance installment loan companies in the United States. Prior to assuming his current position, Mr. Schachtel was the Chief Operating Officer of OneMain Financial Holdings, Inc. and served 11 years as the Executive Vice President, Northeast & Midwest Division for OneMain Financial Holdings, Inc.

Mr. Schachtel has a Bachelor of Science degree from Northwestern University and an MBA in Finance from New York University.

In evaluating Mr. Schachtel’s specific experience, qualifications, attributes and skills in connection with his appointment to our board of directors, we took into account his expertise in general management, finance, corporate governance and strategic planning, as well as his experience in operations and mergers and acquisitions.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Composition and Director Independence

Following the Distribution, our board of directors will consist of four members: Mr. Mark Meller, Mr. Stanley Wunderlich, Mr. Kenneth Edwards, and Mr. John Schachtel. The directors will serve until our next annual meeting and until their successors are duly elected and qualified. The Company defines “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq listing standards.

In making the determination of whether a member of our board of directors is independent, our board of directors considers, among other things, transactions and relationships between each director and his immediate family and the Company, including those reported under the caption “Certain Relationships and Related Person Transactions.” The purpose of this review is to determine whether any such relationships or transactions are material and, therefore, inconsistent with a determination that the directors are independent. On the basis of such review and its understanding of such relationships and transactions, our board of directors affirmatively determined that Mr. Wunderlich, Mr. Edwards, and Mr. Schachtel have qualified as independent and that they have no material relationship with us that might interfere with their exercise of independent judgment.

Committees of the Board of Directors

Effective upon the completion of the Distribution, our board of directors will have the following committees, each of which will operate under a written charter that will be posted on our website prior to the Distribution.

Audit Committee

The Audit Committee will be established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Following the Distribution, the Audit Committee will consist of Mr. Kenneth Edwards, Mr. Stanley Wunderlich and Mr. John Schachtel. Mr. Edwards, who will be Chairman of the Audit Committee, may be deemed a financial expert as defined in Item 407(d)(5) of Regulation S-K.

The Audit Committee will assist our board of directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee will be directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.

The responsibilities of the Audit Committee will be more fully described in our Audit Committee Charter and will include, among other duties:

●	selecting the independent registered public accounting firm, approving all related fees and compensation, overseeing the work of the independent accountant, and reviewing its selection with the board of directors;

●	annually preapproving the proposed services to be provided by the accounting firm during the year;

●	annually reviewing a report from the independent registered public accounting firm describing the accounting firm’s internal quality-control procedures, any material issues of the accounting firm and all relationships between the accounting firm and us;

●	evaluating the independence of the registered public accounting firm;

●	reviewing our annual and quarterly financial statements, any major issues regarding accounting principles, and any analyses prepared with respect to significant financial reporting issues and judgments;

●	assessing the effectiveness of our internal audit function and overseeing the adequacy of internal controls and risk management processes; and

●	reviewing the type and presentation of information to be included in earnings releases, as well as financial information and earnings guidance to be provided to analysts and rating agencies.

Compensation Committee

Following the Distribution, the Compensation Committee will consist of Mr. Stanley Wunderlich and Mr. John Schachtel. Mr. Schachtel will serve as Chairman.

The Compensation Committee will assist our board of directors in discharging its abilities relating to the compensation and benefits of our Chief Executive Officer and other executive officers (as defined in the Exchange Act), employees and non-employee directors, in a manner consistent with and in support of our business objectives, competitive practice and all applicable rules and regulations. The responsibilities of the Compensation Committee will be more fully described in the compensation committee charter and will include, among other duties:

●	reviewing and approving the goals and objectives of our executive compensation plans, evaluating performance in light of those goals and objectives and, determining and approving the executive officers’ compensation based on this evaluation, including any long-term incentive component of compensation, if applicable;

●	reviewing the terms of any compensation “clawback” or similar policies;

●	adopting stock ownership guidelines for executive officers and non-employee directors; and

●	reviewing the goals and objectives of our general compensation plans and other employee benefit plans, including all equity-compensation plans to be submitted for stockholder approval.

Nominating and Corporate Governance Committee

Following the Distribution, the Nominating and Corporate Governance Committee will consist of Mr. Kenneth Edwards, Mr. Stanley Wunderlich and Mr. John Schachtel. Mr. Wunderlich will serve as Chairman.

The Nominating and Corporate Governance Committee will assist our board of directors in discharging its abilities relating to, among other things, providing oversight of nomination and corporate governance matters. The responsibilities of the nominating and corporate governance committee will be more fully described in the nominating and corporate governance committee charter and will include, among other duties:

●	assisting in identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the board of directors, reviewing the background and qualifications of individuals being considered and selecting the director nominees for election by stockholders or appointment by the board of directors;

●	reviewing the suitability for continued services as a director of each member of the board of directors when his or her term expires and when he or she has a change in status and recommending whether or not the director should be renominated;

●	advising and making recommendations to the board of directors on the composition and size of the board of directors and each standing committee of the board of directors, frequency and structure of meetings and other procedures of the board of directors and committees;

●	developing and reviewing corporate governance guidelines; and

●	evaluating the performance and effectiveness of the board of directors.

Code of Business Conduct and Ethics Policy

Prior to the completion of the Distribution, we will adopt a written code of business conduct and ethics policy for directors, executive officers and employees. The code will be designed to deter wrongdoing and to promote, among other things:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	protection of client and third-party information in compliance with applicable privacy and data security requirements;

●	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and other regulators and in our other public communications;

●	compliance with applicable laws, rules and regulations; and

●	accountability for adherence to the code and prompt internal reporting of any possible violation of the code.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of the persons that will be serving as our directors or executive officers following the Distribution has, during the past 10 years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Person Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Executive and Director Compensation

We are currently part of SilverSun and not an independent company and our compensation committee has not yet been formed. The historical compensation shown below was determined by SilverSun. Prior to the Distribution, we will continue to be a part of SilverSun, and therefore compensation of our executive officers and directors will be determined based on the design and objectives of the SilverSun compensation programs. Future compensation levels of our executive officers and directors will be determined based on the compensation policies, programs and procedures to be established by the compensation committee that our board of directors will form in connection with the Distribution. Accordingly, the amounts and forms of compensation reported below are not necessarily indicative of the compensation that our Named Executive Officers (“NEOs”) and directors will receive following the Distribution. Notwithstanding the foregoing, it is intended that our NEOs and directors will be, following the Distribution, compensated on terms which are similar, in most or all material respects, to the terms under which they are presently being compensated by SilverSun. All references in the following tables to equity awards are to equity awards granted by SilverSun in respect of SilverSun common stock.

The following section provides compensation information for those persons that are expected to serve as our executive officers following the Distribution.

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers by SilverSun during the years ended December 31, 2023 and 2022.

Name and Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Mark Meller	2023	$1,120,092	$-	$-	$-	$-	$-	$-	$1,120,092
President, Chief Executive Officer, and Director	2022	$1,026,650	$-	$-	$-	$-	$-	$-	$1,026,650

Joseph Macaluso,	2023	$238,943	$47,789	$-	$-	$-	$-	$-	$286,732
Chief Financial Officer	2022	$228,516	$45,150	$-	$-	$-	$-	$-	$273,666

Mark Meller, Chief Executive Officer

Mark Meller, who is expected to serve as our Chief Executive Officer, President and Chairman following the Separation, presently serves in similar roles for SilverSun. Mr. Meller will cease in his positions with SilverSun in connection with the closing under the Investment Agreement. Mr. Meller has had an Employment Agreement with SilverSun since September 15, 2003. On February 4, 2016, SilverSun entered into an amended and restated employment agreement (the “Meller SilverSun Employment Agreement”) with Mark Meller, pursuant to which Mr. Meller continues to serve as SilverSun’s President and Chief Executive Officer. On November 11, 2021, SilverSun and Mark Meller executed an amendment to the Meller SilverSun Employment Agreement to extend the term thereof through September 14, 2028.

Mr. Meller received a base salary of $1,026,650 from SilverSun for the fiscal year ended December 31, 2022. Mr. Meller’s base annual salary under the Meller SilverSun Employment Agreement is subject to an annual increase of 10% on September 1 of every year thereunder. Concurrently with the execution of the Investment Agreement, SilverSun and Mark Meller entered into a letter agreement pursuant to which the Meller SilverSun Employment Agreement will be terminated and liquidated as of immediately prior to the Closing, and SilverSun will pay to Mr. Meller a lump sum termination payment equal to the lesser of (i) $3.0 million and (ii) 300% of the average annual amount paid by the Company or any parent or subsidiary thereof to Mr. Meller and included in his gross income for services rendered in each of the five calendar years immediately prior to the Closing, less $100, which is the amount that he is entitled to receive under the Meller SilverSun Employment Agreement for certain terminations of his employment within three years following a change in control.

In conjunction with the Separation, Mr. Meller will enter into an employment agreement with us which will be similar, in most material respects, to the Meller SilverSun Employment Agreement.

Joseph Macaluso, Chief Financial Officer

Joseph Macaluso, who is expected to serve as our Chief Financial Officer following the Separation, presently serves in a similar role for SilverSun. Mr. Macaluso will resign from his positions with SilverSun in connection with the closing under the Investment Agreement and his employment by SilverSun will be terminated in connection with the Separation. Thereafter, Mr. Macaluso will enter into an employment arrangement with us which will be similar in all material respects to the terms under which Mr. Macaluso is presently employed by SilverSun. In connection with Mr. Macaluso’s appointment as an executive officer of SilverSun, Mr. Macaluso entered into an offer letter (the “Offer Letter”) with SilverSun. Pursuant to the Offer Letter, Mr. Macaluso is receiving a base annual salary from SilverSun at the annual rate of $215,000 and Mr. Macaluso also received a one-time cash sign on bonus in the amount of $30,000. Mr. Macaluso is eligible for a discretionary bonus of up to 20% of the annual rate. Pursuant to the Offer Letter, Mr. Macaluso’s employment with SilverSun is at-will and it may be terminated by SilverSun with or without cause.

Grants of Plan-based Awards Table for Fiscal Year 2023

There were no stock option grants made by SilverSun during the year ended December 31, 2023.

Outstanding Plan-based Awards at December 31, 2023

The named executive officers owned no SilverSun stock options or other Plan-based awards at the end of the 2023 fiscal year.

Options Exercised During Fiscal Year 2023

Name	# of Shares Exercised	Exercise Price	Value Realized on Exercise
Joseph Macaluso	8,370	$6.53	$27,421

Joseph Macaluso	11,630	$5.90	$45,566

Director Compensation

The following Director Compensation Table sets forth the compensation of our directors for the fiscal year ending on December 31, 2023 paid to them by SilverSun.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stanley Wunderlich	12,000	-	-	-	-	-	12,000

Ken Edwards	20,000	-	-	-	-	-	20,000

John Schachtel	18,000	-	-	-	-	-	18,000

SilverSun only pays its non-employee directors for service on the SilverSun board of directors. Mr. Wunderlich is paid $1,000 per month, payable quarterly for his service as a member of the SilverSun board of directors and as Chairman of the Nominating and Governance Committee of SilverSun. Mr. Edwards was paid $1,667 per month, payable quarterly for his service as a member of the SilverSun Board and as Chairman of the Audit Committee of SilverSun. Mr. Schachtel is paid $1,500 per month, payable quarterly for his service as a member of the SilverSun board of directors and as Chairman of the Compensation Committee of SilverSun. Each of Messrs. Wunderlich, Edwards and Schactel will resign as directors of SilverSun in connection with the closing under the Investment Agreement and are expected to assume similar roles with us following such resignations on the same terms referenced above.

Securities Authorized for Issuance under Equity Compensation Plans

SilverSun Holdings Equity Plan

In connection with the Distribution, and prior to the Distribution Date, the board of directors of SilverSun Holdings will adopt the SilverSun Holdings 2024 Equity Incentive Plan (the “Equity Incentive Plan”). We expect the material terms of conditions of the Equity Incentive Plan to be substantially similar to the terms and conditions of SilverSun’s 2019 Equity Incentive Plan. Pursuant to the Equity Incentive Plan, we will be permitted to grant new equity awards to our employees, consultants and directors for services rendered to us. and our subsidiaries in the form of stock options, restricted stock awards, restricted stock units, stock appreciation rights, dividend equivalents, performance awards and stock payments (or any combination thereof) under the Equity Incentive Plan. No awards may be granted under the Equity Incentive Plan prior to the Distribution Date.

Certain Relationships and Related Person Transactions

Agreements with SilverSun

Prior to the Distribution, SilverSun Holdings and SilverSun (which will, shortly after the Closing, be renamed QXO, Inc.) will enter into certain agreements that will affect the separation of SilverSun’s legacy businesses and SilverSun’s building products distribution business, including by providing for the attribution between SilverSun Holdings and SilverSun of SilverSun’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities), and provide a framework for our relationship following the Distribution with SilverSun. These agreements are the Separation Agreement, the Tax Matters Agreement and the Employee Matters Agreement discussed elsewhere in this information statement. For more information, see “The Separation and the Distribution.”

Policies and Procedures Regarding Related Party Transactions

In connection with the Separation, we expect that our board of directors will adopt a written policy and procedures with respect to related party transactions, which will include specific provisions for the approval of related party transactions. Pursuant to this policy, related party transactions would include a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which we and certain enumerated related parties participate, the amount involved exceeds $120,000 and the related party has a direct or indirect material interest. We expect our audit committee will review: (i) potential conflict of interest situations on an ongoing basis, (ii) any future proposed transaction, or series of transactions, with related parties, and (iii) either approve or disapprove each reviewed transaction or series of related transactions with related parties.

In the event that a related party transaction is identified, such transaction will be reviewed and approved or ratified by our audit committee. If it is impracticable for our audit committee to review such transaction, pursuant to the policy, the transaction will be reviewed by the chair of our audit committee, whereupon the chair of our audit committee will report to the audit committee the approval or rejection of such transaction.

In reviewing and approving related party transactions, pursuant to the policy, the audit committee, or its chair, shall consider all information that the audit committee, or its chair, believes to be relevant and important to a review of the transaction and shall approve only those related party transactions that are determined to be in, or not inconsistent with, our best interests and that of our stockholders, taking into account all available relevant facts and circumstances available to the audit committee or its chair. Pursuant to the policy, these facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event that the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. Pursuant to the policy, we expect that no member of the audit committee shall participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members is the related party.

Relationship with Chief Executive Officer and Chief Financial Officer

As discussed above under “Executive and Director Compensation,” following the Separation and their respective terminations from SilverSun, Mark Meller, SilverSun’s Chief Executive Officer, and Joseph Macaluso, SilverSun’s Chief Financial Officer, will enter into employment arrangements with us which will be similar, in most or all material respects, to their current arrangements with SilverSun.

Security Ownership of Certain Beneficial Owners And Management

Before the Distribution, all the outstanding shares of SilverSun Holdings’ common stock will be owned beneficially and of record by SilverSun. The following table sets forth information with respect to the expected beneficial ownership of our common stock immediately following the Distribution by:

●	each of our directors;

●	each of our named executive officers;

●	all of our directors and executive officers as a group; and

●	each of our stockholders whom we believe will beneficially own more than 5% of our outstanding common stock.

Except as noted below, we based the share amounts on each person’s beneficial ownership of SilverSun common stock on January 15, 2024 giving current effect to the Reverse Stock Split and giving effect to a distribution ratio of eight shares of our common stock for every one share of SilverSun common stock. Immediately following the Distribution, we estimate that 5,315,581 shares of our common stock will be issued and outstanding based on the approximately 664,448 shares of SilverSun common stock to be outstanding immediately following the Reverse Stock Split. The actual number of outstanding shares of our common stock following the Distribution will be determined on the Record Date.

Except as otherwise noted in the footnotes below, each person or entity identified in the tables has sole voting and investment power with respect to the securities beneficially owned.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of January 15, 2024. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of January 15, 2024 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

All persons have sole voting and dispositive power over such shares unless otherwise indicated.

Name and Address of Beneficial Owner(1)	Number of Shares		Percentage of Outstanding Shares(2)
Directors and Executive Officers:
Mark Meller	2,006,534	(3)	37.7%
Joseph Macaluso	0		0%
Kenneth Edwards	0		0%
Stanley Wunderlich	0		0%
John Schachtel	0		0%
All directors and current executive officers (5 persons)	2,006,534		37.7%

(1)	The address for each of the persons listed above is 120 Eagle Rock Avenue, East Hanover, NJ 07936.
(2)	Based on 5,315,581 shares of SilverSun Holdings common stock outstanding as of January 15, 2024.
(3)	Includes 800,000 shares owned by Sharieve Meller Family Trust, Sharieve is Mr. Meller’s wife. Mr. Meller disclaims beneficial ownership of these shares. Also includes 800,000 shares owned by the Mark M. Meller Family Trust. Mr. Meller beneficially owns 406,534 shares.

Material U.S. Federal Income Tax Consequences Of The Distribution

The following is a general discussion of the material U.S. federal income tax consequences of the Distribution to U.S. Holders (as defined below) of SilverSun common stock. This discussion is based on the Code, the Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this information statement and all of which are subject to differing interpretations or change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. Neither SilverSun nor we have sought or will seek an advance ruling from the IRS regarding any matter discussed in this section. This discussion assumes that the Separation and the Distribution will be consummated in accordance with the Separation Agreement and as described in this information statement.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of SilverSun common stock that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized in or under the laws of the United States, any state therein, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if it: (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to the control all substantial decisions of the trust; or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion addresses only the consequences of the Distribution to U.S. Holders that hold SilverSun common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. Holder in light of that holder’s particular circumstances or to a U.S. Holder subject to special treatment under the Code, such as:

●	a financial institution, underwriter, real estate investment trust, regulated investment company, or insurance company;

●	a tax-exempt organization or government organization;

●	a dealer or broker in stock, securities, commodities or currencies;

●	a trader in securities that elects mark-to-market treatment;

●	a stockholder that holds SilverSun common stock as part of a hedge, appreciated financial position, straddle, conversion, or other risk reduction transaction for U.S. federal income tax purposes;

●	former citizens or former long-term residents of the United States;

●	a stockholder that owns, or is deemed to own, at least 10%, by voting power or value, of SilverSun’s equity;

●	a stockholder that is subject to the alternative minimum tax;

●	a partnership, S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

●	a stockholder that is required to accelerate the recognition of any item of gross income with respect to SilverSun common stock as a result of such income being recognized on an applicable financial statement;

●	a stockholder that has a functional currency other than the U.S. dollar;

●	a stockholder that holds SilverSun common stock in a tax-deferred account, such as an individual retirement account; or

●	a stockholder that acquired SilverSun common stock pursuant to the exercise of employee stock options or otherwise as compensation.

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds SilverSun common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax adviser regarding the tax consequences of the Distribution to its specific circumstances.

This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the Distribution and, in particular, does not address any tax consequences to holders of SilverSun common stock that are not U.S. Holders or any tax consequences arising under the Medicare contribution tax on net investment income or the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). In addition, it does not address any estate, gift, or other non-income tax consequences or any non-U.S., state, or local tax consequences of the Distribution. Accordingly, holders of SilverSun common stock should consult their tax advisers to determine the particular U.S. federal, state, or local or non-U.S. income or other tax consequences of the Distribution.

HOLDERS OF SILVERSUN COMMON STOCK ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE DISTRIBUTION TO THEIR PARTICULAR SITUATION, Including the applicability and effect of the alternative minimum tax and any U.S. federal, U.S. state or local, non-U.S. or other tax laws and of changes in such laws. THIS DISCUSSION DOES NOT APPLY TO NON-US HOLDERS WHO ARE ENCOURAGED TO CONSULT WITH THEIR OWN TAX ADVISORS.

The Distribution

Each U.S. Holder of SilverSun common stock that receives shares of our common stock in the Distribution will be treated as receiving a taxable distribution in an amount equal to the fair market value of our common stock received in the Distribution (the “Distribution Amount”).

The Distribution Amount received by a U.S. Holder generally will be treated as a taxable dividend to the extent of such holder’s ratable share of SilverSun’s current or accumulated earnings and profits (including SilverSun’s taxable gain, if any, recognized in connection with the Distribution and the Dividend). SilverSun will not be able to advise U.S. Holders of the amount of its earnings and profits until after the end of the calendar year in which the Distribution occurs. However, SilverSun anticipates that it will recognize capital gain for tax purposes in connection with the Distribution that will have the effect of increasing its earnings and profits for the year in which the Distribution occurs.

To the extent that the Distribution Amount received by a U.S. Holder exceeds such U.S. Holder’s ratable share of SilverSun’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), any such excess will generally be treated as a return of capital and will not be taxable to a U.S. Holder to the extent of such U.S. Holder’s adjusted tax basis in its SilverSun common stock. Any portion of the Distribution Amount that is treated as a nontaxable return of capital will reduce the adjusted tax basis of the U.S. Holder’s shares of SilverSun common stock.

To the extent that any such excess portion of the Distribution Amount received by a U.S. Holder exceeds such U.S. Holder’s adjusted tax basis in its shares of SilverSun common stock, such excess will be treated as capital gain recognized on a sale or exchange of such SilverSun common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for its SilverSun common stock exceeds one year. Long term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period in its shares of SilverSun common stock will not be affected by the Distribution or the Dividend.

U.S. Holders who hold different blocks of SilverSun common stock (shares of SilverSun common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

A U.S. Holder’s tax basis in the shares of our common stock received in the Distribution generally will equal the fair market value of those shares on the date of the Distribution, and a U.S. Holder’s holding period for those shares will begin the day after the date of the Distribution.

Although SilverSun will ascribe a value to the shares of our common stock it distributes in the Distribution for tax purposes, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to those shares, particularly if shares of our common stock trade at prices significantly above the value ascribed to those shares by SilverSun in the period following the Distribution. Such a higher valuation may cause a U.S. Holder to recognize additional dividend or capital gain income or may cause a larger reduction in the tax basis of a U.S. Holder’s shares of SilverSun common stock.

Information Reporting and Backup Withholding

The Distribution may be subject to information reporting and backup withholding (currently at a rate of 24%) if a U.S. Holder fails to provide a properly completed IRS Form W-9 certifying such U.S. Holder’s correct taxpayer identification number and certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

U.S. Holders should consult their tax advisors regarding any information reporting requirements and their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences to SilverSun

As a result of the Distribution, SilverSun will generally recognize taxable gain to the extent that the fair market value of SilverSun Holdings exceeds the tax basis that SilverSun has in its shares of SilverSun Holdings at the time of the Distribution.  The Tax Matters Agreement provides that, among other taxes, SilverSun will be responsible for up to $1,500,000 of taxes imposed on SilverSun, us and our respective subsidiaries as a result of, in connection with or relating to the Distribution and related transactions and we will be responsible for any such taxes in excess of $1,500,000.

Description of Material Indebtedness

We will assume the indebtedness related to us and our subsidiaries in connection with the Separation. Such indebtedness principally consists of approximately $795,000 in long-term debt as of September 30, 2023 related to promissory notes issued pursuant to asset purchase agreements and approximately $455,000 as of September 30, 2023 in financial lease obligations.

Our strategy is to grow our business through a combination of intra-company growth of our software applications, technology solutions and managed services, as well as expansion through acquisitions. The long-term debt is the result of this expansion strategy.  As a result, we have entered into certain purchase agreements to acquire assets of certain companies to expand our customer base.  We finance these purchases by a combination of cash and long-term debt. Long-term debt has terms of between 3 to 5 years with interest rates between 2% and 4.25%.

We have entered into lease commitments for equipment that meet the requirements for capitalization. We will own the equipment at the expiration of the leases. The equipment has been capitalized and is included in property and equipment in the balance sheet. The weighted average interest rate as of September 30, 2023 was 7.2% with a weighted-average lease term of 3.02 years.

Description of Capital Stock

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Articles of Incorporation and our Bylaws which are exhibits to the registration statement of which this information statement is a part. We urge to you read each of the Articles of Incorporation and the Bylaws described herein in their entirety for a complete description of the rights and preferences of our securities.

General

Immediately following the Distribution, our authorized capital stock will consist of 75,000,000 shares of common stock, par value $0.00001 per share and 1,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Immediately following the Distribution, we expect that approximately 5,315,581 shares of our common stock will be issued and outstanding, all of which will be fully paid and non-assessable.

Voting Rights. Each share of common stock will have one vote on all matters submitted to our stockholders for a vote. Holders of common stock do not have any cumulative voting rights.

Dividend Rights. Holders of common stock will be entitled to receive dividends or other distributions, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor and share equally on a per share basis in all such dividends and other distributions.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, holders of common stock will be entitled to receive their ratable and proportionate share of our remaining available for distribution after satisfaction of all our liabilities and the preferential amounts owing with respect to any outstanding preferred stock.

Other Rights. Holders of common stock will have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is expressly granted authority to issue shares of preferred stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by our board of directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the NRS. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

We currently have no shares of preferred stock outstanding.

Holders

As of [●], 2024, SilverSun was the only holder of record of our common stock. Following the Distribution, it is expected that we will have approximately [●] holders of record of our common stock.

Special Meeting of Stockholders

Our Bylaws provide that special meetings of our stockholders may be called by the directors or by any officer instructed by the directors to call the meeting.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Provisions

The NRS prohibit specified types of business “combinations” between corporations like SilverSun Holdings and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder,” unless our board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by our board of directors and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.”

Sections 78.378 through 78.3793, inclusive, of the NRS provide generally that any person that acquires a “controlling interest” in Nevada corporations like SilverSun Holdings may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. A person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (i) one-fifth or more, but less than one-third, (ii) one-third or more, but less than a majority, or (iii) a majority or more, of all of the voting power of the corporation in the election of directors.

Indemnification and Limitations of Liability of Directors and Officers

Section 78.7502 of the NRS provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she is not liable under Section 78.138 of the NRS for breach of his or her fiduciary duties to the corporation or he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 of the NRS further provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she is not liable under Section 78.138 of the NRS for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

SilverSun Holdings’ Articles of Incorporation and Bylaws include provisions that indemnify its officers and directors to the fullest extent allowable under the NRS. The limitation of liability and indemnification provisions in SilverSun Holdings’ Articles of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against SilverSun Holdings’ directors and officers, even though such an action, if successful, might otherwise benefit SilverSun Holdings and its stockholders. However, these provisions will not limit or eliminate SilverSun Holdings’ rights, or those of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s or officer’s duty of care. In addition, the interests of SilverSun Holdings’ stockholders may be adversely affected to the extent that, in a class action or direct suit, SilverSun Holdings pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any SilverSun Holdings’ directors, officers or employees for which indemnification is sought.

SilverSun Holdings has not, as of this time, obtained any directors’ and/or officers’ insurance providing for indemnification of the Company’s directors and officers for certain liabilities, but it expects to do so in the future.

SilverSun Holdings has not entered into any indemnification agreements with any of its directors or officers providing for indemnification under certain circumstances for acts and omissions which may not be covered by any directors’ and officers’ liability insurance.

Sale of Unregistered Securities

We have issued shares of our common stock to SilverSun pursuant to Section 4(a)(2) of the Securities Act, which shares will be distributed to SilverSun stockholders in the Distribution.

Transfer Agent and Registrar

After the consummation of the Distribution, the transfer agent and registrar for SilverSun Holdings common stock will be Pacific Stock Transfer, Inc.

Where You Can Find More Information

We have filed a registration statement on Form 10 with the SEC with respect to the shares of SilverSun Holdings common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the SilverSun Holdings common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document filed as an exhibit to the registration statement include the material terms of such contract or other document. However, such statements are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, on the Internet website maintained by the SEC at www.sec.report. Information contained on or connected to any website referenced in this information statement is not incorporated by reference into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

As a result of the Distribution, SilverSun Holdings will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC, which will be available on the Internet website maintained by the SEC at www.sec.gov.

We intend to furnish holders of SilverSun Holdings common stock with annual reports containing consolidated financial statements prepared in accordance with GAAP and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which this information statement has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.